Form 10KSB, Exhibit 13
period 2004-06-30
OAKRIDGE HOLDINGS INC
filed 2004-09-27
CIK 73605

EXHIBIT 13



                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 2004 AND 2003



                             TABLE OF CONTENTS


                                                         Page

Report of Independent Registered Public Accounting Firm      1


Consolidated Financial Statements:

Consolidated Balance Sheets                                  2

Consolidated Statements of Operations                        3

Consolidated Statements of Stockholders' Equity              4

Consolidated Statements of Cash Flows                        5

Notes to Consolidated Financial Statements                   6













WIPFLI LLP


          REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors and Stockholders
Oakridge Holdings, Inc. and Subsidiaries
Apple Valley, Minnesota


We have audited the accompanying consolidated balance sheets of Oakridge Holdings, Inc. and Subsidiaries as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oakridge Holdings, Inc. and Subsidiaries as of June 30, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.


/s/ Wipfli LLP

Wipfli LLP


August 13, 2004
Minneapolis, Minnesota








                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS


                                             June 30,2004    June 30,2003
                 ASSETS

Current assets:
Cash and cash equivalents                        $675,605        $457,410
Receivables:
Trade, less allowance for doubtful
accounts of $15,000 in 2004 and 2003            1,298,531       1,779,681
Trust income                                       10,176          26,287
Other                                                   -          59,805
Refundable income taxes                                 -         294,619
Inventories:
Production                                      4,489,797       4,239,568
Cemetery and mausoleum space                      588,935         595,531
Markers, urns and flowers                          35,339          28,046
Deferred income taxes                             185,000         136,000
Other current assets                              134,177          64,698
                                              -----------     -----------
Total current assets                            7,417,560       7,681,645
                                              -----------     -----------
Property and equipment                          5,631,775       5,338,702
Less accumulated depreciation                  2,729,379        2,488,175
                                              -----------     -----------
                                                2,902,396       2,850,527
                                              -----------     -----------
Other assets:
Land                                               50,000          50,000
Other                                              16,293          16,088
                                              -----------     -----------
                                                   66,293          66,088
                                              -----------     -----------
                                              $10,386,249     $10,598,260
                                              -----------     -----------










                                             June 30,2004    June 30,2003
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable - bank                           $1,625,000      $1,689,810
Accounts payable - trade                          542,712         735,286
Due to finance company                          2,295,504       2,044,845
Deferred revenue                                  908,874         671,964
Accrued liabilities                               497,840         653,537
Current maturities of long-term debt            1,672,531         260,588
                                              -----------     -----------
Total current liabilities                       7,542,461       6,056,030
                                              -----------     -----------

Long-term debt                                  1,053,252       2,733,878
                                              -----------     -----------
Total liabilities                               8,595,713       8,789,908
                                              -----------     -----------
Stockholders' equity:
Preferred stock, $.10 par value, 1,000,000
shares authorized; none issued
                                                        -               -
Common stock, $.10 par value, 5,000,000
shares authorized; 1,431,503 shares
issued and outstanding in 2004 and 2003
                                                  143,151         143,151
Additional paid-in capital                      2,028,975       2,028,975
Retained deficit                                 (381,590)       (363,774)
                                              -----------     -----------
Total stockholders' equity                      1,790,536       1,808,352
                                              -----------     -----------
                                              $10,386,249     $10,598,260
                                              ===========     ===========


              See Notes to Consolidated Financial Statements
















                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS


                                               Year Ended      Year Ended
                                            June 30, 2004   June 30, 2003
                                               ----------      ----------
Net sales                                     $14,539,236     $10,274,996
Cost of good sold                              12,801,736       8,912,769
                                               ----------      ----------
Gross margin                                    1,737,500       1,362,227
Selling, general and administrative
expenses                                        1,494,088       1,462,838
                                               ----------      ----------
Income from operations                            243,412        (100,611)
                                               ----------      ----------
Other income (expense):
Interest expense                                (280,636)       (301,793)
Interest income                                    8,422          20,640
Other income (expense), net                       (1,014)          2,737
                                               ----------      ----------
Total other income (expense)                    (273,228)       (278,416)
                                               ----------      ----------
Loss before income tax benefit                   (29,816)       (379,027)
Income tax benefit                               (12,000)       (147,000)
                                               ----------      ----------
Net income                                      $(17,816)      $(232,027)
                                               ==========      ==========
Basic net income per share                         $(.01)          $(.16)
                                               ==========      ==========
Diluted net income per share                       $(.01)          $(.16)
                                               ==========      ==========



              See Notes to Consolidated Financial Statements


















                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED JUNE 30, 2004 AND 2003



                    Common Stock
                    Shares     Amount   Additional    Retained        Total
                                           Paid-In    Earnings
                                           Capital   (Deficit)

BALANCE,         1,431,503   $143,151   $2,028,975  $(131,747)   $2,040,379
June 30, 2002

Net loss                 -          -            -   (232,027)    (232,027)
                 ---------   --------   ----------    --------   ----------
BALANCE,         1,431,503   $143,151   $2,028,975  $(363,774)   $1,808,352
June 30, 2003

Net loss                 -          -            -    (17,816)    (17,816)
                 ---------   --------   ----------    --------   ----------
BALANCE,         1,431,503   $143,151   $2,028,975  $(381,590)   $1,790,536
June 30, 2004
                 =========   ========   ==========   =========   ==========


              See Notes to Consolidated Financial Statements


























                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

             Increase (Decrease) In Cash and Cash Equivalents


                                                Year Ended       Year Ended
                                                      June     June 30,2003
                                                   30,2004

Cash flows from operating activities:
 Net loss                                         $(17,816)      $(232,027)
Adjustments to reconcile net income to net
cash flows from operating activities:
 Depreciation                                      306,168          300,220
 Deferred income taxes                             (12,000)        (46,000)
 Loss on disposal of property & equipment            3,157                -
 Receivables                                       557,066        (416,945)
 Inventories                                      (250,926)     (2,232,332)
 Refundable income taxes                           257,619         (54,446)
 Other assets                                      (69,685)          59,450
 Accounts payable and due to finance company        58,085        1,833,228
 Deferred revenue                                  236,910           32,654
 Accrued liabilities                              (155,697)        (18,384)
                                                ----------       ----------
Net cash flows from operating activities           912,881        (774,582)
                                                ----------       ----------
Cash flows from investing activities:
 Purchases of property and equipment              (361,694)       (126,229)
 Proceeds from sale of property and equipment          500                -
                                                ----------       ----------
Net cash flows from investing activities          (361,194)       (126,229)
                                                ----------       ----------
Cash flows from financing activities:
 Change in notes payable - bank                    (64,810)         (5,003)
 Principal payments on long-term debt             (272,902)       (317,270)
 Proceeds from issuance of long-term debt            4,220          180,309
                                                ----------       ----------
Net cash flows from financing activities          (333,492)       (141,964)
                                                ----------       ----------
Net change in cash and cash equivalents            218,195      (1,042,775)
Cash and cash equivalents, beginning of year       457,410        1,500,185
                                                ----------       ----------
Cash and cash equivalents, end of year            $675,605         $457,410
                                                ==========       ==========

Supplemental Disclosure of Cash Flow
Information:

Cash paid (received) during the years for:
Interest                                          $291,886         $328,616
Income taxes                                     $(297,598)       $(46,554)



              See Notes to Consolidated Financial Statements







                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 2004 AND 2003




1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

The Company is a Minnesota corporation organized on March 6, 1961. The Company operates two cemeteries in Illinois and an aviation ground support equipment business in Minnesota. The cemetery operations routinely grant credit to pre-need customers, substantially all of who are in the Chicago area. On June 29, 1998, the Company acquired the net assets of an aviation ground support equipment business (Stinar). Stinar designs, engineers and manufactures aviation ground support equipment serving the United States Armed Services and businesses domestically and internationally.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries, each of which is wholly-owned. All material intercompany balances and transactions have been eliminated in consolidation.

ESTIMATES AND ASSUMPTIONS

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

RECEIVABLES

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company's estimate is based on historical collection experience and a review of the current status of accounts receivable. It is reasonably possible that the Company's estimate of the allowance for doubtful accounts will change.

INVENTORIES

Finished goods, component parts and work-in-process inventories are stated at the lower of cost (first-in, first-out [FIFO]) or market.

The cemetery and mausoleum space available for sale is stated at the lower of cost (determined by an allocation of the total purchase and development costs of each of the properties to the number of spaces available) or market.

PROPERTY AND EQUIPMENT

Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to operations as incurred and significant renewals and betterments are capitalized.

REVENUE RECOGNITION

Cemetery and Mausoleum Space Revenue

Sales of cemetery merchandise and services and at-need cemetery interment rights are recorded as revenue when the merchandise is delivered or service is performed.

Sales of pre-need cemetery interment rights are recognized in accordance with the retail land sales provisions of Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate" ("FAS No. 66"). Accordingly, provided certain collectibility criteria are met, pre-need cemetery interment right sales are deferred until a specified minimum percentage of the sales price has been collected. A portion of the proceeds from cemetery sales for interment rights is generally required by law to be paid into perpetual care trusts. Earnings of perpetual care trusts are recognized in current cemetery revenue and are used to defray the maintenance costs of cemeteries, which are expensed as incurred. The principal of these care trusts cannot be withdrawn by the Company, and therefore is not included in the Company's consolidated balance sheets. Earnings on these perpetual care trust funds totaled $164,144 in 2004 and $153,595 in 2003. Perpetual care trust fund assets totaled approximately $4,520,967 and $4,469,315 at June 30, 2004 and 2003, respectively

Pursuant to various state and provincial laws, a portion of the proceeds from the sale of pre-need merchandise and services are required to be paid into trusts. Trusted proceeds plus accrued interest from the sale of pre-need opening and closing services and grave box sales were $1,320,961 at June 30, 2004, which are not included in the balance sheets. The untrusted proceeds are included in deferred revenue. Revenue is recognized on the sale of the pre-need opening and closing services and grave box sales upon delivery at the time of need. The revenue recognized upon delivery is the trusted amount plus accrued interest, plus the untrusted amount included in deferred revenue.

Under a law change in 2003, proceeds on marker sales are required to be trusted by the Company until the marker has been paid in full. Maker revenue is recognized upon delivery of the marker, typically at the time of need. Amounts trusted from marker sale proceeds were $64,325 at June 30, 2004, which are not included in the balance sheet.

Commissions paid on pre-need contracts are capitalized as prepaid and are expensed in the period the revenue is recognized.

Aviation Ground Support Equipment

Revenue is recognized when the risks and rewards of ownership transfer to customers, which is generally at the time of shipment. For certain government contracts ownership transfers upon government inspection and approval of the product.

INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred income taxes. Deferred income taxes relate to differences between the financial and tax bases of certain assets and liabilities. The significant temporary differences relate to operating loss carry forwards, depreciation, inventories and certain accruals. Deferred income tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

ENVIRONMENTAL COSTS

Environmental expenditures that pertain to current operations or relate to future revenue are expensed or capitalized consistent with the Company's capitalization policy. Expenditures that result from the remediation of an existing condition caused by past operations that do not contribute to current or future revenue are expensed. Liabilities are recognized for remedial activities when the clean-up is probable and the cost can be reasonably estimated.

SHIPPING AND HANDLING COSTS

All shipping and handling revenue is included in revenue. All direct costs to ship the products to customers are classified as cost of goods sold.

STOCK OPTIONS

The company accounts for its stock option plan using the intrinsic value based method as prescribed by Accounting Principles Board (APB) No. 25 "Accounting for Stock Issued to Employees."

Statement of Financial Accounting Standards (SFAS) No's 123 and 148 require pro forma information as if the Company's stock option plan has been accounted for using the fair value based method. Had the Company's stock option plan been accounted for using the full value based method, there would have been no effect on the net loss and basic diluted earnings per share in 2004 and 2003.

During 2004 and 2003, there was no stock-based employee compensation expense under the intrinsic value based method.

CONCENTRATIONS

Credit Risk

The Company's cash deposits from time to time exceed federally insured limits. The Company has not experienced any losses on its cash deposits in the past. At June 30, 2004 and 2003, the Company exceeded the insured limit by approximately $689,000 and $303,000, respectively.

Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of accounts receivable. The Company generally does not require collateral for its trade accounts receivable. At June 30, 2004, the United States Air Force accounted for approximately 71%, and a foreign customer accounted for 1% of Stinar's accounts receivable. At June 30, 2003, the United States Air Force accounted for approximately 62%, and a foreign customer accounted for 37% of Stinar's accounts receivable.

Customers

A significant portion of the Company's customers are concentrated in the airline industry. A downturn in the airline industry related to the September 11, 2001, acts of terrorism had a negative impact on the Company's 2004 and 2003 operations.

Net sales to international customers and the United States government were approximately 15% and 79% of Stinar's net sales in 2004, and approximately 16% and 71% of Stinar's net sales in 2003, respectively.

BASIC AND DILUTED NET EARNINGS PER SHARE

Basic net earnings (loss) per common share is computed by dividing net earnings (loss) applicable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net earnings (loss) per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options and conversion of subordinated debentures. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In 2003, the Company adopted Statement of Financial Accounting Standard
(SFAS) No. 145, SFAS No. 146, SFAS No. 148, and SFAS No. 150. These standards primarily address rescissions, amendments and technical corrections of certain prior issued SFAS's, accounting for costs associated with exit or disposal activities, accounting for stock-based compensation, and accounting for certain financial instruments with characteristics of both liabilities and equity. The adoption of these standards did not have a material impact on the Company's financial position or results of operations.

In December 2003, the Financial Accounting Standards Board ("FASB") issued interpretation No. 46 (FIN No. 46) as revised, Consolidation of Variable Interest Entities. This interpretation sets new standards for the consolidation of variable interest entities (including some special purposes entities). This interpretation is applicable to the Company for the quarter ending December 31, 2004. The Company is in the process of evaluating the impact of FIN No. 46 on its financial condition, results of operations, and cash flow and currently believes that the assets placed in trust for cemetery perpetual are and pre-need contracts and related earnings will be consolidated as fair value on the Company's consolidated balance sheet as an asset and corresponding liability. The Company believes the consolidation of the trust funds will have an effect on certain components of its statement of cash flows. Upon consolidation, proceeds from the sale of trust assets and purchases of trust assets will be shown as separate components of cash flows from investing activities.


2. INVENTORIES

Production inventories consisted of the following:

                                                 2004        2003

Finished goods                               $693,395    $616,234
Work-in-process                             1,607,184     887,450
Raw materials and trucks in stock           2,189,218   2,735,884
                                           ----------  ----------
                                           $4,489,797  $4,239,568
                                           ==========  ==========

Inventories of cemetery and mausoleum space available for sale consisted of the following:

                                                 2004        2003

Cemetery space                               $450,984    $456,753
Mausoleum space                               137,951     138,778
                                             --------   ---------
                                             $588,935    $595,531
                                             ========   =========


3. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                                 2004        2003

Land                                         $450,000    $450,000
Land improvements                             902,976     825,719
Building and improvements                   2,070,658   1,909,575
Vehicles                                      433,467     980,830
Equipment                                   1,774,674   1,172,578
                                           ----------  ----------
                                           $5,631,775  $5,338,702
                                           ==========  ==========

Depreciation charged to operations was $306,168 in 2004 and $300,220 in 2003.


4. ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

                                                 2004        2003

Salaries and payroll taxes                   $322,861    $225,007
Perpetual care trust funds                          -     102,442
Customer deposits                              29,126      91,725
Marker and inscription costs                   37,075      97,249
Interest                                       24,150      35,400
Environmental costs                                 -       5,982
Other                                          84,628      95,732
                                             --------    --------
                                             $497,840    $653,537
                                             ========    ========


5. NOTES PAYABLE - BANK

The Company has a $2,500,000 line-of-credit of which $875,000 was unused and $729,276 was available at June 30, 2004. Advances on the line-of-credit are based on 80% of eligible accounts receivable, plus 75% of the eligible truck, and finished goods inventory, plus 50% of the eligible raw materials inventory. Interest is payable monthly at the greater of 5.0% or the bank's reference rate plus .75%. The note matures December 5, 2004, and is secured by the assets of the Company's wholly-owned subsidiary, Stinar HG, Inc., and by assignment of a life insurance policy on the CEO. The line of credit is supported by a loan agreement which provides for certain restrictive covenants including maintenance of various financial ratios.


6. PAYABLE TO FINANCE COMPANY

A finance company finances a subsidiary's inventory chassis purchases, which are used in the production of aviation ground support equipment. At June 30, 2004, $2,295,504 was outstanding with interest at 5.8% beginning 90 days after purchase. The financing is secured by chassis inventory and personally guaranteed by CEO.


7. LONG-TERM DEBT

   Long-term debt consisted of the following:

                                                 2004        2003
Note payable - bank, payable in monthly      $574,057    $631,948
installments of $7,397, including
interest at 5.75%, maturing June 2007,
secured by the common stock of Oakridge
Cemeteries, a wholly-owned subsidiary.

Note payable - finance company, payable        20,323      29,263
in monthly installments of $735,
including interest at 3.9%. The note is
secured by equipment and matures
November 2006.

Note payable - bank, payable in monthly
installments of $8,917, including
interest at the bank's reference rate
plus .75%.  The note is secured by all
the assets of Stinar HG, Inc., and
matures November 2004.                        401,865     487,062

Contracts for deed, payable in monthly      1,209,538   1,226,193
installments of $8,264 and $1,503,
including interest at 8.25%, maturing
with balloon payments in June 2005,
secured by certain property.

Long-term debt before debentures            2,205,783   2,374,466

Convertible subordinated debentures - 9%            -     100,000
interest due annually each December 31,
convertible into one common share at a
conversion price equal to 75% of the
mean between the average closing "bid"
and "ask" price on each of the five
trading days prior to the conversion
date, payable in annual installments of
$200,000 commencing June 2001, 2002 and
2003, with the final $100,000 payment
due in June 2004, unsecured, redeemable
by the Company with ten days written
notice.

Convertible subordinated debentures - 9% 520,000 520,000 interest due annually each December 31, convertible into one common share for
each $2.00 of principal, maturing in
July 2006, unsecured, of which $270,000
of the debentures are issued to officers
of the Company.
                                           ----------  ----------
                                            2,725,783   2,994,466
Less current maturities                     1,672,531   (260,588)
                                           ----------  ----------
                                           $1,053,252  $2,733,878
                                           ==========  ==========



Future maturities of long-term debt are as follows:

2005                                        $1,672,531
2006                                            69,124
2007                                           984,128
2008                                                 -
                                            ----------
                                            $2,725,783
                                            ==========

Upon termination of the revolving line-of-credit, the bank notes payable become due on demand.


8. ENVIRONMENTAL COSTS

In 1995, the Company commissioned an engineering study of its Cemetery operations for the purpose of determining the full extent of possible soil contamination related to suspected leaking underground storage tanks. As a result of this study, five underground fuel tanks were removed and the adjoining soil was removed and disposed by an independent contractor. A total of approximately $278,708 has been spent in prior years and 2004 for remediating conditions at the Cemetery operations. In fiscal year 1997, the Company was notified by the Illinois Environmental Protection Agency that the environmental work conducted at the Cemetery operations may not have been in full compliance with its guidelines. During 2004, the Company spent $34,172 in expenses for EPA consultants to submit a plan to the Illinois EPA for approval and seek reimbursement. The Company was able to file for reimbursement from the Leaking Underground Storage Tank Fund due to the work being completed and Illinois EPA giving its approval. Accordingly, the Company received $142,545. No environmental expenditures have been capitalized.


9. INCOME TAX BENEFIT

The income tax benefit is comprised of the following:

                                                      2004             2003

Current tax expense (benefit):
 Federal                                      $         -        $(103,000)
 State                                               1,000           2,000
                                                ----------       ----------
Total current                                        1,000        (101,000)
                                                ----------       ----------
Deferred tax (benefit):
 Federal                                           (11,000)        (39,000)
 State                                              (2,000)         (7,000)
                                                ----------       ----------
Total deferred                                     (13,000)        (46,000)
                                                ----------       ----------
Total credit for income taxes                    $(12,000)       $(147,000)
                                                ==========       ==========


Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The major temporary differences that give rise to the deferred tax liabilities and assets are as follows.

                                               2004         2003

Deferred tax assets:
   Inventory                                $52,000      $50,000
   Vacation                                  61,000       57,000
   Tax credit carryforwards                  25,000       25,000
   Net operating loss carryforwards          93,000       29,000
   Other                                     64,000       22,000
                                            -------       ------
Gross deferred tax asset                    295,000      183,000
                                            -------      -------
Deferred tax liabilities:
   Property and equipment                   (93,000)     (47,000)
   Prepaid commissions                      (17,000)           -
                                           --------      -------
Gross deferred tax liability               (110,000)    (47,000)
                                           --------      -------
Net deferred tax asset                     $185,000     $136,000
                                           ========     ========


The provision for income taxes varies from the amount of income tax determined by applying the applicable federal statutory income taxes to pretax income as a result of the following differences:

                                                 2004        2003

Statutory U.S. federal tax rate                 34.0%       34.0%
State taxes, net of federal benefit             3.4          3.0
Other                                           2.8          1.7
                                                -----       -----
                                                40.2%       38.7%
                                                =====       =====

The net deferred income tax assets in the accompanying consolidated balance sheets included the following components as of June 30, 2004 and 2003:

                                                2004        2003
Total deferred income tax assets, no
valuation allowance considered necessary    $295,000    $183,000
Total deferred income tax liabilities       (110,000)    (47,000)
                                            --------    --------
Net deferred tax asset                      $185,000    $136,000
                                            ========    ========

The Company has federal and state net operating loss carryforwards of approximately $200,000 and $2,000,000, respectively, which begin to expire in 2023 and 2007, respectively.


10.  OTHER RELATED PARTY TRANSACTIONS

Amounts paid for compliance services to entities related to the chief executive officer were $17,420 in 2004 and $21,447 in 2003.


11.     BENEFIT PLANS

Certain subsidiaries of the Company participate in a multi-employer union administered defined benefit pension plan that covers the cemetery employees. Pension expense under this plan was $20,736 in 2004 and $33,264 in 2003.


12.  STOCK OPTIONS

On September 1, 1998, the Board of Directors approved a Stock Incentive Awards Plan to attract and retain individuals to contribute to the achievement of the Company's economic objectives. Under the Plan, individuals are eligible based on the judgment of a committee of Board members (committee). At the discretion of the committee, eligible recipients may be granted options to purchase shares of the Company's common stock at an exercise price per share equal to the market price at the grant date. The stock options are exercisable at such times and in such installments as determined by the committee, limited to a maximum of ten years from the date of the grant. The Plan has authorized the issuance of 175,000 shares of common stock under the Plan; there were no grants shares issued in 2004 and 2003, and at June 30, 2004, 165,000 shares were available for future grants.

Shares subject to option are summarized as follows:

                                    Employee Stock       Weighted
                                           Options        Average
                                                   Exercise Price

Balance, June 30, 2002                      19,500          $1.48

Options canceled                           (9,500)        $(1.34)
                                            ------
Balance, June 30, 2003                      10,000          $1.63

Balance, June 30, 2004                      10,000          $1.63
                                            ======

Options exercisable at:
June 30, 2003                               10,000          $1.63
June 30, 2004                               10,000          $1.63


Information regarding options outstanding at June 30, 2004, is as follows:

  Type of Option     Number    Exercise     Weighted    Weighted
                       of     Price Range   Average     Average
                    Options                 Exercise   Remaining
                                             Price    Contractual
                                                          Life

Employee Stock
Options               10,000   $1.25-$2.00     $1.63      7 Years


The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its options. Had compensation cost been recognized based on the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," there would have been no effect on net loss and basic and diluted earnings per share in 2004 and 2003.


13.  EARNINGS PER SHARE OF COMMON STOCK DISCLOSURES

The following table reconciles the income and shares of the basic and diluted earnings per share computations:

                                       2004                                2003
                          Loss        Shares     Per-Share    Loss       Shares      Per-Share
                       (Numerator)(Denominator)   Amount   (Numerator)(Denominator)   Amount
                       ----------  ------------   -------  ---------- ------------    -------
BASIC EPS
Loss available to
common shareholders     $(17,816)     1,431,503    $(0.01) $(232,027)     1,431,503    $(0.16)

EFFECT OF DILUTIVE
SECURITIES
Employee stock options
and convertible
debentures                      -             -                     -             -
                         ---------   -----------    ------- ----------    ----------     ------
DILUTED EPS
Loss available to
common shareholders
plus assumed
conversions             $(17,816)     1,431,503    $(0.01) $(232,027)     1,431,503    $(0.16)
                        =========    ==========    ======= ==========     =========    =======

ANTIDILUTIVE
SECURITIES
Employee stock options
and convertible
debentures                             270,000                              650,952
                                       =======                              =======



14.  SEGMENT INFORMATION

The Company's operations are classified into two principal industry segments: cemeteries and aviation ground support equipment. The accounting policies of the segments are the same as those described in the summary of significant account policies. The Company evaluates performance based on profit or loss from operations before income taxes. Financial information by industry segment as of and for the years ended June 30, 2004 and 2003, is summarized as follows:

                                                   Aviation
                                                     Ground
                                                    Support
                                    Cemeteries    Equipment         Total
2004                               ----------- ------------   -----------

Net sales - external                $2,429,014  $12,110,222   $14,539,236
Depreciation and Amortization          139,642      166,099       305,741
Interest expense                           960      196,482       197,442
Segment operating profit               189,597       27,394       216,991
Segment assets                       4,555,870    7,821,987    12,375,857
Expenditures for segment fixed
assets                                 227,766      129,657       357,423
Income tax expense                      76,000       11,000        87,000




                                                   Aviation
                                                     Ground
                                                    Support
                                    Cemeteries    Equipment         Total
2003                               ----------- ------------   -----------

Net sales - external                $2,796,424   $7,478,572   $10,274,996
Depreciation and Amortization          124,972      174,900       299,872
Interest expense                         2,552      193,502       196,053
Segment operating profit (loss)        437,402    (419,784)        17,618
Segment assets                       4,423,673    7,792,931    12,216,604
Expenditures for segment fixed
assets                                  96,591       29,638       126,229
Income tax expense (benefit)           135,000    (154,000)      (19,000)





Reconciliation of segment profit to consolidated income before income taxes is as follows:


                                                    2004          2003
                                              ----------    ----------
Total profit for reportable segments            $216,991       $17,618
Unallocated amounts:
Interest expense                                (83,194)     (105,740)
Other corporate expenses                       (165,744)     (293,879)
Other corporate income                             2,131         2,974
                                              ----------    ----------
                                                (29,816)    $(379,027)
                                              ==========    ==========



Reconciliation of segment assets to consolidated assets is as follows:


                                                    2004          2003
                                              ----------    ----------
Total segment assets                         $12,375,857   $12,216,604
Other assets                                     233,316       419,867
Elimination of receivable from holding       (2,108,924)   (2,038,211)
company
Segment deferred tax liability                 (114,000)             -
                                              ----------    ----------
Total assets                                 $10,386,249   $10,598,260
                                              ==========    ==========


Segment profit represents segment revenues less directly related operating expenditures of the Company's segments. Management believes this is the most meaningful measurement of each segment's results as it excludes consideration of corporate expenses which are common to both business segments.

Other corporate expenses consist principally of senior management's compensation and general and administrative expenses. These costs generally would not be subject to significant reduction upon the discontinuance or disposal of one of the segments.


15.  FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments at June 30, 2004, and the methods and assumptions used to estimate such fair values, were as follows:

Cash and cash equivalents - the fair value approximates the carrying amount because of the short maturity of those financial instruments.

Long-term debt and other notes payable - fair value is estimated using discounted cash flow analysis, based on the interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities. At June 30, 2004 and 2003, the fair value approximated the carrying value.


16.  RESEARCH AND DEVELOPMENT

Research and development expenses charged to operations were $100 in 2004 and $938 in 2003.