Form 10KSB, Exhibit 13
period 2005-06-30
OAKRIDGE HOLDINGS INC
filed 2005-09-27
CIK 73605

EXHIBIT 13



                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 2005 AND 2004



                             TABLE OF CONTENTS


                                                                   Page

Report of Independent Registered Public Accounting Firm


Consolidated Financial Statements:

Consolidated Balance Sheets                                            1

Consolidated Statements of Operations                                  2

Consolidated Statements of Stockholders' Equity                        3

Consolidated Statements of Cash Flows                                  4

Notes to Consolidated Financial Statements                             5













WIPFLI LLP


          REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors and Stockholders
Oakridge Holdings, Inc. and Subsidiaries
Apple Valley, Minnesota




We have audited the accompanying consolidated balance sheets of Oakridge Holdings, Inc. and Subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oakridge Holdings, Inc. and Subsidiaries as of June 30, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ WIPFLI LLP

WIPFLI LLP



Edina, Minnesota
August 26, 2005





                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS


                                             June 30,2005    June 30,2004
                 ASSETS

Current assets:
Cash and cash equivalents                        $630,722        $675,605
Receivables:
Trade, less allowance for doubtful
accounts of $15,000 in 2005 and 2004            1,549,075       1,298,531
Trust income                                            -          10,176
Inventories:
Production                                      4,836,900       4,489,797
Cemetery and mausoleum space                      570,468         588,935
 Markers, urns and flowers                         18,262          35,339
Deferred income taxes                             138,000         185,000
Other current assets                               92,480         134,177
                                              -----------     -----------
Total current assets                            7,835,907       7,417,560
                                              -----------     -----------
Property and equipment                          5,777,485       5,631,775
Less accumulated depreciation                  3,066,722        2,729,379
                                              -----------     -----------
                                                2,710,763       2,902,396
                                              -----------     -----------
Cemetery perpetual care trusts                  4,629,614               -
                                              -----------     -----------
Preneed trust investments                       1,571,461               -
                                              -----------     -----------
Other assets:
Land                                               50,000          50,000
Other                                              18,355          16,293
                                              -----------     -----------
Total other assets                                 68,355          66,293
                                              -----------     -----------
Total Assets                                  $16,816,100     $10,386,249
                                              -----------     -----------












                                             June 30,2005    June 30,2004
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable - bank                             $975,000      $1,625,000
Accounts payable - trade                          331,170         542,712
Due to finance company                          3,388,660       2,295,504
Deferred revenue                                  991,759         908,874
Accrued liabilities                               593,477         497,840
Current maturities of long-term debt              147,991       1,672,531
                                              -----------     -----------
Total current liabilities                       6,428,057       7,542,461
                                              -----------     -----------

Long-term debt                                  2,422,523       1,053,252
                                              -----------     -----------
Non-controlling interest in perpetual                                   -
care and trust investments                      6,201,075
                                              -----------     -----------
Stockholders' equity:
Preferred stock, $.10 par value, 1,000,000
shares authorized; none issued
                                                        -               -
Common stock, $.10 par value, 5,000,000
shares authorized; 1,431,503 shares
issued and outstanding in 2005 and 2004
                                                  143,151         143,151
Additional paid-in capital                        2,028,975       2,028,975
Accumulated deficit                              (407,681)        (381,590)
                                              -----------     -----------
Total stockholders' equity                      1,764,445       1,790,536
                                              -----------     -----------
                                              $16,816,100     $10,386,249
                                              ===========     ===========


              See Notes to Consolidated Financial Statements
















                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS


                                               Year Ended      Year Ended
                                            June 30, 2005   June 30, 2004
                                               ----------      ----------
Revenue                                       $16,836,315     $14,539,236
Cost of good sold                              14,726,779      12,801,736
                                               ----------      ----------
Gross margin                                    2,109,536       1,737,500
Selling, general and administrative
expenses                                        1,872,380       1,494,088
                                               ----------      ----------
Income from operations                            237,156         243,412
                                               ----------      ----------
Other income (expense):
Interest expense                                (287,466)       (280,636)
Interest income                                     7,134          8,422
Other income (expense), net                         1,085         (1,014)
                                               ----------      ----------
Total other income (expense)                    (279,247)       (273,228)
                                               ----------      ----------
Loss before income taxes                         (42,091)        (29,816)
(Benefit) provision for income taxes             (16,000)        (12,000)
                                               ----------      ----------
Net loss                                         (26,091)       $(17,816)
                                               ==========      ==========
Basic loss per share                              $(0.02)         $(0.01)
                                               ==========      ==========
Diluted net loss per share                        $(0.02)         $(0.01)
                                               ==========      ==========



              See Notes to Consolidated Financial Statements


















                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED JUNE 30, 2005 AND 2004



                    Common Stock
                 Number of     Common   Additional    Retained        Total
                    Shares      Stock      Paid-In    Earnings
                                           Capital   (Deficit)

BALANCE,         1,431,503   $143,151   $2,028,975  $(363,774)   $1,808,352
June 30, 2003

Net loss                 -          -            -    (17,816)     (17,816)
                 ---------   --------   ----------    --------   ----------
BALANCE,         1,431,503   $143,151   $2,028,975  $(381,590)   $1,790,536
June 30, 2004

Net loss                 -          -            -   (26,091)     (26,091)
                 ---------   --------   ----------    --------   ----------
BALANCE,         1,431,503   $143,151   $2,028,975   (407,681)    1,764,445
June 30, 2005
                 =========   ========   ==========   =========   ==========


              See Notes to Consolidated Financial Statements


























                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

             Increase (Decrease) In Cash and Cash Equivalents


                                                  Year Ended     Year Ended
                                                June 30,2005   June 30,2004

Cash flows from operating activities:
 Net loss                                           $(26,091)     $(17,816)
Adjustments to reconcile net income to net
cash flows from operating activities:
 Depreciation                                        337,343        306,168
 Deferred income taxes                                47,000       (12,000)
 Loss on disposal of property & equipment                  -          3,157
 Receivables                                        (240,368)       557,066
 Inventories                                        (311,559)     (250,926)
 Refundable income taxes                                   -        257,619
 Other assets                                         39,635       (69,685)
 Accounts payable and due to finance company         881,614         58,085
 Deferred revenue                                     82,885        236,910
 Accrued liabilities                                  95,637      (155,697)
                                                  ----------     ----------
Net cash flows from operating activities             906,096        912,881
                                                  ----------     ----------
Cash flows from investing activities:
 Purchases of property and equipment                (145,710)     (361,694)
 Proceeds from sale of property and  equipment             -            500
                                                  ----------     ----------
Net cash flows from investing activities            (145,710)     (361,194)
                                                  ----------     ----------
Cash flows from financing activities:
 Change in notes payable - bank                     (650,000)      (64,810)
 Principal payments on long-term debt               (155,269)     (272,902)
 Proceeds from issuance of long-term debt                  -          4,220
                                                  ----------     ----------
Net cash flows from financing activities            (805,269)     (333,492)
                                                  ----------     ----------
Net change in cash and cash equivalents              (44,883)       218,195
Cash and cash equivalents, beginning of year         675,605        457,410
                                                  ----------     ----------
Cash and cash equivalents, end of year              $630,722       $675,605
                                                  ==========     ==========

Supplemental Disclosure of Cash Flow
Information:

Cash paid (received) during the years for:
Interest                                            $288,216       $291,886
                                                  ==========     ==========



              See Notes to Consolidated Financial Statements







                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 2005 AND 2004




1. THE COMPANY

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


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                        PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries, each of which is wholly-owned. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

                         ESTIMATES AND ASSUMPTIONS

The preparation of consolidated financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. As a result, actual amounts could differ from those estimates.

                         CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows and balance sheets, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

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

Pursuant to various state and provincial laws, a portion of the proceeds from the sale of pre-need merchandise and services are required to be paid into trusts, which are included in pre-need trust investments are in the Company's consolidated financial statements. The un-trusted proceeds are included in deferred revenue. Revenue is recognized on the sale of the pre-need opening and closing services and grave box sales upon delivery at the time of need. The revenue is recognized upon delivery is the trusted amount plus accrued interest, plus the un-trusted amount included in deferred revenue.

Selling costs related to the sale of pre-need cemetery contract revenues are expensed in the period incurred.

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

Statement of Financial Accounting Standards (SFAS) No's. 123 and 148 require pro forma information as if the Company's stock option plan has been accounted for using the fair value based method. Had the Company's stock option plan been accounted for using the full value based method there would have been no effect on the net loss and basic and diluted earnings per share in 2005 and 2004.

During 2005 and 2004 there was no stock-based employee compensation expense under the intrinsic value based method.

                              CONCENTRATIONS

Credit Risk

The Company's cash deposits from time to time exceed federally insured limits. The Company has not experienced any losses on its cash deposits in the past. At June 30, 2005 and 2004, the Company exceeded the insured limit by approximately $421,593 and $689,000, respectively.

Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of accounts receivable. The Company generally does not require collateral for its trade accounts receivable. At June 30, 2005, the United States Air Force accounted for approximately 69%, and a foreign customer accounted for 25% of Stinar's accounts receivable. At June 30, 2004, the United States Air Force accounted for approximately 71%, and a foreign customer accounted for 1% of Stinar's accounts receivable.

Customers

A significant portion of the Company's customers are concentrated in the airline industry. A downturn in the airline industry related to the September 11, 2001, acts of terrorism and increases in fuel costs have had a negative impact on the Company's 2005 and 2004 operations.

Net sales to international customers and the United States government were
approximately 25% and   61% of Stinar's net sales in 2005, and
approximately 15% and 79% of Stinar's net sales in 2004, respectively.

                 BASIC AND DILUTED NET EARNINGS PER SHARE

Basic net earnings (loss) per common share is computed by dividing net earnings (loss) applicable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net earnings (loss) per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options and conversion of subordinated debenture and adjusting the net earnings (loss) applicable to common stockholders resulting from the assumed conversions. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.


3. CHANGE IN ACCOUNTING PRINCIPLES AND NEW ACCOUNTING PRINCIPLES

                 RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In 2005, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123R, share-based payment.
This SFAS will require the Company to measure the cost of employee services received in exchange for un-award of equity investments based on the fair-value of the award. The cost will be recognized over the period the services are performed. The SFAS will be applied to future awards of equity instruments.

FASB Interpretation No. 46 ("FIN 46" and "FIN" 46R), Consolidation of Variable Interest Entities".

In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin ("ARB") No. 51." This interpretation clarifies the application of ARB No. 51, "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB revised FASB Interpretation No. 46 (`FIN 46R"). The Company implemented FIN 46 R as of January 1, 2005, which resulted in the consolidation of the Company's preneed cemetery merchandise and services trusts and the Company's cemetery perpetual care trusts. The implementation of FIN 46R affected certain line items in the consolidated balance sheet, but had no impact on net earnings. Also, the implementation of FIN 46R did not result in any net changes to the Company's consolidated statement of cash flows, but does require disclosure of certain financing and investing activities. See notes 4, 5, 6.

Although FIN 46R requires consolidation of the preneed cemetery merchandise and services trusts and cemetery perpetual care trusts, it does not change the legal relationships among the trusts, the Company and its customers.
In the case of preneed cemetery merchandise and services trusts, the customers are the legal beneficiaries. In the case of cemetery perpetual care trusts, the Company does not have a legal right to the cemetery perpetual care trust assets. For these reasons, upon consolidation of the trusts, the Company recognized non-controlling interests in its financial statements to reflect third-party interests in these trusts in accordance with SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." The Company classifies deposits to the cemetery merchandise and service trusts as non-controlling and classifies deposits to the cemetery perpetual care trusts as non-controlling.

All of these trusts hold investments in marketable securities, which have been classified as available-for-sale and are reported at fair value, which unrealized gains and losses excluded from earnings and initially reported as a separate component of accumulated other comprehensive income or loss in the Company's consolidated balance sheet pursuant to the provisions of SFAS No. 115. Unrealized gains and losses attributable to the non-controlling interest holders are reclassified from accumulated other comprehensive income or loss to non-controlling interest in cemetery trusts and perpetual care trusts in the Company's consolidated balance sheet. Unrealized gains and losses attributable to the Company, but that have not been earned through the performance of services or delivery of merchandise are reclassified from accumulated other comprehensive income or loss to deferred revenues.

Beginning January 1, 2005, the Company recognizes realized earnings of the preneed cemetery merchandise and services trusts and perpetual care trusts within investment and other income, net (with a corresponding debit to the related trust asset). The Company then recognizes a corresponding expense within investment and other income, net, representing the realized earnings of these trusts attributable to the non-controlling interest holders (with a corresponding credit to non-controlling interest in cemetery trusts or non-controlling interest in cemetery perpetual care trusts, as the case may
be). The Company also simultaneously recognizes a similar expense for realized earnings of the trusts attributable to the Company (with a corresponding credit to deferred preneed funeral or cemetery revenue), when such earnings have not been earned by the Company through the performance of services or delivery of merchandise (see Note 6).

The net effect is an increase by the amount of the realized earnings on both the trust asset and the related non-controlling interest and deferred revenue; there is no effect on net income. In the case of cemetery merchandise and service trusts, the Company recognizes as revenues amounts attributed to the non-controlling interest holders and the Company upon the performance of services and delivery of merchandise, including realized earnings accumulated in these trusts (with corresponding debit to the related trust asset). The Company then recognizes a corresponding expense within investment and other income net, representing the realized earnings of these trusts attributable to the non-controlling interest holders (with a corresponding credit to non-controlling interest in cemetery perpetual care trusts, as the case may be). In the case of cemetery perpetual care trusts, the Company recognizes investment earnings in cemetery revenues when such earnings are realized and permitted to be legally withdrawn by the Company (with a corresponding debit to non-controlling interest in cemetery perpetual care trusts). These earnings and related funds are intended to defray cemetery maintenance costs.

The end result of FIN 46R is that the Company's trust assets are now recorded on the consolidated balance sheet at their market value and included in trust investments with corresponding credits to non-controlling interest in perpetual care and trust investments, as opposed to being recorded at their original cost as deferred revenue prior to adoption of FIN 46R. The realized earnings on these trust assets under FIN 46R flow into and out of the statement of earnings through investment and other income, with no effect on revenue or net earnings. Both prior to and after the adoption of FIN 46R, accumulated trust earnings from the preneed cemetery merchandise and services trusts are recognized as revenue when the related merchandise and services are delivered, and cemetery perpetual care trust earnings are recognized as revenue as they are realized in the trust and permitted to be legally withdrawn by the Company. In summary, the adoption of FIN 46R had no effect on revenues, net earnings, cash flows or stockholders' equity.

For more discussion of the Company's accounting policies after the implementation of FIN 46R, see Notes 4 through 6.


4. PRENEED TRUST INVESTMENTS

The Company sells price-guaranteed preneed cemetery contracts providing for merchandise or services to be delivered in the future at prices prevailing when the agreements are signed. Some or all of the funds received under these contracts for merchandise or services are required to be placed into trust accounts, pursuant to Illinois state laws. Effective January 1, 2005, the Company changed certain aspects of its accounting for preneed cemetery contracts upon implementation of FIN 46R. For additional information, see Note 3. When a trust-funded preneed cemetery contract is entered into, the Company records an asset (included in cemetery receivables and trust investments) and a corresponding liability (included in deferred cemetery revenues) for the contract price. As the customer makes payments on the contract prior to performance by the Company, the Company deposits into the related trust the required portion of the payment and reclassifies the corresponding amount from deferred cemetery revenue into non-controlling interest in cemetery trusts.

Beginning with the third quarter of fiscal year 2005, the Company recognizes realized earnings of these trusts with investment and other income, net (with a corresponding debit to receivables and trust investments). The Company recognizes a corresponding expense within investment and other income, net, equal to the realized earnings of the trusts attributable to the non-controlling interest holders (with a corresponding credit to non-controlling interest in cemetery trusts), or attributable to the Company (with a corresponding credit to deferred cemetery revenue) when such earnings have not been earned by the Company through the performance of services or delivery of merchandise. The net effect is an increase by the amount of the unrealized earnings in both (1) the trust asset and (2) the related non-controlling interest or deferred cemetery revenue items; there is no effect on net earnings. As of January 1, 2005, the cumulative undistributed net trust investment earnings of the cemetery merchandise and services trusts are included in non-controlling interest in cemetery trusts instead of deferred cemetery revenue. Upon performance of services or delivery of merchandise, the Company recognizes as revenues amounts attributed to the non-controlling interest holders or included in deferred cemetery revenue, including realized trust earnings.

Trust Investments:

Trust investments represent trust assets for contracts sold in advance of when the merchandise or services are needed. The trust investments in the consolidated balance sheet as of June 30, 2005 are $1,571,461.

The cost and market value associated with the preneed cemetery merchandise and service trust assets are as of June 30, 2005 are detailed below. The adjusted cost basis of the cemetery merchandise and services trust assets below reflect an increase in past years of trust assets of approximately $301,985 as of June 30, 2005 from their original cost basis.


        Adjusted  Unrealized Unrealized
      Cost Basis       Gains     Losses      Market
      ----------  ---------- ----------  ----------
Bonds $1,269,476    $301,985        -0-  $1,571,461


Deferred Cemetery Revenue:

As of June 30, 2005, deferred cemetery revenue represents future preneed cemetery revenues to be recognized upon delivery of merchandise or performance of services. It includes amounts not required to be trusted, this includes distributed and distributable trust investment earnings associated with unperformed preneed cemetery services or undelivered preneed cemetery merchandise where the related cash or investments are not held in trust accounts (generally because the Company was not required to deposit the cash in the trust). Future contract revenues and non-distributable net trust investment earnings where the related cash or investments are held in trust accounts are included in non-controlling interest in cemetery trusts. As of June 30, 2005 (prior to implementation of FIN 46R), prearranged deferred revenue, net represents the original contract price for the preneed cemetery items deferred plus net investment earnings associated with the deferred items.


5. CEMETERY PERPETUAL CARE TRUSTS

The Company sells price-guaranteed preneed cemetery contracts providing for property interment rights. For preneed sales of interment rights (cemetery property), the associated revenue and all costs to acquire the sale are recognized in accordance with SFAS No. 66, "Accounting For Sales of Real Estate." Under SFAS No. 66, recognition of revenue and costs must be deferred until 10 percent of the property sale price has been collected. The Company is required by state law to pay into the cemetery perpetual care trusts a portion of the proceeds from the sale of cemetery property interment rights. As a result of implementation of FIN 46R, the Company has consolidated the cemetery perpetual care trusts, including investments accounted for under SFAS No. 115, resulting in such funds being reflected in cemetery perpetual care trust investments within total assets, with a corresponding amount reflected as non-controlling interest in perpetual care trusts.

Beginning January 1, 2005, the Company recognizes realized earnings of these trusts within investment and other income, net (with a corresponding debit to cemetery perpetual care trust investments). The Company recognizes a corresponding expense within investment and other income, net for the amount of realized earnings of the trusts attributable to the non-controlling interest holders (with a corresponding credit to non-controlling interest in perpetual care trusts). The net effect is an increase by the amount of the realized earnings of the trusts in both the trust asset and the related non-controlling interest.

Earnings from these cemetery perpetual care trust investments that the Company is legally permitted to withdraw are recognized in current cemetery revenues and are used to defray cemetery maintenance costs which are expensed as incurred. Recognized earnings related to these cemetery perpetual care trust investments were $129,736 and $164,144 for the years ended June 30, 2005 and 2004 respectively.

The cost and market value of the trust investments held by the cemetery perpetual care trusts as of June 30, 2005 are detailed below. The adjusted cost basis of the cemetery perpetual care trusts below reflect an increase in the trust assets of $ 229,617 as of June 30, 2005 from their original cost basis.

                       Adjusted  Unrealized Unrealized
                     Cost Basis       Gains     Losses       Market
                     ----------  ---------- ----------  -----------
Cash, & Money Market   $395,190      $    -  $       -     $395,190
Bond Funds            3,215,601           -     95,406    3,120,195
Equities                682,923     254,358          -      937,281
Mutual                  106,283      70,665          -      176,948
                     ----------  ---------- ----------  -----------
Trust Investments    $4,399,997   $ 325,023   $ 95,406  $ 4,629,614
                     ==========  ========== ==========  ===========


Market Value as a percentage of cost:                        105.2%


6. Non-Controlling Interest in Cemetery Trust and in Perpetual Care Trusts

Effective January 1, 2005, the Company consolidated the preneed cemetery merchandise and services trusts associated with its preneed cemetery activities as a result of the implementation of FIN 46R. Although FIN 46R requires the consolidation of the preneed cemetery merchandise and service trusts, it does not change the legal relationships among the trusts, the Company and its customers. The customers are the legal beneficiaries of these cemetery merchandise and service trusts, and therefore, their interests in these trusts represent a non-controlling interest in subsidiaries. For additional information see Note 4.

The non-controlling interest in perpetual care trusts reflected in the consolidated balance sheet represents the cemetery perpetual care trust in accordance with SFAS No. 115, net of accrued expenses and other long-term liabilities of the perpetual care trust. For additional information see
Note 5.


7. INVENTORIES

Production inventories consisted of the following:

                                                 2005        2004

Finished goods                                $     -    $693,395
Work-in-process                               899,543   1,607,184
Raw materials and trucks in stock           3,937,357   2,189,218
                                           ----------  ----------
                                           $4,836,900  $4,489,797
                                           ==========  ==========

Inventories of cemetery and mausoleum space available for sale consisted of the following:

                                                 2005        2004

Cemetery space                               $438,040    $450,984
Mausoleum space                               132,428     137,951
                                             --------    --------
                                             $570,468    $588,935
                                             ========   =========


8. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                                2005        2004

Land                                        $450,000 $    450,000
Land improvements                            909,899     902,976
Building and improvements                  2,111,971   2,070,658
Vehicles                                     497,967     433,467
Equipment                                  1,807,648   1,774,674
                                          ----------  ----------
                                          $5,777,485  $5,631,775
                                          ==========  ==========

Depreciation charged to operations was $337,343 in 2005 and $306,168 in 2004.


9. ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

                                                2005        2004

Salaries and payroll taxes                  $366,394    $322,861
Due trust funds                              111,751           -
Interest                                      23,400      24,150
Other                                         91,932     150,829
                                            --------    --------
                                            $593,477    $497,840
                                            ========    ========


10.  NOTES PAYABLE - BANK

The Company has a $2,500,000 line-of-credit of which $1,525,000 was unused and $821,923 was available at June 30, 2005. Advances on the line-of-credit are based on 80% of eligible accounts receivable, plus 75% of the eligible truck, and finished goods inventory, plus 50% of the eligible raw materials inventory. Interest is payable monthly at the greater of 5.0% or the bank's reference rate plus .50%. The note matures December 5, 2005, and is secured by the assets of the Company's wholly-owned subsidiary, Stinar HG, Inc., and by assignment of a life insurance policy on the CEO.


11.  PAYABLE TO FINANCE COMPANY


A finance company finances a subsidiary's inventory chassis purchases, which are used in the production of aviation ground support equipment. At June 30, 2005, $3,388,660 was outstanding with interest at 3.57% beginning 90 days after purchase. The financing is secured by chassis inventory and personally guaranteed by the assets of the CEO.


12.  LONG-TERM DEBT

   Long-term debt consisted of the following:

                                                2005        2004
Note payable - bank, payable in monthly     $519,205 $    574,057
installments of $7,397, including
interest at 6.75%, maturing June 2007,
secured by the common stock of Oakridge
Cemeteries, a wholly-owned subsidiary.

Note payable - finance company, payable       12,145      20,323
in monthly installments of $735,
including interest at 3.9%. The note is
secured by equipment and matures
November 2006.

Note payable - bank, payable in monthly
installments of $6,922, including
interest at the bank's reference rate
plus .75%.  The note is secured by all
the assets of Stinar HG, Inc., and
matures November 2004.                       327,710     401,865

Contracts for deed, payable in monthly     1,191,454
installments of $8,264 and $1,503,                     1,209,538
including interest at 7.00%, maturing
with balloon payments in June 2012,
secured by certain property.
                                           ----------  ----------
Long-term debt before debentures           2,050,514   2,205,783

Convertible subordinated debentures -        520,000     520,000
9% interest due annually each December
31, convertible into one common share
for each $2.00 of principal, maturing
in July 2006, unsecured, of which
$270,000 of the debentures are issued
to officers of the Company.
                                          ----------  ----------
                                           2,570,514   2,725,783
Less current maturities                      147,991   1,672,531
                                          ----------  ----------
                                          $2,422,523  $1,053,252
                                          ==========  ==========



Future maturities of long-term debt are as follows:

2006                                       $  147,991
2007                                        1,075,752
2008                                           92,629
2009                                           97,772
2010                                           51,869
Thereafter                                  1,104,501
                                           ----------
                                           $2,570,514
                                           ==========



13.  ENVIRONMENTAL COSTS

In 1995, the Company commissioned an engineering study of its Cemetery operations for the purpose of determining the full extent of possible soil contamination related to suspected leaking underground storage tanks. As a result of this study, five underground fuel tanks were removed and the adjoining soil was removed and disposed by an independent contractor. A total of approximately $278,708 has been spent in prior years and 2004 for remediating conditions at the Cemetery operations. In fiscal year 2004, the Company was notified by the Illinois Environmental Protection Agency that the environmental work conducted at the Cemetery operations was in full compliance with its guidelines. During 2004, the Company spent $34,172 in expenses for EPA consultants to submit a plan to the Illinois EPA for approval and seek reimbursement. The Company was able to file for reimbursement from the Leaking Underground Storage Tank Fund due to the work being completed and Illinois EPA giving its approval. Accordingly,
the Company received $142,545.   No environmental expenditures have been
capitalized.


14.  INCOME TAX BENEFIT

The income tax benefit is comprised of the following:

                                                      2005             2004

Current tax expense (benefit):
 Federal                                           $5,000     $         -
 State                                               1,000            1,000
                                                ----------       ----------
Total current                                        6,000           1,000
                                                ----------       ----------
Deferred tax (benefit):
 Federal                                           (19,000)         (11,000)
 State                                              (3,000)          (2,000)
                                                ----------       ----------
Total deferred                                     (22,000)         (13,000)
                                                ----------       ----------
Total credit for income taxes                    $(16,000)        $(12,000)
                                                ==========       ==========


Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The major temporary differences that give rise to the deferred tax liabilities and assets are as follows.

                                               2005         2004

Deferred tax assets:
   Inventory                                $20,000      $52,000
   Vacation                                  78,000       61,000
   Tax credit carryforwards                  31,000       25,000
   Net operating loss carryforwards          72,000       93,000
   Other                                     11,000       64,000
                                            -------      -------
Gross deferred tax asset                    212,000      295,000
                                            -------      -------
Deferred tax liabilities:
   Property and equipment                   (74,000)     (93,000)
   Prepaid commissions                             -     (17,000)
                                           --------     --------
Gross deferred tax liability                (74,000)   (110,000)
                                           --------     --------
Net deferred tax asset                     $138,000     $185,000
                                           ========     ========


The provision for income taxes varies from the amount of income tax determined by applying the applicable federal statutory income taxes to pretax income as a result of the following differences:

                                                 2005        2004

Statutory U.S. federal tax rate                 34.0%       34.0%
State taxes, net of federal benefit             4.8          3.4
Other                                            (.8)        2.8
                                                -----       -----
                                                38.0%       40.2%
                                                =====       =====

The net deferred income tax assets in the accompanying consolidated balance sheets included the following components as of June 30, 2005 and 2004:

                                                2005        2004
Total deferred income tax assets, no
valuation allowance considered necessary    $212,000     $295,000
Total deferred income tax liabilities        (74,000)
                                                        (110,000)
                                            --------     --------
Net deferred tax asset                      $138,000     $185,000
                                            ========    ========

The Company has federal and state net operating loss carryforwards of approximately $162,000 and $1,400,000, respectively, which begin to expire in 2023 and 2007, respectively.


15.  OTHER RELATED PARTY TRANSACTIONS

Amounts paid for compliance services to entities related to the chief executive officer spouse were $15,891 in 2005 and $17,420 in 2004. In addition Robert C. Harvey (CEO/CF0) received interest from the debentures of $19,800 in fiscal year 2005 and 2004.


16.     BENEFIT PLANS

Certain subsidiaries of the Company participate in a multi-employer union administered defined benefit pension plan that covers the cemetery employees. Pension expense under this plan was $25,334 in 2005 and $20,736 in 2004.


17.  STOCK OPTIONS

On September 1, 1998, the Board of Directors approved a Stock Incentive Awards Plan to attract and retain individuals to contribute to the achievement of the Company's economic objectives. Under the Plan, individuals are eligible based on the judgment of a committee of Board members (committee). At the discretion of the committee, eligible recipients may be granted options to purchase shares of the Company's common stock at an exercise price per share equal to the market price at the grant date. The stock options are exercisable at such times and in such installments as determined by the committee, limited to a maximum of ten years from the date of the grant. The Plan has authorized the issuance of 175,000 shares of common stock under the Plan, there were no grants for shares issued in 2005 and 2004, and at June 30, 2005 165,000 shares were available for future grants.

Shares subject to option are summarized as follows:

                                    Employee Stock       Weighted
                                           Options        Average
                                                   Exercise Price

Balance, June 30, 2004                      10,000          $1.63

Balance, June 30, 2005                      10,000          $1.63
                                            ======

Options exercisable at:
June 30, 2004                               10,000          $1.63
June 30, 2005                               10,000          $1.63


Information regarding options outstanding at June 30, 2005, is as follows:

  Type of Option     Number    Exercise     Weighted    Weighted
                       of     Price Range   Average     Average
                    Options                 Exercise   Remaining
                                             Price    Contractual
                                                          Life

Employee Stock
Options               10,000   $1.25-$2.00     $1.63      5 Years




18.  EARNINGS PER SHARE OF COMMON STOCK DISCLOSURES

The following table reconciles the income and shares of the basic and diluted earnings per share computations:

                                       2005                                2004
                          Loss        Shares     Per-Share    Loss       Shares      Per-Share
                       (Numerator)(Denominator)   Amount   (Numerator)(Denominator)   Amount
                       ----------  ------------   -------  ---------- ------------    -------
BASIC EPS
Loss available to
common shareholders     $(26,091)     1,431,503    $(0.02)  $(17,816)     1,431,503    $(0.01)

EFFECT OF DILUTIVE
SECURITIES
Employee stock options
and convertible
debentures                      -             -                     -             -
                         ---------   -----------    ------- ---------    ----------     -------
DILUTED EPS
Loss available to
common shareholders
plus assumed
conversions             $(26,091)     1,431,503    $(0.02)  $(17,816)     1,431,503    $(0.01)
                        =========    =========     =======  =========   ==========     =======

ANTIDILUTIVE
SECURITIES
Employee stock options
and convertible
debentures                             270,000                             270,000
                                       =======                             =======



19.  SEGMENT INFORMATION

The Company's operations are classified into two principal industry segments: cemeteries and aviation ground support equipment. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes. Financial information by industry segment as of and for the years ended June 30, 2005 and 2004, is summarized as follows:



                                                   Aviation
                                                     Ground
                                                    Support
                                    Cemeteries    Equipment         Total
2004                               ----------- ------------   -----------

Net sales - external                $2,660,494  $14,175,821   $16,836,315
Depreciation                           155,355      180,101       335,456
Interest expense                         1,766      203,887       205,653
Segment operating profit                84,139     285,699        369,838
Segment assets                      10,792,765    8,043,302    18,836,067
Expenditures for segment fixed          84,326       54,227       138,553
assets
Income tax expense                      36,000       32,000      68,000




                                                   Aviation
                                                     Ground
                                                    Support
                                    Cemeteries    Equipment         Total
2004                               ----------- ------------   -----------

Net sales - external                $2,429,014  $12,110,222   $14,539,236
Depreciation                           139,642      166,099       305,741
Interest expense                           960      196,482       197,442
Segment operating profit               189,597      27,394        216,991
Segment assets                       4,555,870    7,821,987    12,375,857
Expenditures for segment fixed
assets                                 227,766      129,657       357,423
Income tax expense                      76,000       11,000      87,000



Reconciliation of segment profit to consolidated income before income taxes is as follows:

                                                    2005          2004
                                              ----------    ----------
Total profit for reportable segments            $171,257      $216,991
Unallocated amounts:
Interest expense                                (81,812)      (83,194)
Other corporate expenses                       (132,682)     (165,744)
Other corporate income                             1,146         2,131
                                              ----------    ----------
                                                (42,091)      (29,816)
                                              ==========    ==========


Reconciliation of segment assets to consolidated assets is as follows:

                                                    2005          2004
                                              ----------    ----------
Total segment assets                         $18,836,067   $12,375,857
Other assets                                     472,352       233,316
Elimination of receivable from holding       (2,378,319)   (2,108,924)
company
Segment deferred tax liability                 (114,000)     (114,000)
                                              ----------    ----------
Total assets                                 $16,816,100   $10,386,249
                                              ==========    ==========


Segment profit represents segment revenues less directly related operating expenditures including interest of the Company's segments. Management believes this is the most meaningful measurement of each segment's results as it excludes consideration of corporate expenses which are common to both business segments.

Other corporate expenses consist principally of senior management's compensation and general and administrative expenses. These costs generally would not be subject to significant reduction upon the discontinuance or disposal of one of the segments.


20.  FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments at June 30, 2005, and the methods and assumptions used to estimate such fair values, were as follows:

Cash and cash equivalents - the fair value approximates the carrying amount because of the short maturity of those financial instruments.

Long-term debt and other notes payable - Fair value is estimated using discounted cash flow analysis, based on the interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities. At June 30, 2005 and 2004, the fair value approximated the carrying value.


21.  RESEARCH AND DEVELOPMENT

Research and development expenses charged to operations were $20,100 in 2005 and $100 in 2004.