Form 10KSB, Exhibit 13
period 2006-06-30
OAKRIDGE HOLDINGS INC
filed 2006-09-27
CIK 73605

EXHIBIT 13



                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 2006 AND 2005



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




We have audited the accompanying consolidated balance sheets of Oakridge Holdings, Inc. and Subsidiaries as of June 30, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oakridge Holdings, Inc. and Subsidiaries as of June 30, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.


/s/ WIPFLI LLP

WIPFLI LLP



August 25, 2006
St. Paul, Minnesota





                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS


                                             June 30,2006    June 30,2005
                 ASSETS

Current assets:
Cash and cash equivalents                      $1,065,463        $630,722
Receivables:
Trade, less allowance for doubtful
accounts of $15,000 in 2006 and 2005            2,224,018       1,549,075
Trust income                                            -               -
Inventories:
Production                                      2,486,169       4,836,900
Cemetery and mausoleum space                      557,911         570,468
 Markers, urns, flowers and other                  33,818          18,262
Deferred income taxes                             157,000         138,000
Other current assets                               61,168          92,480
                                              -----------     -----------
Total current assets                            6,585,547       7,835,907
                                              -----------     -----------
Property and equipment                          5,901,170       5,777,485
Less accumulated depreciation                  3,339,522        3,066,722
                                              -----------     -----------
Property and equipment, net                     2,561,648       2,710,763
                                              -----------     -----------
Cemetery perpetual care trusts                  4,667,685       4,629,614
                                              -----------     -----------
Preneed trust investments                       1,600,148       1,571,461
                                              -----------     -----------
Other assets:
Land                                                    -          50,000
Other                                              22,123          18,355
                                              -----------     -----------
Total other assets                                 22,123          68,355
                                              -----------     -----------
Total Assets                                  $15,437,151     $16,816,100
                                              -----------     -----------












                                             June 30,2006    June 30,2005
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable - bank                           $1,825,000        $975,000
Accounts payable - trade                          418,033         331,170
Due to finance company                            894,569       3,388,660
Deferred revenue                                1,064,524         991,759
Accrued liabilities                               794,185         593,477
Current maturities of long-term debt              563,035         147,991
                                              -----------     -----------
Total current liabilities                       5,559,346       6,428,057
                                              -----------     -----------

Long-term debt                                  1,692,726       2,422,523
Deferred income tax liabilities                    71,000               -
Non-controlling interest in perpetual
care and trust investments                      6,267,833       6,201,075
                                              -----------     -----------
Total long-term liabilities                     8,031,559       8,623,598
                                              -----------     -----------

Stockholders' equity:
Preferred stock, $.10 par value, 1,000,000
shares authorized; none issued
                                                        -               -
Common stock, $.10 par value, 5,000,000
shares authorized; 1,431,503 shares
issued and outstanding in 2005 and 2004
                                                  143,151         143,151
Additional paid-in capital                        2,028,975       2,028,975
Accumulated deficit                              (325,880)        (407,681)
                                              -----------     -----------
Total stockholders' equity                      1,846,246       1,764,445
                                              -----------     -----------
                                              $15,437,151     $16,816,100
                                              ===========     ===========


              See Notes to Consolidated Financial Statements
















                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS


                                               Year Ended      Year Ended
                                            June 30, 2006   June 30, 2005
                                               ----------      ----------
Revenue                                       $15,696,568     $16,836,315
Cost of good sold                              13,843,888      14,726,779
                                               ----------      ----------
Gross margin                                    1,852,680       2,109,536

Selling, general and administrative
expenses                                        1,655,364       1,872,380
                                               ----------      ----------
Income from operations                            197,316         237,156
                                               ----------      ----------
Other income (expense):
Interest expense                                (323,763)       (287,466)
Gain on sale of assets                              2,567               -
Interest income                                    12,002           7,134
Sale of land                                      246,679               -
Other income (expense), net                             -           1,085
                                               ----------      ----------
Total other income (expense)                     (62,515)       (279,247)
                                               ----------      ----------
Net income (loss) before income taxes            134,801         (42,091)

(Benefit) provision for income taxes              53,000         (16,000)
                                               ----------      ----------
Net income (loss)                                 81,801         (26,091)
                                               ==========      ==========
Basic income (loss) per share                     $(0.06)         $(0.02)
                                               ==========      ==========
Diluted net income (loss) per share               $(0.06)         $(0.02)
                                               ==========      ==========



              See Notes to Consolidated Financial Statements


















                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED JUNE 30, 2006 AND 2005



                    Common Stock
                 Number of     Common   Additional    Retained        Total
                    Shares      Stock      Paid-In    Earnings
                                           Capital   (Deficit)

BALANCE,         1,431,503   $143,151   $2,028,975  $(381,590)   $1,790,536
June 30, 2004

Net loss                 -          -            -    (26,091)     (26,091)
                 ---------   --------   ----------    --------   ----------
BALANCE,         1,431,503   $143,151   $2,028,975  $(407,681)   $1,764,445
June 30, 2005

Net income               -          -            -    81,801        81,801
                 ---------   --------   ----------    --------   ----------
BALANCE,         1,431,503   $143,151   $2,028,975   (325,880)    1,846,246
June 30, 2006
                 =========   ========   ==========   =========   ==========


              See Notes to Consolidated Financial Statements










                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

             Increase (Decrease) In Cash and Cash Equivalents


                                                  Year Ended     Year Ended
                                                June 30,2006   June 30,2005

Cash flows from operating activities:
 Net income (loss)                                   $81,801      $(26,091)
Adjustments to reconcile net income (loss) to
net cash flows from operating activities:
 Depreciation                                        310,910        337,343
 Deferred income taxes                                52,000         47,000
 Gain on disposal of property & equipment             (2,567)             -
 Gain on sale of land                               (246,679)             -
 Receivables                                        (674,943)     (240,368)
 Inventories                                       2,347,732      (311,559)
 Other assets                                         27,544         39,635
 Accounts payable and due to finance company      (2,407,228)       881,614
 Deferred revenue                                     72,765         82,885
 Accrued liabilities                                 200,708         95,637
                                                  ----------     ----------
Net cash flows from operating activities            (237,957)       906,096
                                                  ----------     ----------
Cash flows from investing activities:
 Purchases of property and equipment                 (91,935)     (145,710)
 Proceeds from sales of land                         296,679              -
 Proceeds from sale of property and equipment          3,514              -
                                                  ----------     ----------
Net cash flows from investing activities             208,258      (145,710)
                                                  ----------     ----------
Cash flows from financing activities:
 Change in notes payable - bank                      850,000      (650,000)
 Principal payments on long-term debt               (385,560)     (155,269)
                                                  ----------     ----------
Net cash flows from financing activities             464,440      (805,269)
                                                  ----------     ----------
Net change in cash and cash equivalents              434,741       (44,883)
Cash and cash equivalents, beginning of year         630,722        675,605
                                                  ----------     ----------
Cash and cash equivalents, end of year            $1,065,463       $630,722
                                                  ==========     ==========

Supplemental Disclosure of Cash Flow
Information:

Cash paid (received) during the years for:
Interest                                            $334,963       $288,216
Income taxes                                          $2,000              -
                                                  ==========     ==========


Noncash investing and financing activity:

During 2006, the Company purchased equipment in exchange for debt in the amount of $70,807.




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

Sales of pre-need cemetery interment rights are recognized in accordance with the retail land sales provisions of Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate" ("FAS No. 66"). Accordingly, provided certain collectable criteria are met, pre-need cemetery interment right sales are deferred until a specified minimum percentage of the sales price has been collected. A portion of the proceeds from cemetery sales for interment rights is generally required by law to be paid into perpetual care trusts. Earnings of perpetual care trusts are recognized in current cemetery revenue and are used to defray the maintenance costs of cemeteries, which are expensed as incurred.

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

Aviation Ground Support Equipment

Revenue is recognized when the risks and rewards of ownership transfer to customers, which is generally at the time of shipment or upon customer inspection and approval of the equipment. The company has a contract with the US Government which includes specific phases to which dollar amounts were assigned. To adequately match revenues and expenses the Company will recognize revenue on the completed contract basis.


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

Statement of Financial Accounting Standards (SFAS) No's. 123 and 148 require pro forma information as if the Company's stock option plan has been accounted for using the fair value based method. Had the Company's stock option plan been accounted for using the full value based method there would have been no effect on the net loss and basic and diluted earnings per share in 2006 and 2005.

During 2006 and 2005 there was no stock-based employee compensation expense under the intrinsic value based method.


                              CONCENTRATIONS

Credit Risk

The Company's cash deposits from time to time exceed federally insured limits. The Company has not experienced any losses on its cash deposits in the past. At June 30, 2006 and 2005, the Company exceeded the insured limit by approximately $581,074 and $421,593, respectively.

Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of accounts receivable. The Company generally does not require collateral for its trade accounts receivable. At June 30, 2006, the United States Air Force accounted for approximately 29%, and a foreign customer accounted for 56% of Stinar's accounts receivable. At June 30, 2005, the United States Air Force accounted for approximately 69%, and a foreign customer accounted for 25% of Stinar's accounts receivable.

Customers

A significant portion of the Company's customers are concentrated in the airline industry. A downturn in the airline industry related to the September 11, 2001, acts of terrorism and increases in fuel costs have had a negative impact on the Company's 2006 and 2005 operations.

Net sales to international customers and the United States government were
approximately 14% and   71% of Stinar's net sales in 2006, and
approximately 25% and 61% of Stinar's net sales in 2005, respectively.


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


3. CHANGE IN ACCOUNTING PRINCIPLES AND NEW ACCOUNTING PRINCIPLES

                 RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In 2005, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123R, share-based payment.
This SFAS will require the Company to measure the cost of employee services received in exchange for an-award of equity instruments based on the fair-value of the award. The cost will be recognized over the period the services are performed. The SFAS will be applied to future awards of equity instruments and to the currently outstanding awards upon modification of the terms FASB Interpretation No. 46 ("FIN 46" and "FIN"
46R), Consolidation of Variable Interest Entities".

In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin ("ARB") No. 51." This interpretation clarifies the application of ARB No. 51, "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB revised FASB Interpretation No. 46 (`FIN 46R"). The Company implemented FIN 46 R as of January 1, 2005, which resulted in the consolidation of the Company's preneed cemetery merchandise and services trusts and the Company's cemetery perpetual care trusts. The implementation of FIN 46R affected certain line items in the consolidated balance sheet, but had no impact on net earnings. Also, the implementation of FIN 46R did not result in any net changes to the Company's consolidated statement of cash flows, but does require disclosure of certain financing and investing activities. See notes 4, 5, and 6.

Although FIN 46R requires consolidation of the preneed cemetery merchandise and services trusts and cemetery perpetual care trusts, it does not change the legal relationships among the trusts, the Company and its customers.
In the case of preneed cemetery merchandise and services trusts, the customers are the legal beneficiaries. In the case of cemetery perpetual care trusts, the Company does not have a legal right to the cemetery perpetual care trust assets. For these reasons, upon consolidation of the trusts, the Company recognized non-controlling interests in its financial statements to reflect third-party interests in these trusts in accordance with SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." The Company classifies deposits to the cemetery merchandise and service trusts and perpetual care trusts as non-controlling .

All of these trusts hold investments in marketable securities, which have been classified as available-for-sale and are reported at fair value, with unrealized gains and losses excluded from earnings and initially reported as a separate component of accumulated other comprehensive income or loss in the Company's consolidated balance sheet pursuant to the provisions of SFAS No. 115. Unrealized gains and losses attributable to the non-controlling interest holders are reclassified from accumulated other comprehensive income or loss to non-controlling interest in cemetery trusts and perpetual care trusts in the Company's consolidated balance sheet. Unrealized gains and losses attributable to the Company, but that have not been earned through the performance of services or delivery of merchandise are reclassified from accumulated other comprehensive income or loss to deferred revenues.

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

The end result of FIN 46R is that the Company's trust assets are now recorded on the consolidated balance sheet at their market value and included in trust investments with corresponding credits to non-controlling interest in perpetual care and trust investments, as opposed to being recorded at their original cost as deferred revenue prior to adoption of FIN 46R . The realized earnings on these trust assets under FIN 46R flow into and out of the statement of earnings through investment and other income, net with no effect on revenue or net earnings. Both prior to and after the adoption of FIN 46R, accumulated trust earnings from the preneed cemetery merchandise and services trusts are recognized as revenue when the related merchandise and services are delivered, and cemetery perpetual care trust earnings are recognized as revenue as they are realized in the trust and permitted to be legally withdrawn by the Company. In summary, the adoption of FIN 46R had no effect on revenues, net earnings, cash flows or stockholders' equity.

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

Beginning with the third quarter of fiscal year 2005, the Company recognizes realized earnings of these trusts with investment and other income, net (with a corresponding debit to receivables and trust investments). The Company recognizes a corresponding expense within investment and other income, net, equal to the realized earnings of the trusts attributable to the non-controlling interest holders (with a corresponding credit to non-controlling interest in cemetery trusts), or attributable to the Company ( with a corresponding credit to deferred cemetery revenue) when such earnings have not been earned by the Company through the performance of services or delivery of merchandise. The net effect is an increase by the amount of the unrealized earnings in both (1) the trust asset and (2) the related non-controlling interest or deferred cemetery revenue items; there is no effect on net earnings. As of January 1, 2005, the cumulative undistributed net trust investment earnings of the cemetery merchandise and services trusts are included in non-controlling interest in cemetery trusts instead of deferred cemetery revenue. Upon performance of services or delivery of merchandise, the Company recognizes as revenues amounts attributed to the non-controlling interest holders or included in deferred cemetery revenue, including realized trust earnings.

Trust Investments:

Trust investments represent trust assets for contracts sold in advance of when the merchandise or services are needed. The trust investments in the consolidated balance sheet as of June 30, 2006 was $1,600,148 and June 30, 2005 was $1,571,461.

The cost and market value associated with the preneed cemetery merchandise and service trust assets are as of June 30, 2006 and 2005 are detailed below. The adjusted cost basis of the cemetery merchandise and services trust assets below reflect an increase in past years of trust assets of approximately $335,829 and $301,985 as of June 30, 2006 and 2005 from their original cost basis.

             Adjusted  Unrealized Unrealized
           Cost Basis       Gains     Losses      Market
           ----------  ---------- ----------  ----------
2006 Bonds $1,264,319    $335,829          -  $1,600,148
2005 Bonds $1,269,476    $301,985          -  $1,571,461


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

Earnings from these cemetery perpetual care trust investments that the Company is legally permitted to withdraw are recognized in current cemetery revenues and are used to defray cemetery maintenance costs which are expensed as incurred. Recognized earnings related to these cemetery perpetual care trust investments were $115,200 and $129,736 for the years ended June 30, 2006 and 2005 respectively.

The cost and market value of the trust investments held by the cemetery perpetual care trusts as of June 30, 2006 and 2005 are detailed below. The market value of the cemetery perpetual care trusts below reflect an increase in the trust assets of $ 226,181 and $229,617 as of June 30, 2006 and 2005, respectively, from their original cost basis.


2006                  Adjusted  Unrealized Unrealized
                    Cost Basis       Gains     Losses       Market
                    ----------  ---------- ----------  -----------
Cash & Money Market   $428,313      $    -  $       -     $428,313
Bond Funds           3,215,602           -    184,432    3,031,170
Equities               797,590     410,613          -    1,208,203
Mutual                       -           -          -            -
                    ----------  ---------- ----------  -----------
Trust Investments   $4,441,505    $410,613   $184,432   $4,667,686
                    ==========  ========== ==========  ===========

Market Value as a percentage of cost:                        105.1%


2005                  Adjusted  Unrealized Unrealized
                    Cost Basis       Gains     Losses       Market
                    ----------  ---------- ----------  -----------
Cash & Money Market   $395,190      $    -  $       -     $395,190
Bond Funds           3,215,601           -     95,406    3,120,195
Equities               682,923     254,358          -      937,281
Mutual                 106,283      70,665          -      176,948
                    ----------  ---------- ----------  -----------
Trust Investments   $4,399,977    $325,023    $95,406   $4,629,614
                    ==========  ========== ==========  ===========

Market Value as a percentage of cost:                        105.2%


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

7. INVENTORIES

Production inventories consisted of the following:

                                                 2006        2005

Finished goods                                $     - $         -
Work-in-process                               840,959     899,543
Raw materials and trucks in stock           1,645,210   3,937,357
                                           ----------  ----------
                                           $2,486,169  $4,836,900
                                           ==========  ==========

Inventories of cemetery and mausoleum space available for sale consisted of the following:

                                                 2006        2005

Cemetery space                               $425,629    $438,040
Mausoleum space                               132,282     132,428
                                             --------    --------
                                             $557,911    $570,468
                                             ========   =========


8. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                                2006        2005

Land                                        $450,000    $450,000
Land improvements                            915,658     909,899
Building and improvements                  2,116,490   2,111,971
Vehicles                                     506,884     497,967
Equipment                                  1,912,138   1,807,648
                                          ----------  ----------
                                          $5,901,170  $5,777,485
                                          ==========  ==========

Depreciation charged to operations was $310,910 in 2006 and $337,343 in 2005.


9. ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

                                                2006        2005

Salaries and payroll taxes                  $458,938    $366,394
Due trust funds                              122,329     111,751
Interest                                      12,200      23,400
Other                                        200,718      91,932
                                            --------    --------
                                            $794,185    $593,477
                                            ========    ========


10.  NOTES PAYABLE - BANK

The Company has a $2,500,000 line-of-credit of which $675,000 was unused and $6,914 was available at June 30, 2006. Advances on the line-of-credit are based on 80% of eligible accounts receivable, plus 75% of the eligible truck, and finished goods inventory, plus 50% of the eligible raw materials inventory. Interest is payable monthly at the greater of 8.25% or the bank's reference rate plus .50%. The note matures December 5, 2006, and is secured by the assets of the Company's wholly-owned subsidiary, Stinar HG, Inc., and by assignment of a life insurance policy on the CEO/CFO Robert C. Harvey.


11.  PAYABLE TO FINANCE COMPANY

A finance company finances a subsidiary's inventory chassis purchases, which are used in the production of aviation ground support equipment. At June 30, 2006, $894,569 was outstanding with interest at 6.0% beginning 90 days after purchase. The financing is secured by chassis inventory and personally guaranteed by the assets of the CEO/CFO Robert C. Harvey.


12.  LONG-TERM DEBT

   Long-term debt consisted of the following:

                                                2006        2005
Note payable - bank, payable in monthly     $470,275    $519,205
installments of $7,397, including
interest at 9.0%, maturing May 2007,
secured by the common stock of Oakridge
Cemeteries, a wholly-owned subsidiary.

Note payable - bank payable in monthly        37,096           -
installments of $781, including
interest at 5.75%. The note is secured
by the equipment and matures January
2011.

Note payable - finance company, payable       29,330           -
in monthly installments of $615,
including interest at 8.25%. The notes
is secured by the equipment and matures
April 2011.

Note payable - finance company, payable        3,643      12,145
in monthly installments of $735,
including interest at 3.9%. The note is
secured by equipment and matures
November 2006.

Note payable - bank, payable in monthly
installments of $6,922, including
interest at the bank's reference rate
plus .75%.  The note is secured by all
the assets of Stinar HG, Inc., and
matures November 2009.                       267,401     327,710

Contracts for deed, payable in monthly     1,178,016   1,191,454
installments of $6,798and $1,236,
including interest at 7.00%, maturing
with balloon payments in June 2010,
secured by certain property.
                                           ----------  ----------
Long-term debt before debentures           1,985,761   2,050,514

Convertible subordinated debentures -        270,000      520,000
9% interest due annually each December
31, convertible into one common share
for each $2.00 of principal, maturing
in July 2007, unsecured, of which all
of the debentures are issued to
officers of the Company.
                                          ----------  ----------
                                           2,255,761   2,570,514
Less current maturities                      563,035     147,991
                                          ----------  ----------
                                          $1,692,726  $2,422,523
                                          ==========  ==========



Future maturities of long-term debt are as follows:

2007                                         $563,035
2008                                          366,699
2009                                          105,119
2010                                           96,931
2011                                           29,807
Thereafter                                  1,094,170
                                           ----------
                                           $2,255,761
                                           ==========




13.  INCOME TAXES

The income tax provision (benefit) is comprised of the following:

                                               2006         2005

Current tax expense (benefit):
 Federal                                   $     -        $5,000
 State                                        1,000        1,000
                                         ----------   ----------
Total current                                1,000         6,000
                                         ----------   ----------
Deferred tax (benefit):
 Federal                                     43,500     (19,000)
 State                                        8,500      (3,000)
                                         ----------   ----------
Total deferred                               52,000     (22,000)
                                         ----------   ----------
Total expense (credit) for income taxes    $53,000     $(16,000)
                                         ==========   ==========


Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The major temporary differences that give rise to the deferred tax liabilities and assets are as follows:

                                               2006         2005

Deferred tax assets:
   Inventory                                $16,000      $20,000
   Vacation                                  64,000       78,000
   Tax credit carryforwards                  13,000       31,000
   Net operating loss carryforwards          22,000       72,000
   Other                                     82,000       11,000
                                            -------      -------
Gross deferred tax asset                    197,000      212,000
                                            -------      -------
Deferred tax liabilities:
   Property and equipment                  (111,000)     (74,000)
                                           --------     --------
Gross deferred tax liability               (111,000)     (74,000)
                                           --------     --------
Net deferred tax asset                      $86,000     $138,000
                                           ========     ========


The provision for income taxes varies from the amount of income tax determined by applying the applicable federal statutory income taxes to pretax income as a result of the following differences:

                                                 2006        2005

Statutory U.S. federal tax rate                 34.0%       34.0%
State taxes, net of federal benefit             7.0          4.8
Other                                           (1.7)       (.8)
                                                -----       -----
                                                39.3%       38.0%
                                                =====       =====


The net deferred income tax assets in the accompanying consolidated balance sheets included the following components as of June 30, 2006 and 2005:

                                                2006        2005
Total deferred income tax assets, no
valuation allowance considered necessary    $197,000     $212,000
Total deferred income tax liabilities       (111,000)    (74,000)
                                            --------     --------
Net deferred tax asset                       $86,000     $138,000
                                            ========    ========


The Company has state net operating loss carryforwards of approximately $549,000, which begin to expire in 2017.


14.  OTHER RELATED PARTY TRANSACTIONS

Amounts paid for compliance services to entities related to the chief executive officer spouse were $ 15,757 in 2006 and $15,891 in 2005. In addition two officers of the company received interest from the debentures of $24,300 in fiscal year, 2006 and 2005. During 2006, a member of the board of directors was paid $5,000 for commission of the sale of the land. The Company has a month-to-month operating lease from one of the officers. Total rent expense was $10,250 in 2006.


15.     BENEFIT PLANS

Certain subsidiaries of the Company participate in a multi-employer union administered defined benefit pension plan that covers the cemetery employees. Pension expense under this plan was $20,756 in 2006 and $25,334 in 2005.


16.  STOCK OPTIONS

On September 1, 1998, the Board of Directors approved a Stock Incentive Awards Plan to attract and retain individuals to contribute to the achievement of the Company's economic objectives. Under the Plan, individuals are eligible based on the judgment of a committee of Board members (committee). At the discretion of the committee, eligible recipients may be granted options to purchase shares of the Company's common stock at an exercise price per share equal to the market price at the grant date. The stock options are exercisable at such times and in such installments as determined by the committee, limited to a maximum of ten years from the date of the grant. The Plan has authorized the issuance of 175,000 shares of common stock under the Plan, there were no grants for shares issued in 2006 and 2005, and at June 30, 2006 165,000 shares were available for future grants.

Shares subject to option are summarized as follows:

                                    Employee Stock       Weighted
                                           Options        Average
                                                   Exercise Price

Balance, June 30, 2005                      10,000          $1.63

Balance, June 30, 2006                      10,000          $1.63
                                            ======

Options exercisable at:
June 30, 2005                               10,000          $1.63
June 30, 2006                               10,000          $1.63


Information regarding options outstanding at June 30, 2006, is as follows:

  Type of Option     Number    Exercise     Weighted    Weighted
                       of     Price Range   Average     Average
                    Options                 Exercise   Remaining
                                             Price    Contractual
                                                          Life

Employee Stock
Options               10,000   $1.25-$2.00     $1.63      4 Years




17.  EARNINGS PER SHARE OF COMMON STOCK DISCLOSURES

The following table reconciles the income and shares of the basic and diluted earnings per share computations:

                                       2006                                2005
                       Net Income                          Net Income
                         (Loss)       Shares     Per-Share   (Loss)      Shares      Per-Share
                       ----------  ------------   -------  ---------- ------------    -------
                       (Numerator)(Denominator)   Amount   (Numerator)(Denominator)   Amount
                       ----------  ------------   -------  ---------- ------------    -------
BASIC EPS
Net income (loss)
available to common
shareholders              $81,801     1,431,503     $0.06   $(26,091)     1,431,503    $(0.02)

EFFECT OF DILUTIVE
SECURITIES
Employee stock options
and convertible
debentures                  -   -       -    -                      -             -
                         ---------   -----------            ---------     ----------
DILUTED EPS
Net income (loss)
available to common
shareholders plus
assumed conversions       $81,101     1,431,503    $0.06    $(26,091)     1,431,503    $(0.02)
                        =========   ==========     =======  =========   ==========     =======

ANTIDILUTIVE
SECURITIES
Employee stock options
and convertible
debentures                             145,000                             270,000
                                       =======                             =======


 18.  SEGMENT INFORMATION

  The Company's operations are classified into two principal industry segments: cemeteries and aviation ground support equipment. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes. Financial information by industry segment as of and for the years ended June 30, 2006 and 2005, is summarized as follows:



                                                   Aviation
                                                     Ground
                                                    Support
                                    Cemeteries    Equipment         Total
2006                               ----------- ------------   -----------

Net sales - external                $2,705,499  $12,991,069   $15,696,568
Depreciation                           163,037      144,375       307,412
Interest expense                         6,226      233,916       240,142
Segment operating profit               123,643     411,502        535,145
Segment assets                      11,325,598    6,448,480    17,814,078
Expenditures for segment fixed         126,798       41,115       167,913
assets
Income tax expense                      43,000       79,000     122,000




                                                   Aviation
                                                     Ground
                                                    Support
                                    Cemeteries    Equipment         Total
2005                               ----------- ------------   -----------

Net sales - external                $2,660,494  $14,175,821   $16,836,315
Depreciation                           155,355      180,101       335,456
Interest expense                         1,766      203,887       205,653
Segment operating profit                84,139     285,699        369,838
Segment assets                      10,792,765    8,043,302    18,836,067
Expenditures for segment fixed          84,326       54,227       138,553
assets
Income tax expense                      36,000       32,000      68,000




Reconciliation of segment profit to consolidated income before income taxes is as follows:

                                                    2006          2005
                                              ----------    ----------
Total profit (loss) for reportable segments     $309,518      $171,257
Unallocated amounts:
Interest expense                                (83,621)      (81,812)
Other corporate expenses                       (337,829)     (132,682)
Other corporate income (expense)                 246,733         1,146
                                              ----------    ----------
                                                134,801       (42,091)
                                              ==========    ==========


Reconciliation of segment assets to consolidated assets is as follows:

                                                    2006          2005
                                              ----------    ----------
Total segment assets                         $17,814,078   $18,836,067
Other assets                                     101,274       472,352
Elimination of receivable from holding        (2,478,201)   (2,378,319)
company
Segment deferred tax liability                  (122,000)    (114,000)
                                              ----------    ----------
Total assets                                 $15,437,151   $16,816,100
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


19.  FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments at June 30, 2006, and the methods and assumptions used to estimate such fair values, were as follows:

Cash and cash equivalents - the fair value approximates the carrying amount because of the short maturity of those financial instruments.

Long-term debt and other notes payable - Fair value is estimated using discounted cash flow analysis, based on the interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities. At June 30, 2006 and 2005, the fair value approximated the carrying value.


20.  RESEARCH AND DEVELOPMENT

Research and development expenses charged to operations were $100 in 2006 and $20,100 in 2005.