Form 10KSB, Exhibit 13
period 2007-06-30
OAKRIDGE HOLDINGS INC
filed 2007-09-27
CIK 73605

EXHIBIT 13


                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 2007 AND 2006



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














WIPFLI LLP
CPAs and Consultants


          REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors and Stockholders
Oakridge Holdings, Inc. and Subsidiaries
Chicago, Illinois



We have audited the accompanying consolidated balance sheets of Oakridge Holdings, Inc. and Subsidiaries as of June 30, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oakridge Holdings, Inc. and Subsidiaries as of June 30, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.


/s/ WIPFLI LLP

WIPFLI LLP


September 18, 2007
St. Paul, Minnesota






                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS


                                             June 30,2007    June 30,2006
                 ASSETS

Current assets:
Cash and cash equivalents                        $854,495      $1,065,463
Accounts receivable, less allowance for          1,003,020
doubtful accounts of $15,000 in 2007 and                        2,224,018
2006
Current portion of net investment in sales-
type lease                                      1,100,316               -
Inventories:
Production                                       3,982,912       2,486,169
Cemetery, mausoleum space and markers              644,057         591,729
Deferred income tax assets                        170,000         157,000
Other current assets                               79,628          61,168
                                              -----------     -----------
Total current assets                            7,834,428       6,585,547
                                              -----------     -----------
Property and equipment:
Property and equipment                          5,970,258       5,901,170
Less accumulated depreciation                  3,612,173        3,339,522
                                              -----------     -----------
Property and equipment, net                     2,358,085       2,561,648
                                              -----------     -----------
Other assets:
Net investment in sales-type lease, net of
current portion                                   362,193               -
Cemetery perpetual care trusts                  5,026,336       4,667,685
Preneed trust investments                       1,783,663       1,600,148
Deferred income tax assets                        162,000               -
Other                                              22,359          22,123
                                              -----------     -----------
Total other assets                              7,356,551       6,289,956
                                              -----------     -----------

Total Assets                                  $17,549,064     $15,437,151
                                              -----------     -----------












                                             June 30,2007    June 30,2006
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable - bank                           $1,861,000      $1,825,000
Accounts payable - trade                          898,225         418,033
Due to finance company                            129,632         894,569
Deferred revenue                                3,526,029       1,064,524
Accrued liabilities                               713,075         794,185
Current maturities of long-term debt              524,831         563,035
                                              -----------     -----------
Total current liabilities                       7,652,792       5,559,346
                                              -----------     -----------

Long-term liabilities:
Long-term debt                                   1,589,844       1,692,726
Deferred income tax liabilities                          -          71,000
                                               -----------     -----------

Total long-term liabilities                     1,589,844       1,763,726
                                              -----------     -----------

Total liabilities                               9,242,636       7,323,072
                                              -----------     -----------

Non-controlling interest in perpetual
care and trust investments                      6,810,000       6,267,833
                                              -----------     -----------

Stockholders' equity:
Preferred stock, $.10 par value, 1,000,000
shares authorized; none issued
                                                        -               -
Common stock, $.10 par value, 5,000,000
shares authorized; 1,431,503 shares
issued and outstanding in 2007 and 2006
                                                  143,151         143,151
Additional paid-in capital                        2,028,975       2,028,975
Accumulated deficit                              (675,698)         (325,880)
                                              -----------     -----------
Total stockholders' equity                      1,496,428       1,846,246
                                              -----------     -----------
                                              $17,549,064     $15,437,151
                                              ===========     ===========


              See Notes to Consolidated Financial Statements














                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS


                                               Year Ended      Year Ended
                                            June 30, 2007   June 30, 2006
                                               ----------      ----------
Revenue                                        $8,216,424     $15,696,568
Cost of good sold                               7,116,019      13,843,888
                                               ----------      ----------
Gross margin                                    1,100,405       1,852,680

Selling, general and administrative                               1,655,364
expenses                                        1,509,502
                                               ----------      ----------
Income (loss) from operations                    (409,097)        197,316
                                               ----------      ----------
Other income (expense):
Interest expense                                (318,649)       (323,763)
Gain on sale of assets                                  -           2,567
Interest income                                   132,928          12,002
Gain on sale of land                                    -         246,679
                                               ----------      ----------
Total other expense                             (185,721)        (62,515)
                                               ----------      ----------
Net income (loss) before income taxes           (594,818)        134,801

(Benefit) provision for income taxes            (245,000)         53,000
                                               ----------      ----------
Net income (loss)                              $(349,818)        $81,801
                                               ==========      ==========

Earnings per share:

Basic income (loss) per share                     $(0.24)         $(0.06)
                                               ==========      ==========
Diluted net income (loss) per share               $(0.24)         $(0.06)
                                               ==========      ==========



              See Notes to Consolidated Financial Statements








                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED JUNE 30, 2007 AND 2006



                    Common Stock
                 Number of     Common   Additional    Retained        Total
                    Shares      Stock      Paid-In    Earnings
                                           Capital   (Deficit)

BALANCE,         1,431,503   $143,151   $2,028,975  $(407,681)   $1,764,445
June 30, 2005

Net income               -          -            -     81,801        81,801
                 ---------   --------   ----------    --------   ----------
BALANCE,         1,431,503   $143,151   $2,028,975   (325,880)    1,846,246
June 30, 2006

Net income               -          -            -  (349,818)    (349,818)
                 ---------   --------   ----------    --------   ----------
BALANCE,         1,431,503   $143,151   $2,028,975   (675,698)    1,496,428
June 30, 2007
                 =========   ========   ==========   =========   ==========


              See Notes to Consolidated Financial Statements










                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

             Increase (Decrease) In Cash and Cash Equivalents


                                                  Year Ended     Year Ended
                                                June 30,2007   June 30,2006

Cash flows from operating activities:
 Net income (loss)                                 $(349,818)      $81,801
Adjustments to reconcile net income (loss) to
net cash flows from operating activities:
 Depreciation                                        272,651       310,910
 Deferred income taxes                              (246,000)       52,000
 Gain on disposal of property & equipment                  -        (2,567)
 Gain on sale of land                                      -      (246,679)
 Accounts receivable                               1,220,998      (674,943)
 Inventories                                      (1,549,071)    2,347,732
 Other assets                                        (18,695)       27,544
 Accounts payable and due to finance company        (284,745)   (2,407,228)
 Deferred revenue                                    448,793        72,765
 Accrued liabilities                                 (81,110)      200,708
                                                  ----------    ----------
Net cash flows from operating activities            (586,997)     (237,957)
                                                  ----------    ----------
Cash flows from investing activities:
 Purchases of property and equipment                 (69,088)      (91,935)
 Proceeds from sale of property and equipment              -         3,514
Payments on net investment in sales-type lease
                                                     550,203             -
 Proceeds from sales of land                               -       296,679
Cash inflows to perpetual care and trust
investments                                          229,041       215,017
Cash outflows to perpetual care and trust
investments                                         (129,511)     (115,200)
Realized (gains) losses on perpetual care and
trust investments                                    (99,530)      (99,817)
                                                  ----------    ----------
Net cash flows from investing activities             481,115       208,258
                                                  ----------    ----------
Cash flows from financing activities:
 Change in notes payable - bank                       36,000       850,000
 Principal payments on long-term debt               (141,086)     (385,560)
                                                  ----------    ----------
Net cash flows from financing activities            (105,086)      464,440
                                                  ----------    ----------
Net change in cash and cash equivalents             (210,968)      434,741
Cash and cash equivalents, beginning of year       1,065,463       630,722
                                                  ----------    ----------
Cash and cash equivalents, end of year              $854,495    $1,065,463
                                                  ==========    ==========

Supplemental Disclosure of Cash Flow
Information:

Cash paid (received) during the years for:
Interest                                            $318,649       $334,963
Income taxes                                          $2,000         $2,000
                                                  ==========     ==========


Noncash investing and financing activity:

During 2006, the Company purchased equipment in exchange for debt in the amount of $70,807.

During 2007, the Company entered into a sales-type lease resulting in a net investment in sales-type lease and deferred revenue of $2,012,712.



              See Notes to Consolidated Financial Statements









                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 2007 AND 2006




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


                             SEGMENT REPORTING

The Company operates and manages the business under two reporting segments, cemeteries and aviation ground support equipment.


                        COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) includes net income (loss) and items defined as other comprehensive income (loss). Items defined as other comprehensive income (loss) include items such as foreign currency translation adjustments and unrealized gains and losses on certain marketable securities. For the years ended June 30, 2007 and 2006, there were no adjustments to net loss to arrive at comprehensive loss.


                   FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments at June 30, 2007, and the methods and assumptions used to estimate such fair values, were as follows:

Cash and cash equivalents - the fair value approximates the carrying amount because of the short maturity of those financial instruments.

Net investment in sales-type lease - Fair value is estimated using the discounted cash flow analysis. At June 30, 2007 and 2006, the fair value approximated the carrying value.

Long-term debt and other notes payable - Fair value is estimated using discounted cash flow analysis, based on the interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities. At June 30, 2007 and 2006, the fair value approximated the carrying value.


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


                              CONCENTRATIONS

Credit Risk

The Company's cash deposits from time to time exceed federally insured limits. The Company has not experienced any losses on its cash deposits in the past. At June 30, 2007 the Company exceeded the insured limit by approximately $427,000.

Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of accounts receivable and a lease receivable. The Company generally does not require collateral for its trade accounts receivable and the Company continues to hold the title for equipment under lease. At June 30, 2007, a foreign customer accounted for 62% of Stinar's accounts receivable. At June 30, 2006, the United States Air Force accounted for approximately 29%, and a foreign customer accounted for 56% of Stinar's accounts receivable.

Customers

A significant portion of the Company's customers are concentrated in the airline industry. A downturn in the airline industry related to the September 11, 2001, acts of terrorism and increases in fuel costs have had a negative impact on the Company's continuing operations.

Net sales to international customers and the United States government were approximately 35% and 18% of Stinar's net sales in 2007, and approximately 14% and 71% of Stinar's net sales in 2006, respectively.


                         CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows and balance sheets, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.


                           ACCOUNTS RECEIVABLES

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company's estimate is based on historical collection experience and a review of the current status of accounts receivable. It is reasonably possible that the Company's estimate of the allowance for doubtful accounts will change.


                    NET INVESTMENT IN SALES-TYPE LEASE

During 2007, the Company began leasing aviation ground support equipment. The current lease is classified as sales-type lease and expires in September 2008.


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


                          PROPERTY AND EQUIPMENT

Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets and are generally depreciated over a 3 to 15 year period. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to operations as incurred and significant renewals and betterments are capitalized.


                             LONG-LIVED ASSETS

The Company periodically evaluate the carrying value of long-lived assets to be held and used, including but not limited to, capital assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.


                        PRODUCT WARRANTY LIABILITY

The Company's aviation ground equipment segment warrants its products against certain defects based on contract terms. Generally, warranty periods are five years for workmanship and manufacturing defects and seven years for painting defects. The Company has recourse provisions for certain items that would enable recovery from third parties for amounts paid under the warranties. At June 30, 2007 and 2006, the Company's estimated product warranty liability based on historical activity was $15,000.


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

Pursuant to various state and provincial laws, a portion of the proceeds from the sale of pre-need merchandise and services are required to be paid into trusts, which are included in pre-need trust investments in the Company's consolidated financial statements. The un-trusted proceeds are included in deferred revenue. Revenue is recognized on the sale of the pre-need opening and closing services and grave box sales upon delivery at the time of need. The revenue recognized upon delivery is the trusted amount plus accrued interest, plus the un-trusted amount included in deferred revenue.

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

                             ADVERTISING COSTS

Advertising costs are expensed as incurred. Advertising costs were $4,197 and $6,245 for the years ended June 30, 2007 and 2006, respectively.


                           SHARE-BASED PAYMENTS

Effective July 1, 2006 the Company adopted FASB Statement No. 123(R) "Share-Based Payment" (SFAS 123(R)), which requires an entity to reflect on its income statement, instead of pro forma disclosures in its financial footnotes, the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair market value of the award. Statement 123(R) supersedes the Company's previous accounting under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" for periods beginning prior to December 31, 2005. The Company adopted SFAS 123(R) using the modified prospective transition method. The Company's financial statements as of and for the year ended June 30, 2007 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company's financial statements for the prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). The Company for the year ended June 30, 2006 had no pro forma stock option expenses. Had the Company's stock option plan been accounted for using the fair value based method there would have been no effect on the net income and basic and diluted earnings per share in 2006. During 2006 there was no share-based employee compensation expense under the intrinsic value based method.


                      RESEARCH AND DEVELOPMENT COSTS

Research and development costs in the product development process are expensed as incurred. Assets that are acquired for research and development activities and have alternative future uses in addition to a current use are included in equipment and depreciated over the assets' estimated useful lives. Research and development costs consist primarily of contract engineering costs for outsourced design or development and equipment and material costs relating to all design and prototype development activities.


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


                     RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, Financial Accounting Standards Board (FASB) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 clarifies the accounting treatment (recognition and measurement) for an income tax position taken in a tax return and recognized in a company's financial statements. The new standard also contains guidance on "de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition". The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. We are currently evaluating the impact of this statement but we believe the adoption of FIN 48 will not have an impact on our consolidated financial position or results of operations.

In September 2006, the U.S. Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements ("SAB 108"). This SAB addresses diversity in practice of quantifying financial statement misstatements. It establishes an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the company's financial statements and the related financial statement disclosures. The SAB is effective for financial statements issued for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have an impact on our consolidated financial position or results of operations.

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements ("SFAS No. 157"). This standard clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. This standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of this statement. We believe the adoption of SFAS No. 157 will not have a material impact on our consolidated financial position or results of operations.


3. CONSOLIDATION OF VARIABLE INTEREST ENTITY

In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin ("ARB") No. 51." This interpretation clarifies the application of ARB No. 51, "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB revised FASB Interpretation No. 46 (`FIN 46R"). The Company implemented FIN 46 R as of January 1, 2005, which resulted in the consolidation of the Company's preneed cemetery merchandise and services trusts and the Company's cemetery perpetual care trusts. The implementation of FIN 46R affected certain line items in the consolidated balance sheet, but had no impact on net earnings. Also, the implementation of FIN 46R did not result in any net changes to the Company's consolidated statement of cash flows, but does require disclosure of certain financing and investing activities. See notes 4 and 5.

Although FIN 46R requires consolidation of the preneed cemetery merchandise and services trusts and cemetery perpetual care trusts, it does not change the legal relationships among the trusts, the Company and its customers.
In the case of preneed cemetery merchandise and services trusts, the customers are the legal beneficiaries. In the case of cemetery perpetual care trusts, the Company does not have a legal right to the cemetery perpetual care trust assets. For these reasons, upon consolidation of the trusts, the Company recognized non-controlling interests in its financial statements to reflect third-party interests in these trusts in accordance with SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." The Company classifies deposits to the cemetery merchandise and service trusts and perpetual care trusts as non-controlling.

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

For more discussion of the Company's accounting policies after the implementation of FIN 46R, see Notes 4 and 5.


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

The Company recognizes realized earnings of these trusts with investment and other income, net (with a corresponding debit to receivables and trust investments). The corresponding expense is recognized within investment and other income, net, equal to the realized earnings of the trusts attributable to the non-controlling interest holders (with a corresponding credit to non-controlling interest in cemetery trusts), or attributable to the Company (with a corresponding credit to deferred cemetery revenue) when such earnings have not been earned by the Company through the performance of services or delivery of merchandise. The net effect is an increase by the amount of the unrealized earnings in both (1) the trust asset and (2) the related non-controlling interest or deferred cemetery revenue items; there is no effect on net earnings. As of January 1, 2005, the cumulative undistributed net trust investment earnings of the cemetery merchandise and services trusts are included in non-controlling interest in cemetery trusts instead of deferred cemetery revenue. Upon performance of services or delivery of merchandise, the Company recognizes as revenues amounts attributed to the non-controlling interest holders or included in deferred cemetery revenue, including realized trust earnings.

Trust Investments:

Trust investments represent trust assets for contracts sold in advance of when the merchandise or services are needed. The trust investments in the consolidated balance sheet as of June 30, 2007 was $1,783,663 and June 30, 2006 was $1,600,148.

The cost and market value associated with the preneed cemetery merchandise and service trust assets as of June 30, 2007 and 2006 are detailed below. The adjusted cost basis of the cemetery merchandise and services trust assets below reflect an increase in past years of trust assets of approximately $386,574 and $335,529 as of June 30, 2007 and 2006 from their original cost basis.


             Adjusted  Unrealized Unrealized
           Cost Basis       Gains     Losses      Market
           ----------  ---------- ----------  ----------
2007 Bonds $1,397,089    $386,574          -  $1,783,663
2006 Bonds $1,264,319    $335,829          -  $1,600,148


Deferred Cemetery Revenue:

As of June 30, 2007 and 2006, deferred cemetery revenue represents future preneed cemetery revenues to be recognized upon delivery of merchandise or performance of services. It includes amounts not required to be trusted, this includes distributed and distributable trust investment earnings associated with unperformed preneed cemetery services or undelivered preneed cemetery merchandise where the related cash or investments are not held in trust accounts (generally because the Company was not required to deposit the cash in the trust). Future contract revenues and non-distributable net trust investment earnings where the related cash or investments are held in trust accounts are included in non-controlling interest in cemetery trusts.


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

Earnings from these cemetery perpetual care trust investments that the Company is legally permitted to withdraw are recognized in current cemetery revenues and are used to defray cemetery maintenance costs which are expensed as incurred. Recognized earnings related to these cemetery perpetual care trust investments were $129,511 and $115,200 for the years ended June 30, 2007 and 2006 respectively.

The cost and market value of the trust investments held by the cemetery perpetual care trusts as of June 30, 2007 and 2006 are detailed below. The market value of the cemetery perpetual care trusts below reflect an increase in the trust assets of $224,878 and $226,181 as of June 30, 2007 and 2006, respectively, from their original cost basis.


2007                            Unrealized Unrealized
                    Cost Basis       Gains     Losses       Market
                    ----------  ---------- ----------  -----------
Cash & Money Market   $530,865      $    -  $       -     $530,865
Bond Funds           2,719,934           -     62,520    2,657,414
Equities             1,550,659     287,398          -    1,838,057
                    ----------  ---------- ----------  -----------
Trust Investments   $4,801,458    $287,398    $62,520   $5,026,336
                    ==========  ========== ==========  ===========


2006                            Unrealized Unrealized
                    Cost Basis       Gains     Losses       Market
                    ----------  ---------- ----------  -----------
Cash & Money Market   $428,313      $    -  $       -     $428,313
Bond Funds           3,215,602           -    184,432    3,031,170
Equities               797,590     410,613          -    1,208,203
                    ----------  ---------- ----------  -----------
Trust Investments   $4,441,505    $410,613   $184,432   $4,667,686
                    ==========  ========== ==========  ===========


Market Value as a percentage of cost was 104.7% and 105.1% as of June 30, 2007 and 2006, respectively.


6. NET INVESTMENT IN SALES-TYPE LEASE

The Company entered into a 24 month sales-type lease with a customer for six High Deck Patient Loading Platform Vehicles maturing in October 2008. The following lists the components of the investment in the sales-type lease outstanding as of June 30:

                                                        2007       2006

Total minimum lease payments to be received       $1,547,763    $     -
Less: Amounts representing executory costs                 -          -
                                                  ---------- ----------
Minimum lease payments receivable                  1,547,763          -
Less: Allowance for uncollectibles                         -          -
                                                  ---------- ----------
Net minimum lease payments receivable              1,547,763          -
Less: Unearned income                                 85,254          -
                                                  ---------- ----------
Net investment in sales-type lease                $1,462,509    $     -
                                                  ========== ==========



7. INVENTORIES

Production inventories consisted of the following:

                                                 2007        2006

Finished goods                               $910,520 $         -
Work-in-process                             1,452,357     840,959
Raw materials and trucks                    1,620,035   1,645,210
                                           ----------  ----------
                                           $3,982,912  $2,486,169
                                           ==========  ==========

Inventories of cemetery and mausoleum space available for sale consisted of the following:

                                                 2007        2006

Cemetery space                               $438,852    $425,629
Mausoleum space and other                     205,205     132,282
                                             --------    --------
                                             $644,057    $557,911
                                             ========   =========


8. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                                2007        2006

Land                                        $450,000 $    450,000
Land improvements                            915,658     915,658
Building and improvements                  2,133,784   2,116,490
Vehicles                                     528,545     506,884
Equipment                                  1,942,271   1,912,138
                                          ----------  ----------
                                          $5,970,258  $5,901,170
                                          ==========  ==========

Depreciation charged to operations was $272,651 in 2007 and $310,910 in 2006.


9. ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

                                                2007        2006

Salaries and payroll taxes                  $406,368    $458,938
Due trust funds                              140,238     122,329
Interest                                      12,150      12,200
Other                                        154,319     200,718
                                            --------    --------
                                            $713,075    $794,185
                                            ========    ========


10.  DEBT


Note Payable - Bank

The Company has a $2,500,000 line-of-credit of which $639,000 was unused and $409,950 was available at June 30, 2007. Advances on the line-of-credit are based on 80% of eligible accounts receivable, plus 75% of the eligible truck, and finished goods inventory, plus 50% of the eligible raw materials inventory. Interest is payable at the bank's index rate plus .50%. (8.75% at June 30, 2007). The note matures October 31, 2007, and is secured by the assets of the Company's wholly-owned subsidiary, Stinar HG, Inc., and by assignment of a life insurance policy on the chief executive officer/key stockholder.



Due to Finance Company

A finance company finances a subsidiary's inventory chassis purchases, which are used in the production of aviation ground support equipment. At June 30, 2007 and 2006, $129,632 and $894,569 was outstanding with interest at 9.3 - 9.4% and 6.0%, respectively, beginning 90 days after purchase. The financing is secured by chassis inventory and personally guaranteed by the assets of the chief executive officer/key stockholder.



Long-Term Debt

Long-term debt consisted of the following:

                                                2007        2006
Note payable - bank, payable in monthly     $421,691    $470,275
installments of $7,397, including
interest at 9.0%, maturing May 2007,
secured by the common stock of Oakridge
Cemeteries, a wholly-owned subsidiary.

Note payable - bank payable in monthly        29,657      37,096
installments of $781, including
interest at 5.75%. The note is secured
by the equipment and matures January
2011.

Note payable - finance company, payable       24,183      29,330
in monthly installments of $615,
including interest at 8.25%. The note
is secured by the equipment and matures
April 2011.

Note payable - finance company, payable            -       3,643
in monthly installments of $735,
including interest at 3.9%. The note
was secured by equipment and matured
November 2006.

Note payable - bank, payable in monthly
installments of $6,922, including
interest at the bank's reference rate
plus .75%.  The note is secured by all
the assets of Stinar HG, Inc., and
matures November 2009.                       205,537     267,401

Contracts for deed, payable in monthly     1,163,607   1,178,016
installments of $6,798 and $1,236,
including interest at 7.00%, maturing
with balloon payments in June 2010,
secured by certain property.
                                           ----------  ----------
Long-term debt before debentures           1,844,675   1,985,761

Convertible subordinated debentures -        270,000     270,000
9% interest due annually each December
31, convertible into one common share
for each $2.00 of principal, maturing
in July 2007, unsecured, of which all
of the debentures are issued to
officers of the Company. Subsequent to
June 30, 2007, the Company and Officers
agreed to extend the maturity date to
July 2009 with similar terms.
                                          ----------  ----------
                                           2,114,675   2,255,761
Less current maturities                      524,831     563,035
                                          ----------  ----------
                                          $1,589,844  $1,692,726
                                          ==========  ==========



Future maturities of long-term debt are as follows:

2008                                          524,831
2009                                          106,317
2010                                        1,471,568
2011                                           11,959
2012                                                -
                                           ----------
                                           $2,114,675
                                           ==========



11.  INCOME TAXES

The income tax provision (benefit) is comprised of the following:

                                               2007         2006

Current tax expense (benefit):
 Federal                                   $     -           $ -
 State                                        1,000        1,000
                                         ----------   ----------
Total current                                1,000         1,000
                                         ----------   ----------
Deferred tax (benefit):
 Federal                                    (25,000)      43,500
 State                                       (4,000)       8,500
                                         ----------   ----------
Total deferred                              (29,000)      52,000
                                         ----------   ----------
Benefits of operating loss
carryforwards                             (217,000)            -
                                         ----------   ----------

Total expense (credit) for income taxes   $245,000       $53,000
                                         ==========   ==========


Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The major temporary differences that give rise to the deferred tax liabilities and assets are as follows:

                                               2007         2006

Deferred tax assets:
   Inventory                                $45,000      $16,000
   Vacation                                  61,000       64,000
   Tax credit carryforwards                  13,000       13,000
   Net operating loss carryforwards         239,000       22,000
   Other                                     65,000       82,000
                                            -------      -------
Gross deferred tax asset                    423,000      197,000
                                            -------      -------
Deferred tax liabilities:
   Property and equipment                   (91,000)   (111,000)
                                           --------     --------
Gross deferred tax liability                (91,000)   (111,000)
                                           --------     --------
Net deferred tax asset                     $332,000      $86,000
                                           ========     ========


The provision for income taxes varies from the amount of income tax determined by applying the applicable federal statutory income taxes to pretax income as a result of the following differences:

                                                 2007        2006

Statutory U.S. federal tax rate                 34.0%       34.0%
State taxes, net of federal benefit             7.0          7.0
Other                                            .2         (1.7)
                                                -----       -----
                                                41.2%       39.3%
                                                =====       =====


The net deferred income tax assets in the accompanying consolidated balance sheets included the following components as of June 30, 2007 and 2006:

                                                 2007        2006

Total deferred income tax assets, no          $332,000    $197,000
valuation allowance considered
necessary
Total deferred tax liabilities                      -   (111,000)
                                             --------    --------
Net deferred income tax assets               $332,000     $86,000
                                             ========    ========


The Company has federal and state net operating loss carryforwards of approximately $618,000 and $709,000, which begin to expire in 2017.


12.  OTHER RELATED PARTY TRANSACTIONS

Amounts paid for compliance services to entities related to the chief executive officer spouse were $9,785 in 2007 and $15,757 in 2006. In addition, two officers of the company received interest from the debentures of $24,300 in fiscal years 2007 and 2006. During 2006, a member of the board of directors was paid $5,000 for commission of the sale of the land. The Company has a month-to-month operating lease from one of the officers. Total rent expense was $24,600 in 2007 and $10,250 in 2006


13.     BENEFIT PLANS

Certain subsidiaries of the Company participate in a multi-employer union administered defined benefit pension plan that covers the cemetery employees. The current union agreement expires on February 28, 2010. Pension expense under this plan was $24,848 in 2007 and $20,756 in 2006.


14.  STOCK OPTIONS

On September 1, 1998, the Board of Directors approved a Stock Incentive Awards Plan to attract and retain individuals to contribute to the achievement of the Company's economic objectives. Under the Plan, individuals are eligible based on the judgment of a committee of Board members (committee). At the discretion of the committee, eligible recipients may be granted options to purchase shares of the Company's common stock at an exercise price per share equal to the market price at the grant date. The stock options are exercisable at such times and in such installments as determined by the committee, limited to a maximum of ten years from the date of the grant. The Plan has authorized the issuance of 175,000 shares of common stock under the Plan, there were no grants for shares issued in 2007 and 2006, and at June 30, 2007, 165,000 shares were available for future grants.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company's Statements of Operations. The Company recorded $0 of related compensation expense for the year ended June 30, 2007 as no options were granted during the period.

The Company uses the Black-Sholes-Merton ("Black Sholes") option-pricing model as a method for determining the estimated fair market value for employee stock awards. This is the same option-pricing model used in prior years to calculate pro forma compensation expense under SFAS 123 footnote disclosures. Compensation expense for employee stock awards is recognized on a straight-line basis over the vesting period of the award.


Shares subject to option are summarized as follows:
                                    Employee Stock       Weighted
                                           Options        Average
                                                   Exercise Price

Balance, June 30, 2006                      10,000          $1.63

Balance, June 30, 2007                      10,000          $1.63
                                            ======

Options exercisable at:
June 30, 2006                               10,000          $1.63
June 30, 2007                               10,000          $1.63


Information regarding options outstanding at June 30, 2007, is as follows:

Type of Option  Number of    Exercise   Weighted    Weighted
                 Options   Price Range   Average    Average
                                        Exercise   Remaining   Aggregate
                                          Price   Contractual  Intrinsic
                                                      Life       Value
Employee Stock
Options            10,000   $1.25-$2.00     $1.63     3 Years      $  -


The aggregate intrinsic value in the table represents the difference between the closing stock price on June 30, 2007 and the exercise price, multiplied by the number of in-the-money options that would have been received by the option holders had all option holders exercised their options on June 30, 2007. There were no options exercised during fiscal years ending 2007 and 2006.


15.  EARNINGS PER SHARE OF COMMON STOCK

The following table reconciles the income and shares of the basic and diluted earnings per share computations:

                                       2007                                2006

                       Net (loss)     Shares     Per-Share Net Income    Shares      Per-Share
                       ----------  ------------   -------  ---------- ------------    -------
                       (Numerator)(Denominator)   Amount   (Numerator)(Denominator)   Amount
                       ----------  ------------   -------  ---------- ------------    -------
BASIC EPS
Net income (loss)
available to common
shareholders           $(349,818)     1,431,503   ($0.24)     $81,801     1,431,503      $0.06

EFFECT OF DILUTIVE
SECURITIES
Employee stock options
and convertible
debentures                  -   -       -    -                      -             -
                         ---------   -----------            ---------     ----------
DILUTED EPS
Net income (loss)
available to common
shareholders plus
assumed conversions    $(349,818)     1,431,503   $(.24)      $81,101     1,431,503      $0.06
                        =========   ==========     =======  =========   ==========     =======

ANTIDILUTIVE
SECURITIES
Employee stock options
and convertible
debentures                             145,000                             145,000
                                       =======                             =======


16. SEGMENT INFORMATION

The Company's operations are classified into two principal industry segments: cemeteries and aviation ground support equipment. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes. Financial information by industry segment as of and for the years ended June 30, 2007 and 2006, is summarized as follows:


                                                   Aviation
                                                     Ground
                                                    Support
                                    Cemeteries    Equipment         Total
2007                               ----------- ------------   -----------

Net sales - external                $2,973,400   $5,243,024    $8,216,424
Depreciation                           159,135      109,515       268,650
Interest expense                         6,462      254,563       261,025
Segment operating profit (loss)        311,004    (427,599)      (116,595)
Segment assets                      12,281,359    8,002,933    20,284,292
Expenditures for segment fixed          62,574        1,457        64,031
assets
Income tax expense                     116,000    (258,000)     (142,000)




                                                   Aviation
                                                     Ground
                                                    Support
                                    Cemeteries    Equipment         Total
2006                               ----------- ------------   -----------

Net sales - external                $2,705,499  $12,991,069   $15,696,568
Depreciation                           163,037      144,375       307,412
Interest expense                         6,226      233,916       240,142
Segment operating profit               123,643     411,502        535,145
Segment assets                      11,325,598    6,448,480    17,814,078
Expenditures for segment fixed         126,798       41,115       167,913
assets
Income tax expense                      43,000       79,000     122,000



Reconciliation of segment profit to consolidated income before income taxes is as follows:

                                                    2007          2006
                                              ----------    ----------
Total profit (loss) for reportable segments   $(318,997)     $309,518
Unallocated amounts:
Interest expense                                (57,624)      (83,621)
Other corporate expenses                       (220,502)     (337,829)
Other corporate income (expense)                   2,305       246,733
                                              ----------    ----------
                                              $(594,818)      134,801
                                              ==========    ==========


Reconciliation of segment assets to consolidated assets is as follows:

                                                    2007          2006
                                              ----------    ----------
Total segment assets                         $20,284,292   $17,814,078
Other assets                                     141,269       101,274
Elimination of receivable from holding        (3,090,497)    (2,478,201)
company
Segment deferred tax liability                    214,000     (122,000)
                                              ----------    ----------
Total assets                                 $17,549,064   $15,437,151
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


17.  RESEARCH AND DEVELOPMENT COSTS

Research and development expenses charged to operations were $22,800 in 2007 and $100 in 2006.