Form 10KSB, Exhibit 13
period 2008-06-30
OAKRIDGE HOLDINGS INC
filed 2008-09-29
CIK 73605

EXHIBIT 13



                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 2008 AND 2007



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













WIPFLI
CPAs and Consultants


          REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors and Stockholders
Oakridge Holdings, Inc. and Subsidiaries
Chicago, Illinois




We have audited the accompanying consolidated balance sheets of Oakridge Holdings, Inc. and Subsidiaries as of June 30, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal conrol over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oakridge Holdings, Inc. and Subsidiaries as of June 30, 2008 and 2007, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.


/s/ WIPFLI LLP

WIPFLI LLP



September 24, 2008
St. Paul, Minnesota








                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS


                                             June 30,2008    June 30,2007
                 ASSETS

Current assets:
Cash and cash equivalents                        $278,202        $854,495
Accounts receivable, less allowance for
 doubtful accounts of $15,000 in 2008 and 2007  2,204,311       1,003,020
Current portion of net investment in
 sales-type lease                                 460,200       1,100,316
Inventories:
 Production                                     5,656,996       3,982,912
 Cemetery, mausoleum space, and markers           645,941         644,057
Deferred income tax assets                        178,000         170,000
Other current assets                              100,873          79,628
                                              -----------     -----------
Total current assets                            9,524,523       7,834,428
                                              -----------     -----------
Property and equipment:
 Property and equipment                         6,226,836       5,970,258
 Less accumulated depreciation                  3,862,029       3,612,173
                                              -----------     -----------
Property and equipment, net                     2,364,807       2,358,085
                                              -----------     -----------
Other assets:
 Net investment in sales-type lease,
  net of current portion                                -         362,193
 Cemetery perpetual care trusts                 4,918,067       5,026,336
 Preneed trust investments                      1,926,120       1,783,664
 Debt issuance costs, less accumulated
  amortization of $645 and $0 in 2008
  and 2007                                         76,785               -
 Deferred income tax assets                        82,000         162,000
 Other                                             19,800          22,358
                                              -----------     -----------
Total other assets                              7,022,772       7,356,551
                                              -----------     -----------
Total Assets                                  $18,912,102     $17,549,064
                                              -----------     -----------












                                             June 30,2008    June 30,2007
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable - bank                             $520,000      $1,861,000
Accounts payable - trade                        1,140,562         898,225
Due to finance company                            980,544         129,632
Accrued liabilities                               814,356         713,075
Deferred revenue                                2,372,525       3,526,029
Current maturities of long-term debt              212,575         524,831
                                              -----------     -----------
Total current liabilities                       6,040,562       7,652,792
                                              -----------     -----------

Long-term liabilities:
Long-term debt                                  4,415,274       1,589,844
                                              -----------     -----------
Total liabilities                              10,455,836       9,242,636
                                              -----------     -----------

Non-controlling interest in perpetual
 care and trust investments                     6,844,187       6,810,000
                                              -----------     -----------

Stockholders' equity:
Preferred stock, $.10 par value, 1,000,000
 shares authorized; none issued                         -               -
Common stock, $.10 par value, 5,000,000
 shares authorized; shares issued and
 outstanding 1,431,503 in 2008 and 2007           143,151         143,151
Additional paid-in capital                      2,028,975       2,028,975
Accumulated deficit                              (560,047)       (675,698)
                                              -----------     -----------
Total stockholders' equity                      1,612,079       1,496,428
                                              -----------     -----------
Total Liabilities and Stockholders' Equity    $18,912,102     $17,549,064
                                              ===========     ===========


              See Notes to Consolidated Financial Statements
















                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS


                                               Year Ended      Year Ended
                                            June 30, 2008   June 30, 2007
                                               ----------      ----------
Revenue                                        $11,24,378      $8,216,424
Cost of good sold                               9,174,802       7,116,019
                                               ----------      ----------
Gross margin                                    2,065,576       1,100,405

Selling, general and administrative
 expenses:
Selling                                           517,002         532,463
General and administrative                      1,109,136         977,039
                                               ----------      ----------
                                                1,626,138       1,509,503
                                               ----------      ----------
Income (loss) from operations                     439,438        (409,097)
                                               ----------      ----------
Other income (expense):
Interest income                                   120,185         132,928
Interest expense                                 (369,972)       (318,649)
                                               ----------      ----------
Total other expense                              (249,787)       (185,721)
                                               ----------      ----------
Net income (loss) before income taxes             189,651        (594,818)

(Benefit) provision for income taxes               74,000        (245,000)
                                               ----------      ----------
Net income (loss)                                $115,651       $(349,818)
                                               ==========      ==========
Earnings per share:
Basic income (loss) per share                      $(0.08)         $(0.24)
                                               ==========      ==========
Diluted net income (loss) per share                $(0.07)         $(0.24)
                                               ==========      ==========



              See Notes to Consolidated Financial Statements


















                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED JUNE 30, 2008 AND 2007



                     Common Stock
                 Number of     Common   Additional    Retained        Total
                    Shares      Stock      Paid-In    Earnings
                                           Capital   (Deficit)

BALANCE,
June 30, 2006    1,431,503   $143,151   $2,028,975   $(325,880)  $1,846,246

Net loss                 -          -            -    (349,818)    (349,818)
                 ---------   --------   ----------    --------   ----------
BALANCE,
June 30, 2007    1,431,503   $143,151   $2,028,975   $(675,698)  $1,496,428

Net income               -          -            -     115,651      115,651
                 ---------   --------   ----------    --------   ----------
BALANCE,
June 30, 2008    1,431,503   $143,151   $2,028,975    (560,047)   1,612,079
                 =========   ========   ==========   =========   ==========


              See Notes to Consolidated Financial Statements










                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

             Increase (Decrease) In Cash and Cash Equivalents


                                                  Year Ended     Year Ended
                                                June 30,2008   June 30,2007

Cash flows from operating activities:
Net income (loss)                                   $115,651      $(349,818)
Adjustments to reconcile net income (loss) to
net cash flows from operating activities:
 Depreciation and amortization                       250,502        272,651
 Deferred income taxes                                72,000       (246,000)
 Accounts receivables                             (1,201,291)     1,220,998
 Inventories                                      (1,675,968)    (1,549,071)
 Other assets                                        (18,687)       (18,695)
 Accounts payable and due to finance company       1,093,249       (284,745)
 Deferred revenue                                 (1,153,504)       448,793
 Accrued liabilities                                 101,281        (81,110)
                                                  ----------     ----------
Net cash flows from operating activities          (2,416,767)      (586,997)
                                                  ----------     ----------
Cash flows from investing activities:
 Purchases of property and equipment                (256,579)       (69,088)
 Debt issuance costs                                  (3,000)             -
 Payments on net investment in sales-type lease    1,002,309        550,203
 Cash inflows to perpetual care and
  trust investments                                  207,166        229,041
 Cash outflows to perpetual care and
  trust investments                                 (123,698)      (129,511)
 Realized (gains) losses on perpetual
  care and trust investments                         (83,468)       (99,530)
                                                   ----------     ----------
Net cash flows from investing activities             742,730        481,115
                                                  ----------     ----------
Cash flows from financing activities:
 Change in notes payable - bank                   (1,341,000)        36,000
 Proceeds from issuance of debt                    4,260,570              -
 Principal payments on long-term debt             (1,821,826)      (141,086)
                                                  ----------     ----------
Net cash flows from financing activities           1,097,744       (105,086)
                                                  ----------     ----------
Net change in cash and cash equivalents             (576,293)      (210,968)
Cash and cash equivalents, beginning of year         854,495      1,065,463
                                                  ----------     ----------
Cash and cash equivalents, end of year              $278,202       $854,495
                                                  ==========     ==========

Supplemental Disclosure of Cash Flow
Information:

Cash paid during the years for:
Interest                                            $367,498       $318,649
                                                  ==========     ==========
Income taxes                                          $2,000         $2,000
                                                  ==========     ==========


Noncash investing and financing activity:
-The Company re-financed debt during 2008, resulting in debt issuance costs of $74,430 being paid directly by new bank at closing of transaction.
-During 2007, the Company entered into a sales-type lease resulting in a net investment in sales-type lease and deferred revenue of $2,012,712.


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

                        COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) includes net income (loss) and items defined as other comprehensive income (loss). Items defined as other comprehensive income (loss) include items such as foreign currency translation adjustments and unrealized gains and losses on certain marketable securities. For the years ended June 30, 2008 and 2007, there were no adjustments to net income (loss) to arrive at comprehensive income (loss).

                   FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments at June 30, 2008, and the methods and assumptions used to estimate such fair values, were as follows:

     Cash and cash equivalents - Fair value approximates the carrying amount because of the short maturity of those financial instruments.

     Net investment in sales-type lease - Fair value is estimated using the discounted cash flow analysis. At June 30, 2008 and 2007, the fair value approximated the carrying value.

     Long term debt and other notes payable - Fair value is estimated using discounted cash flow analysis, based on the interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities. At June 30, 2008 and 2007, the fair value approximated the carrying value.

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

                             CONCENTRATIONS
Credit Risk

The Company's cash deposits from time to time exceed federally insured limits. The Company has not experienced any losses on its cash deposits in the past. At June 30, 2008 the Company exceeded the insured limit by approximately $155,000.

Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of accounts receivable and a lease receivable. The Company generally does not require collateral for its trade accounts receivable and the Company continues to hold the title for equipment under lease. Two foreign customers accounted for 59% and 62% of Stinar's accounts receivable at June 30, 2008 and 2007, respectively. Additionally, the U.S. Government accounted for approximately 23% of Stinar's accounts receivable at June 30, 2008.

Customers

A significant portion of the Company's customers are concentrated in the airline industry. A downturn in the airline industry related to the September 11, 2001, acts of terrorism and increases in fuel costs have had a negative impact on the Company's continuing operations.

Net sales to international customers and the United States government were approximately 44% and 32% of Stinar's net sales in 2008, and approximately 35% and 18% of Stinar's net sales in 2007, respectively.

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

                   NET INVESTMENT IN SALES-TYPE LEASE

During 2007 the Company began leasing aviation ground support equipment. The current lease is classified as sales-type lease and expires in September 2008.

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

                            DEBT ISSUANCE COSTS

Debt issuance costs are carried at cost and amortized using the straight-line method over the term of the related debt.

                             LONG-LIVED ASSETS

The Company periodically evaluates the carrying value of long-lived assets to be held and used, including but not limited to, capital assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose.

                     PRODUCT WARRANTY LIABILITY

The Company's aviation ground equipment segment warrants its products against certain defects based on contract terms. Generally, warranty periods are five years for workmanship and manufacturing defects and seven years for painting defects. The Company has recourse provisions for certain items that would enable recovery from third parties for amounts paid under the warranties. At June 30, 2008 and 2007 the Company's estimated product warranty liability based on historical activity was $15,000.

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

The Company has adopted the provisions of the Financial Accounting Standards Board's (FASB) Interpretation No. 48 (FIN 48), "Accounting for Uncertainty in Income Taxes - an interpretation of Statement of Financial Accounting Standards (SFAS) Statement No. 109." FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements, and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company files consolidated income tax returns in the U.S. federal jurisdiction and various state jurisdictions. Based on the company's evaluation, the company has concluded that there are no significant unrecognized tax implications. The Company's evaluation was performed for the tax years ended June 30, 2004 through June 30, 2008, the tax years that remain subject to examination by major tax jurisdictions as of June 30, 2008. The Company does not believe there will be any material changes in unrecognized tax positions over the next twelve months.

The Company may from time to time be assessed interest or penalties by major tax jurisdictions, although any such assessments historically have been minimal and immaterial to financial results. In accordance with FIN 48, paragraph 19, the Company has decided to classify interest and penalties as a component of income tax expense.

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


3. CONSOLIDATION OF VARIABLE INTEREST ENTITY

In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin ("ARB") No. 51." This interpretation clarifies the application of ARB No. 51, "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity risk for the entity to finance its activities without additional subordinated financial support from other parties.
In December 2003, the FASB revised FASB Interpretation No. 46 ("FIN 46R"). The Company implemented FIN 46R as of January 1, 2005, which resulted in the consolidation of the Company's preneed cemetery merchandise and service trusts and the Company's cemetery perpetual care trusts. The implementation of FIN 46R affected certain line items in the consolidated balance sheet, but had no impact on net earnings. Also, the implementation of FIN 46R did not result in any net changes to the Company's consolidated statement of cash flows, but does require disclosure of certain financing and investing activities. See notes 4 and 5.

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

The Company recognizes realized earnings of these trusts with investment and other income, net (with a corresponding debit to receivables and trust investments). The corresponding expense is recognized within investment and other income, net, equal to the realized earnings of the trusts attributable to the non-controlling interest holders (with a corresponding credit to non-controlling interest in cemetery trusts), or attributable to the Company (with a corresponding credit to deferred cemetery revenue) when such earnings have not been earned by the Company through the performance of services or delivery of merchandise. The net effect is an increase by the amount of the unrealized earnings in both (1) the trust asset and (2) the related non-controlling interest or deferred cemetery revenue items; there is no effect on net earnings. The cumulative undistributed net trust investment earnings of the cemetery merchandise and services trusts are included in non-controlling interest in cemetery trusts. Upon performance of services or delivery of merchandise, the Company recognizes as revenues amounts attributed to the non-controlling interest holders, including realized trust earnings.


Trust Investments:

Trust investments represent trust assets for contracts sold in advance of when the merchandise or services are needed. The trust investments in the consolidated balance sheet was $1,926,120 and $1,783,664 at June 30, 2008 and 2007, respectively.

The cost and market value associated with the preneed cemetery merchandise and service trust assets as of June 30, 2008 and 2007 are detailed below. The adjusted cost basis of the cemetery merchandise and services trust assets below reflect an increase in past years of trust assets of approximately $441,910 and $386,575 as of June 30, 2008 and 2007,
respectively, from their original cost basis.


                       Unrealized Unrealized
           Cost Basis       Gains     Losses      Market
           ----------  ---------- ----------  ----------
2008 Bonds $1,484,210    $441,910          -  $1,926,120
2007 Bonds $1,397,089    $386,575          -  $1,783,664


Deferred Cemetery Revenue:

As of June 30, 2008 and 2007, deferred cemetery revenue represents future preneed cemetery revenues to be recognized upon delivery of merchandise or performance of services. It includes amounts not required to be trusted, this includes distributed and distributable trust investment earnings associated with unperformed preneed cemetery services or undelivered preneed cemetery merchandise where the related cash or investments are not held in trust accounts (generally because the Company was not required to deposit the cash in the trust). Future contract revenues and non-distributable net trust investment earnings where the related cash or investments are held in trust accounts are included in non-controlling interest in cemetery trusts.


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

Earnings from these cemetery perpetual care trust investments that the Company is legally permitted to withdraw are recognized in current cemetery revenues and are used to defray cemetery maintenance costs which are expensed as incurred. Recognized earnings related to these cemetery perpetual care trust investments were $123,698 and $129,511 for the years ended June 30, 2006 and 2005 respectively.

The cost and market value of the trust investments held by the cemetery perpetual care trusts as of June 30, 2006 and 2005 are detailed below. The market value of the cemetery perpetual care trusts below reflect an increase in the trust assets of $ 226,181 and $229,617 as of June 30, 2008 and 2007, respectively, from their original cost basis.


2008                            Unrealized Unrealized
                    Cost Basis       Gains     Losses       Market
                    ----------  ---------- ----------  -----------
Cash & Money Market   $598,492      $1,019  $       -     $599,511
Bond Funds           2,796,664           -      7,480    2,789,184
Equities             1,631,597           -    102,225    1,529,372
                    ----------  ---------- ----------  -----------
Trust Investments   $5,026,753      $1,019   $109,705   $4,918,067
                    ==========  ========== ==========  ===========


2007                            Unrealized Unrealized
                    Cost Basis       Gains     Losses       Market
                    ----------  ---------- ----------  -----------
Cash & Money Market   $530,865      $    -  $       -     $530,865
Bond Funds           2,719,934           -     62,520    2,657,414
Equities             1,550,659     287,398          -    1,838,057
                    ----------  ---------- ----------  -----------
Trust Investments   $4,801,458    $287,398    $62,520   $5,026,336
                    ==========  ========== ==========  ===========

Market Value as a percentage of cost was 98% and 105% as of June 30, 2008 and 2007, respectively.




6. NET INVESTMENT IN SALES-TYPE LEASE

The Company entered into a 24 month sales-type lease with a customer for six High Deck Patient Loading Platform Vehicles, maturing in October 2008. The following lists the components of the net investment in the sales-type lease outstanding as of June 30:

                                                 2008        2007

Total minimum lease payments to be received  $466,594  $1,547,763
Less: Amounts representing executory costs          -           -
                                           ----------  ----------
Minimum lease payments receivable             466,594   1,547,763
Less:  Allowance for uncollectibles                 -           -
                                           ----------  ----------
Net minimum lease payments receivable         466,594   1,547,763

Less:  Unearned income                          6,394      85,254
                                           ----------  ----------
Net investment in sales-type lease           $460,200  $1,462,509
                                           ==========  ==========


7. INVENTORIES

Production inventories consisted of the following:

                                                 2008        2007

Finished goods                             $1,130,988    $910,520
Work-in-process                             2,399,936   1,452,357
Raw materials and trucks                    2,126,072   1,620,035
                                           ----------  ----------
                                           $5,656,996  $3,982,912
                                           ==========  ==========

Inventories of cemetery and mausoleum space available for sale consisted of the following:

                                                 2008        2007

Cemetery space                               $436,117    $438,852
Mausoleum space and other                     209,824     205,205
                                             --------    --------
                                             $645,941    $644,057
                                             ========   =========


8. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                                2008        2007

Land and improvements                     $1,366,000  $1,366,000
Building and improvements                  2,355,552   2,133,784
Vehicles                                     520,465     528,545
Equipment                                  1,984,819   1,941,929
                                          ----------  ----------
                                          $6,226,836  $5,970,258
                                          ==========  ==========

Depreciation charged to operations was $249,857 in 2008 and $272,651 in 2007.


9. ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

                                                2008        2007

Salaries and payroll taxes                  $574,146    $424,361
Due trust funds                              148,926     140,238
Interest                                      14,624      12,150
Other                                         76,660     136,326
                                            --------    --------
                                            $814,356    $713,075
                                            ========    ========


10.  DEBT

Due to Finance Company

A finance company finances a subsidiary's inventory chassis purchases, which are used in the production of aviation ground support equipment. At June 30, 2008 and 2007, $980,544 and $129,632 was outstanding with interest ranging from 5.88% to 7.66%, beginning 90 days after purchase. The financing is secured by chassis inventory and personally guaranteed by the assets of the chief executive officer/key stockholder.

Note Payable - Bank

The Company had a $2,500,000 line of credit of which was paid off from the proceeds of financing secured with a new bank in May 2008. The new line of credit facility is $1,000,000, of which $520,000 was in use at June 30, 2008, with interest at 1% over the reference rate (6.0% at June 30, 2008), maturing May 22, 2009. The reference rate is the rate announced by U.S. Bank National Association. The note is secured by the assets of the Company's wholly owned subsidiary, Stinar HG, Inc., continuing commercial guarantees from both the Company and the chief executive officer/key stockholder, and by the assignment of a life insurance policy on the chief executive officer/key stockholder.
See loan covenants below.

Long Term Debt

Long-term debt consisted of the following:

                                                     2008        2007

Note payable bank, payable in monthly
installments of $7,397, including interest
at 9.0%, maturing May 2008, secured by the
common stock of Oakridge Cemeteries, a
wholly owned subsidiary. The note payable
was paid off in 2008 from proceeds of the
new bank financing in May 2008.                    $    -    $421,691

Note payable bank, payable in monthly
installments of $6,922, including interest
at the bank's reference rate plus .75%.
The note is secured by all the assets of
Stinar HG, Inc. The note payable was paid
off in 2008 from proceeds of the new bank
financing in May 2008.                                  -     205,537

Contracts for deed, payable in monthly
installments of $6,798 and $1,236, including
interest at 7.00%. The contract for deed
was paid off in 2008 from proceeds of the
new bank financing in May 2008.                         -   1,163,607

Note payable bank payable in monthly
installments of $781, including interest
at 5.75%. The note is secured by the
equipment and matures January 2011.                17,123      29,657

Note payable finance company, payable
in monthly installments of $615, including
interest at 8.25%. The note is secured by
the equipment and matures April 2011.              21,785      24,183

Note payable - bank, payable in monthly
installments of $17,060, including interest
at 7.5%, with balloon payment in May 2013.
The note is secured by the assets of Stinar
including accounts receivable of $2,010,569
at June 30, 2008, continuing commercial
guarantees from both the Company and the
chief executive officer/key stockholder,
and by the assignment of a life insurance
policy on the chief executive officer/key
stockholder. Additionally, the note is
secured by a first mortgage on property
owned by Stinar. See loan covenants below.      2,096,065           -

Note payable - bank, payable in monthly
installments of $22,457 including interest
at the prime rate plus 1%, adjusted every
calendar quarter (6.25% at June 30, 2008),
maturing in May 2018. The note is secured
by the assets of Stinar including accounts
receivable of $2,010,569 at June 30, 2008,
and the unconditional guarantee of the
chief executive officer/key stockholder,
and by the assignment of a life insurance
policy on the chief executive officer/key
stockholder. See loan covenants below.          1,987,876           -
                                               ----------  ----------
Long-term debt before debentures                4,122,849   1,844,675

Convertible subordinated debentures -
unsecured with 9% interest due annually
each December 31, convertible into one
common share for each $2.00 of principal,
originally maturing in July 2008 and
subsequently extended to July 2009.
In May 2008, this debenture was
refinanced through a new subordinated
convertible debenture.  All of the
debentures are issued to
shareholder/officers of the Company.                    -     270,000

Convertible subordinated debentures -
unsecured with 9% interest due annually
each January 1, convertible into one
common share for each $.90 of principal,
maturing on July 1, 2010. The debentures
are issued to shareholder/officers and
shareholder/board members of the Company.         505,000           -
                                               ----------  ----------
                                                4,627,849   2,114,675
Less current maturities                           212,575     524,831
                                               ----------  ----------
                                               $4,415,274  $1,589,844
                                               ==========  ==========



Future maturities of long-term debt are as follows:

2009                                             $212,575
2010                                              732,505
2011                                              235,986
2012                                              241,754
2013                                            2,067,030
Thereafter                                      1,137,998
                                               ----------
                                               $4,627,848
                                               ==========

Loan Covenants

Stinar's bank loan agreements stipulate certain affirmative and negative covenants, including financial covenants for cash flow and debt to equity measured on a stand-alone basis. As of and for the year ended June 30, 2008, the actual cash flow to current maturity ratio was .85 to 1.00 while the allowed minimum was 1.20 to 1.00, and the debt to equity ratio was 4.62 to 1.00 while the maximum allowed was 4.50 to
1.00. The bank subsequently amended each of these covenants to match the actual 2008 results.



11.  INCOME TAXES

The income tax provision (benefit) is comprised of the following:

                                               2008         2007

Current tax expense (benefit):
 Federal                                  $       -    $       -
 State                                        2,000        1,000
                                         ----------   ----------
Total current                                 2,000        1,000
                                         ----------   ----------
Deferred tax (benefit):
 Federal                                     80,000      (25,000)
 State                                       (8,000)      (4,000)
                                         ----------   ----------
Total deferred                               72,000      (29,000)
                                         ----------   ----------
Benefits of operating loss carryforwards          -     (217,000)

Total expense (credit) for income taxes     $74,000    $(245,000)
                                         ==========   ==========


Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The major temporary differences that give rise to the deferred tax liabilities and assets are as follows:

                                               2008         2007

Deferred tax assets:
   Inventory                                $67,000      $45,000
   Vacation                                  43,000       61,000
   Tax credit carryforwards                  34,000       13,000
   Net operating loss carryforwards          92,000      239,000
   Other                                     81,000       65,000
                                            -------      -------
Gross deferred tax asset                    317,000      423,000
                                            -------      -------
Deferred tax liabilities:
   Property and equipment                   (57,000)     (91,000)
                                           --------     --------
Gross deferred tax liability                (57,000)     (91,000)
                                           --------     --------
Net deferred tax asset                     $260,000     $332,000
                                           ========     ========


The provision for income taxes varies from the amount of income tax determined by applying the applicable federal statutory income taxes to pretax income as a result of the following differences:

                                                 2008        2007

Statutory U.S. federal tax rate                 34.0%       34.0%
State taxes, net of federal benefit             (3.2)%       7.0%
Net operating loss and credit adjustments       11.2%          -
Permanent differences and other                  3.0%         .2
                                                -----       -----
                                                39.0%       41.2%
                                                =====       =====


The net deferred income tax assets in the accompanying consolidated balance sheets included the following components as of June 30, 2008 and 2007:

                                                2008        2007
Total deferred income tax assets, no
 valuation allowance considered necessary   $317,000    $423,000
Total deferred income tax assets             (57,000)    (91,000)
                                            --------    --------
                                            $260,000    $332,000
                                            ========    ========

The Company has federal and state net operating loss carryforwards of approximately $190,000 and $483,000, respectively, which begin to expire in 2017.



12.  OTHER RELATED PARTY TRANSACTIONS

Amounts paid for compliance services to entities related to the chief executive officer's spouse were $17,742 in 2008 and $9,785 in 2007. Interest expense on the related party convertible debentures totaled $31,435 and $24,300 in 2008 and 2007, respectively. The Company has a month-to-month operating lease from one of the officers. Total rent expense was $24,600 in 2008 and 2007.


13.     BENEFIT PLANS

Certain subsidiaries of the Company participate in a multi employer union administered defined benefit pension plan that covers the cemetery employees. The current union agreement expires on February 28, 2010. Pension expense under this plan was $17,407 in 2008 and $24,848 in 2007.


16.  STOCK OPTIONS

On September 1, 1998, the Board of Directors approved a Stock Incentive Awards Plan to attract and retain individuals to contribute to the achievement of the Company's economic objectives. Under the Plan, individuals are eligible based on the judgment of a committee of Board members (committee). At the discretion of the committee, eligible recipients may be granted options to purchase shares of the Company's common stock at an exercise price per share equal to the market price at the grant date. The stock options are exercisable at such times and in such installments as determined by the committee, limited to a maximum of ten years from the date of the grant. The Plan has authorized the issuance of 175,000 shares of common stock under the Plan, there were no grants for shares issued in 2008 and 2007, and at June 30, 2008, 165,000 shares were available for future grants.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company's Statements of Operations. The Company recorded $0 of related compensation expense for the year ended June 30, 2008 as no options were granted during the period.

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


Shares subject to option are summarized as follows:

                                    Employee Stock       Weighted
                                           Options        Average
                                                         Exercise
                                                            Price

Balance, June 30, 2007                      10,000          $1.63

Balance, June 30, 2008                      10,000          $1.63
                                            ======

Options exercisable at:
June 30, 2007                               10,000          $1.63
June 30, 2008                               10,000          $1.63


Information regarding options outstanding at June 30, 2006, is as follows:

Type of Option   Number   Exercise     Weighted    Weighted   Agggregate
                   of    Price Range   Average     Average    Intrinsic
                Options                Exercise   Remaining     Value
                                        Price    Contractual
                                                     Life

Employee Stock
Options         10,000   $1.25-$2.00     $1.63     2 Years       $-


The aggregate intrinsic value in the table represents the difference between the closing stock price on June 30, 2008 and the exercise price, multiplied by the number of in-the-money options that would have been received by the option holders had all option holders exercised their options on June 30, 2008. There were no options exercised during fiscal years ending 2008 and 2007.


17.  EARNINGS PER SHARE OF COMMON STOCK DISCLOSURES

The following table reconciles the income (loss) and shares of the basic and dilutedearnings per share computations:

                                       2008                                2007
                       Net Income                          Net Income
                         (Loss)       Shares     Per-Share   (Loss)      Shares      Per-Share
                       ----------  ------------   -------  ---------- ------------    -------
                       (Numerator)(Denominator)   Amount   (Numerator)(Denominator)   Amount
                       ----------  ------------   -------  ---------- ------------    -------
BASIC EPS
Net income (loss)
available to common
shareholders              $115,651    1,431,503     $0.08   $(349,818)     1,431,503    $(0.24)

EFFECT OF DILUTIVE
SECURITIES
Employee stock options
and convertible
debentures                  29,588      561,111                    -             -
                         ---------   -----------            ---------     ----------
DILUTED EPS
Net income (loss)
available to common
shareholders plus
assumed conversions       $145,239   1,992,614    $0.07    $(349,818)     1,431,503    $(0.24)
                        =========   ==========     =======  =========   ==========     =======

ANTIDILUTIVE
SECURITIES
Employee stock options
and convertible
debentures                             10,000                             145,000
                                       =======                             =======


 16.  SEGMENT INFORMATION

  The Company's operations are classified into two principal industry segments: cemeteries and aviation ground support equipment. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes. Financial information by industry segment as of and for the years ended June 30, 2008 and 2007, is summarized as follows:



                                                   Aviation
                                                     Ground
                                                    Support
                                    Cemeteries    Equipment         Total
2008                               ----------- ------------   -----------

Net sales - external                $3,007,274   $8,233,104   $11,240,378
Depreciation                           151,165       96,692       247,857
Interest expense                        15,456      299,685       315,141
Segment operating profit               487,578      318,223       805,801
Segment assets                      12,475,624    9,710,776    22,186,400
Expenditures for segment fixed
 assets                                241,812       22,846       264,658
Income tax expense                     193,000       46,000       239,000




                                                   Aviation
                                                     Ground
                                                    Support
                                    Cemeteries    Equipment         Total
2007                               ----------- ------------   -----------

Net sales - external                $2,973,400   $5,243,024    $8,216,424
Depreciation                           159,135      109,515       268,650
Interest expense                         6,462      254,563       261,025
Segment operating profit (loss)        311,004     (427,599)     (116,595)
Segment assets                      12,281,359    8,002,933    20,284,292
Expenditures for segment fixed
 assets                                 62,574        1,457        64,031
Income tax expense (benefit)           116,000     (258,000)     (142,000)




Reconciliation of segment profit to consolidated income before income taxes is as follows:

	                                            2008          2007
                                              ----------    ----------
Total profit (loss) for reportable segments $ 610,732 $ (318,997) Unallocated amounts:
 Interest expense                                (54,831)      (57,624)
 Other corporate expenses                       (366,250)     (220,502)
 Other corporate income	                               -         2,305
                                              ----------    ----------
                                               $ 189,651    $ (594,818)
                                              ==========    ==========


Reconciliation of segment assets to consolidated assets is as follows:

                                                    2008          2007
                                              ----------    ----------
Total segment assets                         $22,186,400   $20,284,292
Other assets                                     105,934       141,269
Elimination of receivable from holding
 company                                      (3,519,232)   (3,090,497)
Deferred tax asset                               139,000       214,000
                                              ----------    ----------
Total assets                                 $18,912,102   $17,549,064
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


17.  RESEARCH AND DEVELOPMENT

Research and development expenses charged to operations were $43,744 in 2008 and $22,800 in 2007.