Form 10-K/A, Exhibit 13
period 2008-06-30
OAKRIDGE HOLDINGS INC
filed 2009-09-29
CIK 73605

EXHIBIT 13



                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED FINANCIAL STATEMENTS
                       WITH CONSOLIDATING INFORMATION

                    YEARS ENDED JUNE 30, 2008 AND 2007



                             TABLE OF CONTENTS

                                                                   Page

Report of Independent Registered Public Accounting Firm


Consolidated Financial Statements:

 Consolidated Balance Sheets                                          1

 Consolidated Statements of Operations                                2

 Consolidated Statements of Stockholders' Equity                      3

 Consolidated Statements of Cash Flows                                4

 Notes to Consolidated Financial Statements                           5


Consolidating Information:

 Report of Independent Registered Public Accounting Firm
  on Consolidating Information                                       28

 Consolidating Balance Sheets                                        29

 Consolidating Statements of Operations                              31










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

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oakridge Holdings, Inc. and Subsidiaries as of June 30, 2008 and 2007, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

As discussed in Note 18, the Company has restated its Consolidated Balance Sheets as of June 30, 2008 and 2007, and the related Consolidated Statements of Cash Flows for the years then ended to reflect the correction of errors in the classification of the pre-need trust investment and the cash flows resulting from the perpetual care and pre-need trust investments.

/s/ WIPFLI LLP

WIPFLI LLP
St. Paul, Minnesota

September 24, 2008
(September 28, 2009 as to the effects of the restatements discussed in Note 18 to the consolidated financial statements)










                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS


                                             June 30,2008    June 30,2007
                 ASSETS


Current assets:
Cash and cash equivalents                        $278,202        $854,495
Accounts receivable, less allowance for
 doubtful accounts of $15,000 in 2008 and 2007  2,204,311       1,003,020
Current portion of net investment in
 sales-type lease                                 460,200       1,100,316
Inventories:
 Production                                     5,656,996       3,982,912
 Cemetery, mausoleum space, and markers           645,941         644,057
Deferred income tax assets                        178,000         170,000
Other current assets                              100,873          79,628
                                              -----------     -----------
Total current assets                            9,524,523       7,834,428
                                              -----------     -----------
Property and equipment:
 Property and equipment                         6,226,836       5,970,258
 Less accumulated depreciation                  3,862,029       3,612,173
                                              -----------     -----------
Property and equipment, net                     2,364,807       2,358,085
                                              -----------     -----------
Other assets:
 Net investment in sales-type lease,
  net of current portion                                -         362,193
 Cemetery perpetual care trusts                 4,918,067       5,026,336
 Preneed trust investments                      1,926,120       1,783,664
 Debt issuance costs, less accumulated
  amortization of $645 and $0 in 2008
  and 2007                                         76,785               -
 Deferred income tax assets                        82,000         162,000
 Other                                             19,800          22,358
                                              -----------     -----------
Total other assets                              7,022,772       7,356,551
                                              -----------     -----------
Total Assets                                  $18,912,102     $17,549,064
                                              -----------     -----------






                                             June 30,2008    June 30,2007
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable - bank                             $520,000      $1,861,000
Accounts payable - trade                        1,140,562         898,225
Due to finance company                            980,544         129,632
Accrued liabilities                               814,356         713,075
Deferred revenue                                2,372,525       3,526,029
Current maturities of long-term debt              212,575         524,831
                                              -----------     -----------
Total current liabilities                       6,040,562       7,652,792
                                              -----------     -----------

Long-term liabilities:
Non-controlling interest in pre-need
 trust investments                              1,926,120       1,783,664
Bank debt                                       4,415,274       1,589,844
                                              -----------     -----------
                                                6,341,394       3,373,508
                                              -----------     -----------
Total liabilities                              12,381,956      11,026,300
                                              -----------     -----------


Non-controlling interest in perpetual
 care trust investments                         4,918,067       5,026,336
                                              -----------     -----------

Stockholders' equity:
Preferred stock, $.10 par value, 1,000,000
 shares authorized; none issued                         -               -
Common stock, $.10 par value, 5,000,000
 shares authorized; shares issued and
 outstanding 1,431,503 in 2008 and 2007           143,151         143,151
Additional paid-in capital                      2,028,975       2,028,975
Accumulated deficit                              (560,047)       (675,698)
                                              -----------     -----------
Total stockholders' equity                      1,612,079       1,496,428
                                              -----------     -----------
Total Liabilities and Stockholders' Equity    $18,912,102     $17,549,064
                                              ===========     ===========


              See Notes to Consolidated Financial Statements








                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS


                                               Year Ended      Year Ended
                                            June 30, 2008   June 30, 2007
                                               ----------      ----------
Revenue                                       $11,240,378      $8,216,424
Cost of good sold                               9,174,802       7,116,019
                                               ----------      ----------
Gross margin                                    2,065,576       1,100,405

Selling, general and administrative expenses:
Selling                                           517,002         532,463
General and administrative                      1,109,136         977,039
                                               ----------      ----------
                                                1,626,138       1,509,502
                                               ----------      ----------
Income (loss) from operations                     439,438        (409,097)
                                               ----------      ----------
Other income (expense):
Interest income                                   120,185         132,928
Interest expense                                 (369,972)       (318,649)
                                               ----------      ----------
Total other expense                              (249,787)       (185,721)
                                               ----------      ----------
Net income (loss) before income taxes             189,651        (594,818)

(Benefit) provision for income taxes               74,000        (245,000)
                                               ----------      ----------
Net income (loss)                                $115,651       $(349,818)
                                               ==========      ==========
Earnings per share:
Basic income (loss) per share                       $0.08          $(0.24)
                                               ==========      ==========
Diluted net income (loss) per share                 $0.07          $(0.24)
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


              See Notes to Consolidated Financial Statements










                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

             Increase (Decrease) In Cash and Cash Equivalents


                                                  Year Ended     Year Ended
                                                June 30,2008   June 30,2007

Cash flows from operating activities:
Net income (loss)                                   $115,651      $(349,818)
Adjustments to reconcile net income (loss) to
net cash flows from operating activities:
 Depreciation and amortization                       250,502        272,651
 Deferred income taxes                                72,000       (246,000)
 Accounts receivables                             (1,201,291)     1,220,998
 Inventories                                      (1,675,968)    (1,549,071)
 Other assets                                        (18,687)       (18,695)
 Accounts payable and due to finance company       1,093,249       (284,745)
 Realized and unrealized gains (losses) of
  non-controlling trusts                            (100,716)       300,711
 Change in non-controlling trust investments          56,665        115,631
 Change in pre-need trust investments                 78,238         (2,931)
 Deferred revenue                                 (1,153,504)       448,793
 Accrued liabilities                                 101,281        (81,110)
                                                  ----------     ----------
Net cash flows from operating activities          (2,382,580)      (173,586)
                                                  ----------     ----------
Cash flows from investing activities:
 Purchases of property and equipment                (256,579)       (69,088)
 Debt issuance costs                                  (3,000)             -
 Payments on net investment in sales-type lease    1,002,309        550,203
 Purchases of non-controlling investments
  in trusts                                       (1,263,905)    (3,582,758)
 Sales of non-controlling investments in trusts    1,229,718      3,169,347
                                                  ----------     ----------
Net cash flows from investing activities             708,543         67,704
                                                  ----------     ----------
Cash flows from financing activities:
 Change in notes payable - bank                   (1,341,000)        36,000
 Proceeds from issuance of debt                    4,260,570              -
 Principal payments on long-term debt             (1,821,826)      (141,086)
                                                  ----------     ----------
Net cash flows from financing activities           1,097,744       (105,086)
                                                  ----------     ----------
Net change in cash and cash equivalents             (576,293)      (210,968)
Cash and cash equivalents, beginning of year         854,495      1,065,463
                                                  ----------     ----------
Cash and cash equivalents, end of year              $278,202       $854,495
                                                  ==========     ==========

Supplemental Disclosure of Cash Flow Information:

Cash paid during the years for:
Interest                                            $367,498       $318,649
                                                  ==========     ==========
Income taxes                                          $2,000         $2,000
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

                    YEARS ENDED JUNE 30, 2008 AND 2007




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

Pursuant to various state and provincial laws, a portion of the proceeds from the sale of pre-need merchandise and services are required to be paid into trusts, which are included in pre-need trust investments are in the Company's consolidated financial statements. The un-trusted proceeds are included in deferred revenue. Revenue is recognized on the sale of the pre-need opening and closing services and grave boxes sales upon delivery at the time of need. The revenue recognized upon delivery is the trusted amount plus the un-trusted amount included in deferred revenue.

Selling costs related to the sale of pre-need cemetery contract revenues are expensed in the period incurred.

Aviation Ground Support Equipment

Revenue is recognized when the risks and rewards of ownership transfer to customers, which is generally at the time of shipment or upon customer inspection and approval of the equipment.

The Company has a contract to supply equipment to the US Government which includes specific phases to which dollar amounts were assigned. The Company will recognize revenue on the completed contract method because the Company is not able to make reasonably dependable estimates of the percentage of work completed on the contract due to the unique nature of the contract; the US Government does not have the right to take possession of the work in process; the deliverables resulting from specific phases provide no value to the US Government without delivery of the specific piece of equipment; and the Company does not have the ability to require progress payments for the work in process.

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

The market value associated with the preneed cemetery merchandise and service trust assets as of June 30, 2008 and 2007 are detailed below.


Year  Beginning   Interest  Distributions  Contributions  Ending
      Market      Income                                  Market
      Value                                               Value

2008  $1,783,664  $64,218     $(31,474)     $109,712      $1,926,120
2007  $1,727,913  $58,682    $(141,341)     $138,410      $1,783,664



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


Year Beginning  Realized Unrealized Distributions Contributions Change Ending
     Market     Gain     Gain (loss)                            in     Market
     Value                                                      Cash   Value
2008 $5,026,336 $161,927 $(326,861)  $(123,698)  $90,675   $89,688 $4,918,067
2007 $4,668,676 $438,460 $(196,431)  $(129,511)  $79,127  $166,015 $5,026,336



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

Long Term Debt

Long-term debt consisted of the following:

                                                     2008        2007

Note payable bank, payable in monthly
installments of $7,397, including interest
at 9.0%, maturing May 2008, secured by the
common stock of Oakridge Cemeteries, a
wholly owned subsidiary. The note payable
was paid off in 2008 from proceeds of the
new bank financing in May 2008.                    $    -    $421,691

Note payable bank, payable in monthly
installments of $6,922, including interest
at the bank's reference rate plus .75%.
The note is secured by all the assets of
Stinar HG, Inc. The note payable was paid
off in 2008 from proceeds of the new bank
financing in May 2008.                                  -     205,537

Contracts for deed, payable in monthly
installments of $6,798 and $1,236, including
interest at 7.00%. The contract for deed
was paid off in 2008 from proceeds of the
new bank financing in May 2008.                         -   1,163,607

Note payable bank payable in monthly
installments of $781, including interest
at 5.75%. The note is secured by the
equipment and matures January 2011.                17,123      29,657

Note payable finance company, payable
in monthly installments of $615, including
interest at 8.25%. The note is secured by
the equipment and matures April 2011.              21,785      24,183

Note payable - bank, payable in monthly
installments of $17,060, including interest
at 7.5%, with balloon payment in May 2013.
The note is secured by the assets of Stinar
including accounts receivable of $2,010,569
at June 30, 2008, continuing commercial
guarantees from both the Company and the
chief executive officer/key stockholder,
and by the assignment of a life insurance
policy on the chief executive officer/key
stockholder. Additionally, the note is
secured by a first mortgage on property
owned by Stinar. See loan covenants below.      2,096,065           -

Note payable - bank, payable in monthly
installments of $22,457 including interest
at the prime rate plus 1%, adjusted every
calendar quarter (6.25% at June 30, 2008),
maturing in May 2018. The note is secured
by the assets of Stinar including accounts
receivable of $2,010,569 at June 30, 2008,
and the unconditional guarantee of the
chief executive officer/key stockholder,
and by the assignment of a life insurance
policy on the chief executive officer/key
stockholder. See loan covenants below.          1,987,876           -
                                               ----------  ----------
Long-term debt before debentures                4,122,849   1,844,675

Convertible subordinated debentures -
unsecured with 9% interest due annually
each December 31, convertible into one
common share for each $2.00 of principal,
originally maturing in July 2008 and
subsequently extended to July 2009.
In May 2008, this debenture was
refinanced through a new subordinated
convertible debenture.  All of the
debentures are issued to
shareholder/officers of the Company.                    -     270,000

Convertible subordinated debentures -
unsecured with 9% interest due annually
each January 1, convertible into one
common share for each $.90 of principal,
maturing on July 1, 2010. The debentures
are issued to shareholder/officers and
shareholder/board members of the Company.         505,000           -
                                               ----------  ----------
                                                4,627,849   2,114,675
Less current maturities                           212,575     524,831
                                               ----------  ----------
                                               $4,415,274  $1,589,844
                                               ==========  ==========



Future maturities of long-term debt are as follows:

2009                                             $212,575
2010                                              732,505
2011                                              235,986
2012                                              241,754
2013                                            2,067,030
Thereafter                                      1,137,999
                                               ----------
                                               $4,627,849
                                               ==========

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


15.  EARNINGS PER SHARE OF COMMON STOCK DISCLOSURES

The following table reconciles the income (loss) and shares of the basic and diluted earnings per share computations:

                                       2008                                2007
                       Net Income                          Net Income
                         (Loss)       Shares     Per-Share   (Loss)      Shares     Per-Share
                       ----------  ------------   -------  ---------- ------------   -------
                       (Numerator)(Denominator)   Amount   (Numerator)(Denominator)  Amount
                       ----------  ------------   -------  ---------- ------------   -------
BASIC EPS
Net income (loss)
available to common
shareholders             $115,651   1,431,503     $0.08   $(349,818)     1,431,503   $(0.24)

EFFECT OF DILUTIVE
SECURITIES
Employee stock options
and convertible
debentures                 29,588     561,111                     -             -
                        ---------  ----------             ---------     ---------
DILUTED EPS
Net income (loss)
available to common
shareholders plus
assumed conversions      $145,239   1,992,614    $0.07    $(349,818)     1,431,503   $(0.24)
                        =========  ==========   =======   =========     ==========   =======


SECURITIES
Employee stock options
and convertible
debentures                             10,000                             145,000
                                       ======                             =======






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



                                                   Aviation
                                                     Ground
                                                    Support
                                    Cemeteries    Equipment         Total
2008                               ----------- ------------   -----------

Net sales - external                $3,007,274   $8,233,104   $11,240,378
Depreciation                           151,165       96,692       247,857
Interest expense                        15,456      299,685       315,141
Segment operating profit               487,578      318,223       805,801
Segment assets                      12,475,624    9,710,776    22,186,400
Expenditures for segment fixed
 assets                                241,812       22,846       264,658
Income tax expense                     193,000       46,000       239,000




                                                   Aviation
                                                     Ground
                                                    Support
                                    Cemeteries    Equipment         Total
2007                               ----------- ------------   -----------

Net sales - external                $2,973,400   $5,243,024    $8,216,424
Depreciation                           159,135      109,515       268,650
Interest expense                         6,462      254,563       261,025
Segment operating profit (loss)        311,004     (427,599)     (116,595)
Segment assets                      12,281,359    8,002,933    20,284,292
Expenditures for segment fixed
 assets                                 62,574        1,457        64,031
Income tax expense (benefit)           116,000     (258,000)     (142,000)



Reconciliation of segment profit to consolidated income before income taxes is as follows:

	                                            2008          2007
                                              ----------    ----------
Total profit (loss) for reportable segments $610,732 $(318,997) Unallocated amounts:
 Interest expense                                (54,831)      (57,624)
 Other corporate expenses                       (366,250)     (220,502)
 Other corporate income	                               -         2,305
                                              ----------    ----------
                                                $189,651     $(594,818)
                                              ==========    ==========


Reconciliation of segment assets to consolidated assets is as follows:

                                                    2008          2007
                                              ----------    ----------
Total segment assets                         $22,186,400   $20,284,292
Other assets                                     105,934       141,269
Elimination of receivable from holding
 company                                      (3,519,232)   (3,090,497)
Deferred tax asset                               139,000       214,000
                                              ----------    ----------
Total assets                                 $18,912,102   $17,549,064
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



18.  RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

Certain reclassifications were noted subsequent to the issuance of the financial statements. Accordingly, these financial statements reflect the reclassifications as of June 30, 2008 and 2007, and for the years then ended. Long-term liabilities were increased by the non-controlling interest in the pre-need trust investments which was previously presented in the mezzanine section of the consolidated balance sheets. In addition, the cash flows from operations were adjusted to reflect the cash flows from the perpetual care and trust investments which were previously presented as cash flows from investing activities.

The Company has restated its consolidated financial statements as of and for the year ended June 30, 2008 to correct the errors noted above as follows:


                                   As Previously  Restatement
                                        Reported  Adjustments  As Restated
                                    ------------ ------------ ------------

Consolidated Balance Sheet
June 30, 2008

Current Assets:
Cash and Cash equivalents               $278,202            -     $278,202
Accounts Receivable, less
 allowance for doubtful accounts
 of $15,000                            2,204,311            -    2,204,311
Current portion of net investments
 in sales type lease                     460,200            -      460,200
Inventories:
 Production                            5,656,996            -    5,656,996
 Cemetery, mausoleum space and markers   645,941            -      645,941
Deferred income tax assets               178,000            -      178,000
Other current assets                     100,873            -      100,873
                                    ------------ ------------ ------------
Total current assets                   9,524,523            -    9,524,523
                                    ------------ ------------ ------------

Property and equipment:
Property and equipment                 6,226,836            -    6,226,836
Less accumulated depreciation          3,862,029            -    3,862,029
                                    ------------ ------------ ------------
Property and equipment, net            2,364,807            -    2,364,807
                                    ------------ ------------ ------------

Other Assets
Cemetery perpetual care trusts         4,918,067            -    4,918,067
Preneed trust investments              1,916,120            -    1,916,120
Debt issuance costs, less accumulated
 Amortization of $645 in 2008             76,785            -       76,785
Deferred income tax assets                82,000            -       82,000
Other                                     19,800            -       19,800
                                    ------------ ------------ ------------
Total other assets                     7,022,772            -    7,022,772
                                    ------------ ------------ ------------
Total Assets                         $18,912,102            -  $18,912,102
                                    ============ ============ ============



                                   As Previously  Restatement
                                        Reported  Adjustments  As Restated
                                    ------------ ------------ ------------

Liablities and Stockholders Equity:

Current Liabilities:
Notes payable - bank                    $520,000            -     $520,000
Accounts payable - trade               1,140,562            -    1,140,562
Due to finance company                   980,544            -      980,544
Accrued liabilities                      814,356            -      814,356
Deferred revenue                       2,372,525            -    2,372,525
Current maturities of long-term debt     212,575            -      212,575
                                    ------------ ------------ ------------
Total Current Liabilities             $6,040,562            -   $6,040,562
                                    ------------ ------------ ------------

Long-term liabilities:
Bank debt                              4,415,274            -    4,415,274
Non-controlling interest in pre-need
 care trust investments                        -    1,926,120    1,926,120
                                    ------------ ------------ ------------
Total Long term liablities             4,415,274    1,926,120    6,341,394
                                    ------------ ------------ ------------

Total liablities                      10,455,836    1,926,120   12,381,956
                                    ------------ ------------ ------------

Non-controlling interest in
 trust investments                     6,844,187   (1,926,120)   4,918,067
                                    ------------ ------------ ------------

Stockholders' Equity
Preferred stock, $ .10 par value,
 1,000,000 shares authorized;
 none issued                                   -            -            -
Common stock, $ .10 par value,
 5,000,000 shares authorized;
 shares issued and outstanding
 1,431,503 in 2008                       143,151            -      143,151
Additional paid in capital             2,028,975            -    2,028,975
Accumulated deficit                     (560,047)           -     (560,047)
                                    ------------ ------------ ------------
Total Stockholders' equity             1,612,079            -    1,612,079
                                    ------------ ------------ ------------

Total Liabilities and
 Stockholders' Equity                $18,912,102            -  $18,912,102
                                    ============ ============ ============






                                   As Previously  Restatement
                                        Reported  Adjustments  As Restated
                                    ------------ ------------ ------------

Consolidated Statement of Operations
For year ending June 30, 2008:

Revenue                              $11,240,378            -  $11,240,378
Cost of goods sold                     9,174,802            -    9,174,802
                                    ------------ ------------ ------------
Gross Margin                           2,065,576            -    2,065,576
                                    ------------ ------------ ------------

Selling, general and administrative
 expenses:
Selling                                  517,002            -      517,002
General and administrative             1,109,136            -    1,109,136
                                    ------------ ------------ ------------
                                       1,626,138            -    1,626,138
                                    ------------ ------------ ------------

Income from operations                   439,438            -      439,438
                                    ------------ ------------ ------------

Other income (expense):
Interest income                          120,185            -      120,185
Interest expense                        (369,972)           -     (369,972)
                                    ------------ ------------ ------------
Total other expense                     (249,787)           -     (249,787)
                                    ------------ ------------ ------------

Net Income before income taxes           189,651            -      189,651

Provision for income taxes                74,000            -       74,000
                                    ------------ ------------ ------------

Net Income                              $115,000            -     $115,000
                                    ============ ============ ============

Earnings per Share
Basic income per share                      $.08            -          .08
                                    ============ ============ ============
Diluted net income per share                $.07            -          .07
                                    ============ ============ ============




                                   As Previously  Restatement
                                        Reported  Adjustments  As Restated
                                    ------------ ------------ ------------

Consolidating Statements of Cash Flows
For Year ending June 30, 2008:


Cash flow from operating activities:
Net Income                              $115,651            -     $115,651
Adjustments to reconcile net income to
 net cash flows from
 operating activities:
Depreciation and amortization            250,502            -	   250,502
Deferred income taxes                     72,000            -       72,000
Accounts Receivable                   (1,201,291)           -   (1,201,291)
Inventories                           (1,675,968)           -   (1,675,968)
Other Assets                             (18,687)           -      (18,687)
Accounts Payable and due to
 finance company                       1,093,249            -    1,093,249
Realized and unrealized loss of
 non-controlling trusts	                       -     (100,716)    (100,716)
Change in non-controlling trust
 in investments                                -       56,665       56,665
Change in preneed trust
 investments                                   -       78,238       78,238
Deferred revenue                      (1,153,504)           -   (1,153,504)
Accrued liabilities                      101,281            -      101,281
                                    ------------ ------------ ------------
Net Cash flows from
 operating activities                 (2,416,767)      34,187   (2,382,580)
                                    ------------ ------------ ------------

Cash flow from investing activities:
Purchases of property and equipment     (256,579)           -     (256,579)
Debt Issuance costs                       (3,000)           -       (3,000)
Cash inflows to perpetual care and
 trust investments                       207,166     (207,166)           -
Cash inflows to perpetual care and
 trust investments                      (123,698)     123,698            -
Realized losses on perpetual care
 and trust investments                   (83,468)      83,468            -
Payments of net investment in
 sales-type lease                      1,002,309            -    1,002,309
Purchases of non-controlling
 investment in trusts                          -   (1,263,905)  (1,263,905)
Sales of non-controlling
 investments in trusts                         -    1,229,718    1,229,718
                                    ------------ ------------ ------------
Net Cash flows from
 investing activities                    742,730      (34,187)     708,543
                                    ------------ ------------ ------------
Cash flows from financing activities:
Change in notes payable - bank        (1,341,000)           -   (1,341,000)
Proceeds from issuance of debt         4,260,570            -    4,260,570
Principal payments on long-term debt  (1,821,826)           -   (1,821,826)
                                    ------------ ------------ ------------
Net cash flows from
 financing activities                  1,097,744            -    1,097,744
                                    ------------ ------------ ------------
Net Change in cash and
 cash equivalents                       (576,293)           -     (576,293)

Cash and cash equivalents,
 beginning of year                       854,495            -      854,495
                                    ------------ ------------ ------------
Cash and cash equivalents,
 end of year                            $278,202            -     $278,202
                                    ============ ============ ============





The Company has restated its consolidated financial statements as of and for the year ended June 30, 2007 to correct the errors noted above as follows:

                                   As Previously  Restatement
                                        Reported  Adjustments  As Restated
                                    ------------ ------------ ------------

Consolidated Balance Sheet
June 30, 2007

Current Assets:
Cash and Cash equivalents               $854,495            -     $854,495
Accounts Receivable, less allowance
 for doubtful accounts of $15,000      1,103,020            -    1,103,020
Current portion of net investments
 in sales type lease                   1,100,316            -    1,100,316
Inventories:
Production                             3,982,912            -    3,982,912
Cemetery, mausoleum space
 and markers                             644,057            -      644,057
Deferred income tax assets               170,000            -      170,000
Other current assets                      79,628            -       79,628
                                    ------------ ------------ ------------
Total current assets                   7,834,428            -    7,834,428
                                    ------------ ------------ ------------

Property and equipment
Property and equipment                 5,970,258            -    5,970,258
Less accumulated depreciation          3,612,173            -    3,612,713
                                    ------------ ------------ ------------
Property and equipment, net            2,358,085            -    2,358,085
                                    ------------ ------------ ------------
Other Assets
Net investment in sales-type lease,
 net of current portion                  362,193            -      361,193
Cemetery perpetual care trusts         5,026,336            -    5,026,336
Preneed trust investments              1,783,664            -    1,783,664
Debt issuance costs, less accumulated
 amortization of $645                          -            -            -
Deferred income tax assets               162,000            -      162,000
Other                                     22,358            -       22,358
                                    ------------ ------------ ------------
Total other assets                     7,356,551            -    7,356,551
                                    ------------ ------------ ------------
Total Assets                         $17,549,064            -  $17,549,064
                                    ============ ============ ============





                                   As Previously  Restatement
                                        Reported  Adjustments  As Restated
                                    ------------ ------------ ------------

Liablities and Stockholders Equity:

Current Liabilities:
Notes payable - bank                  $1,861,000            -   $1,861,000
Accounts payable - trade                 898,225            -      898,225
Due to finance Company                   129,632            -      129,632
Accrued liabilities                      713,075            -      713,075
Deferred revenue                       3,526,029            -    3,526,029
Current Maturities of long-term debt     524,831            -      524,831
                                    ------------ ------------ ------------
Total Current Liabilities             $7,652,792            -   $7,652,792
                                    ------------ ------------ ------------
Long-term liabilities:
Bank debt                              1,589,844            -    1,589,844
Non-controlling interest in pre-need
 care trust trust investments                  -    1,783,664    1,783,664
                                    ------------ ------------ ------------
Total Long term liablities             1,589,844    1,783,664    3,373,508
                                    ------------ ------------ ------------

Total liablities                       9,242,636    1,783,664   11,026,300
                                    ------------ ------------ ------------

Non-controlling interest in
 trust investments                     6,810,000   (1,783,664)   5,026,336
                                    ------------ ------------ ------------

Stockholders' Equity
Preferred stock, $.10 par value,
 1,000,000 shares authorized;
 none issued					-           -            -
Common stock, $.10 par value,
 5,000,000 shares authorized;
 shares issued and outstanding
 1,431,503 in 2008                       143,151            -      143,151
Additional paid in capital             2,028,975            -    2,028,975
Accumulated deficit                     (675,698)           -     (675,698)
                                    ------------ ------------ ------------
Total Stockholders' equity             1,496,428            -    1,496,428
                                    ------------ ------------ ------------

Total Liabilities and
 Stockholders' Equity                $17,549,064            -  $17,549,064
                                    ============ ============ ============




                                   As Previously  Restatement
                                        Reported  Adjustments  As Restated
                                    ------------ ------------ ------------


Consolidated Statement of Operations
For year ending June 30, 2007:

Revenue                               $8,216,424            -   $8,216,424
Cost of goods sold                     7,116,019            -    7,116,019
                                    ------------ ------------ ------------
Gross Margin                           1,100,405            -    1,100,405
                                    ------------ ------------ ------------
Selling, general and administrative
 expenses:
Selling                                  532,463            -      532,463
General and administrative               977,039            -      977,039
                                    ------------ ------------ ------------
                                       1,509,502            -    1,509,502

Loss from operations                    (409,097)           -     (409,097)
                                    ------------ ------------ ------------
Other income (expense):
Interest income                          132,928            -      132,928
Interest expense                        (318,649)           -     (318,649)
                                    ------------ ------------ ------------
Total other expense                     (185,721)           -     (185,721)
                                    ------------ ------------ ------------

Net Loss before income taxes            (594,818)           -     (594,818)

(Benefit) for income taxes              (245,000)           -     (245,000)
                                    ------------ ------------ ------------
Net Loss                               $(349,818)           -    $(349,818)
                                    ============ ============ ============

Earnings per Share
Basic (loss) per share                    $(0.24)           -       $(.024)
                                    ============ ============ ============

Diluted net (loss) per share              $(0.24)           -       $(0.24)
                                    ============ ============ ============




                                   As Previously  Restatement
                                        Reported  Adjustments  As Restated
                                    ------------ ------------ ------------

Consolidating Statements of Cash Flows
For Year ending June 30, 2007:

Cash flow from operating activities:
Net Loss                               $(349,818)           -    $(349,818)
Adjustments to reconcile net income
 to net cash flows from operating
 activities:
Depreciation and amortization            272,651            -      272,651
Deferred income taxes                   (246,000)           -     (246,000)
Accounts Receivable                    1,220,998            -    1,220,998
Inventories                           (1,549,071)           -   (1,549,071)
Other assets                             (18,695)           -      (18,695)
Accounts Payable and due to
 finance company                        (284,745)           -     (284,745)
Realized and unrealized gain on
 non-controlling trusts                        -      300,711      300,711
Change in non-controlling trust
 in investments                                -      115,631      115,631
Change in preneed trust investments            -       (2,931)      (2,931)
Deferred revenue                         448,793            -      448,793
Accrued liabilities                      (81,110)           -      (88,110)
                                    ------------ ------------ ------------
Net Cash flows from
 operating activities                   (586,937)     413,411     (173,586)
                                    ------------ ------------ ------------

Cash flow from investing activities:
Purchases of property and
 equipment                               (69,088)           -      (69,088)
Payments of net investment in
 sales-type lease                        550,203            -      550,203
Cash inflows to perpetual care and
 trust investments                       229,041     (229,041)           -
Cash outflows to perpetual care and
 trust investments                      (129,511)     129,511            -
Realized losses on perpetual care and
 trust investments                       (99,530)      99,530            -
Purchases of non-controlling
 investment in trusts                          -   (3,582,758)  (3,582,758)
Sales of non-controlling
 investments in trusts                         -    3,169,347    3,169,347
                                    ------------ ------------ ------------
Net cash flows from
 investing activities                    481,115     (413,411)      67,704
                                    ------------ ------------ ------------

Cash flows from financing activities:
Change in notes payable - bank            36,000            -       36,000
Principal payments on long-term debt    (141,086)           -     (141,086)
                                    ------------ ------------ ------------
Net cash flows from
 financing activities                   (105,086)           -     (105,086)
                                    ------------ ------------ ------------
Net Change in cash and
 cash equivalents                       (210,968)           -     (210,968)

Cash and cash equivalents,
 beginning of year                     1,065,463            -    1,065,463
                                    ------------ ------------ ------------
Cash and cash equivalents,
 end of year                            $854,495            -     $854,495
                                    ============ ============ ============





WIPFLI LLP
CPAs and Consultants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON CONSOLIDATING INFORMATION


Board of Directors and Stockholders
Oakridge Holdings, Inc. and Subsidiaries
Chicago, Illinois


Our report on our audits of the consolidated financial statements of Oakridge Holdings, Inc. and Subsidiaries for the years ended June 30, 2008 and 2007, appears on page 1. Those audits were made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information on pages 29 through 31 is presented for the purposes of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of the individual companies. Such information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.


/s/ WIPFLI LLP

WIPFLI LLP
St. Paul, Minnesota

September 24, 2008
(September 28, 2009 as to the effects of the restatements discussed in Note 18 to the consolidated financial statements)






OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEETS
June 30, 2008 (with Comparative Totals for 2007)

                                        Oakridge         Oakridge       Stinar                         Consolidated
	                                Holdings, Inc.   Cemeteries     HG, Inc.  Eliminations        2008        2007
                                        -------------    ----------  -----------  ------------  ----------  ----------
ASSETS
Current assets:
Cash and cash equivalents                  $25,812        $247,158      $5,232            $ -     $278,202    $854,495
Trade receivables                                -         193,742   2,010,569              -    2,204,311   1,003,020
Current portion of net investment
 in sales-type lease                             -               -     460,200              -      460,200   1,100,316
Intercompany receivables                   444,001       3,519,232           -     (3,963,233)           -           -
Inventories:
Production                                       -               -   5,656,996              -    5,656,996   3,982,912
Cemetery, mausoleum space, markers               -         645,941           -              -      645,941     644,057
Deferred income tax assets                  57,000          18,000     103,000              -      178,000     170,000
Other current assets                        57,837          24,288      18,748              -      100,873      79,628
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total current assets                       584,650       4,648,361   8,254,745     (3,963,233)   9,524,523   7,834,428
                                        ----------      ----------   ---------   ------------  -----------  ----------

Property and equipment                      15,376       3,379,091   2,832,369              -    6,226,836   5,970,258
Less accumulated depreciation               12,891       2,396,015   1,453,123              -    3,862,029   3,612,173
                                        ----------      ----------   ---------   ------------  -----------  ----------
Property and equipment, net                  2,485         983,076   1,379,246              -    2,364,807   2,358,085
                                        ----------      ----------   ---------   ------------  -----------  ----------

Other assets:
Investment in subsidiaries               5,661,973               -           -     (5,661,973)           -           -
Net investment in sales-type lease               -               -           -              -            -     362,193
Cemetery perpetual care trusts                   -       4,918,067           -              -    4,918,067   5,026,336
Preneed  trust Investments                       -       1,926,120           -              -    1,926,120   1,783,663
Debt issuance costs                              -               -      76,785              -       76,785           -
Deferred income tax assets                 139,000               -           -        (57,000)      82,000     162,000
Other                                       19,800               -           -              -       19,800      22,359
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total other assets                       5,820,773       6,844,187      76,785     (5,718,973)   7,022,772   7,356,551
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total Assets                            $6,407,908     $12,475,624  $9,710,776    $(9,682,206) $18,912,102 $17,549,064
                                        ==========      ==========   =========   ============  ===========  ==========




                                        Oakridge         Oakridge       Stinar                         Consolidated
	                                Holdings, Inc.   Cemeteries     HG, Inc.  Eliminations        2008        2007
                                        -------------    ----------  -----------  ------------  ----------  ----------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable - bank                           $ -             $ -    $520,000           $  -     $520,000  $1,861,000
Accounts payable - trade                   120,246          68,839     951,477              -    1,140,562     898,225
Due to finance company                           -               -     980,544              -      980,544     129,632
Intercompany payables                    3,963,233               -           -     (3,963,233)           -           -
Deferred revenue                                 -       1,296,188   1,076,337              -    2,372,525   3,526,029
Accrued liabilities                        207,350         243,944     363,062              -      814,356     713,075
Current maturities of long term debt             -          13,925     198,650              -      212,575     524,831
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total current liabilities                4,290,829       1,622,896   4,090,070     (3,963,233)   6,040,562   7,652,792
                                        ----------      ----------   ---------   ------------  -----------  ----------
Long-term liabilities:
Long term debt                             505,000          24,982   3,885,292              -    4,415,274   1,589,844
Non-controlling interest in pre-need
 care trust investments	                         -       1,926,120           -              -    1,926,120   1,783,664
Deferred income tax liabilities                  -          49,000       8,000        (57,000)           -           -
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total long-term liabilities                505,000       2,000,102   3,893,292        (57,000)   6,341,394   3,373,508
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total Liabilities                        4,795,829       1,696,878   7,983,362     (4,020,233)	12,391,956  11,026,300
                                        ----------      ----------   ---------   ------------  -----------  ----------
Non-controlling interest in
 trust investments                               -       4,918,067           -              -    4,918,067   5,026,336
                                        ----------      ----------   ---------   ------------  -----------  ----------
Stockholders' equity:
Common stock                               143,151          20,000      10,000        (30,000)     143,151     143,151
Additional paid in capital               2,028,975               -   2,328,629     (2,328,629)   2,028,975   2,028,975
Retained earnings (deficit)               (560,047)      3,914,559    (611,215)    (3,303,344)    (560,047)   (675,698)
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total Stockholders Equity                1,612,079       3,934,559   1,727,414     (5,661,973)   1,612,079   1,496,428
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total Liabilities and
  Stockholders' Equity                  $6,407,908     $12,475,624  $9,710,776    $(9,682,206) $18,912,102 $17,549,064
                                        ==========      ==========   =========   ============  ===========  ==========



OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS
Year Ended June 30, 2008 (with Comparative Totals for 2007)

                                        Oakridge         Oakridge       Stinar                         Consolidated
	                                Holdings, Inc.   Cemeteries     HG, Inc.  Eliminations        2008        2007
                                        -------------    ----------  -----------  ------------  ----------  ----------
Revenue                                        $ -      $3,007,274  $8,233,104            $ -  $11,240,378  $8,216,424

Cost of goods sold                               -       1,865,269   7,309,533              -    9,174,802   7,116,019
                                        ----------      ----------   ---------   ------------  -----------  ----------
Gross margin                                     -       1,142,005     923,571              -    2,065,576   1,100,405
                                        ----------      ----------   ---------   ------------  -----------  ----------
Selling, general & administrative expenses:
   Selling                                       -         238,786     278,216              -      517,002     532,463
   General and administrative              366,250         415,754     327,132              -    1,109,136     977,039
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total selling, general &
 administrative expenses                   366,250         654,540     605,348              -    1,626,138   1,509,502
                                        ----------      ----------   ---------   ------------  -----------  ----------
Income (loss) from operations             (366,250)        487,465     318,223              -      439,438    (409,097)
                                        ----------      ----------   ---------   ------------  -----------  ----------
Other income (expense):
Equity in subsidiary earnings (losses)     371,732               -           -       (371,732)           -           -
Interest expense                           (54,831)        (15,456)   (299,685)	            -     (369,972)   (318,649)
Interest income                                  -          21,913      98,272              -      120,185     132,928
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total other income (expense)               316,901           6,457    (201,413)      (371,732)    (249,787)   (185,721)
                                        ----------      ----------   ---------   ------------  -----------  ----------
Net income (loss) before income taxes      (49,349)        493,922     116,810       (371,732)     189,651    (594,818)

Income taxes (benefit)                    (165,000)        193,000      46,000              -       74,000    (245,000)
                                        ----------      ----------   ---------   ------------  -----------  ----------
Net income (loss)                         $115,651        $300,922     $70,810      $(371,732)    $115,651   $(349,818)
                                        ==========      ==========   =========   ============  ===========  ==========

See Report of Independent Registered Public Accounting Firm on Consolidating Information.