Form 10-K, Exhibit 13
period 2009-06-30
OAKRIDGE HOLDINGS INC
filed 2009-09-29
CIK 73605

EXHIBIT 13



                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED FINANCIAL STATEMENTS
                       WITH CONSOLIDATING INFORMATION

                    YEARS ENDED JUNE 30, 2009 AND 2008



                             TABLE OF CONTENTS

                                                                   Page

Report of Independent Registered Public Accounting Firm


Consolidated Financial Statements:

 Consolidated Balance Sheets                                          1

 Consolidated Statements of Operations                                2

 Consolidated Statements of Stockholders' Equity                      3

 Consolidated Statements of Cash Flows                                4

 Notes to Consolidated Financial Statements                           5


Consolidating Information:

 Report of Independent Registered Public Accounting Firm
  on Consolidating Information                                       19

 Consolidating Balance Sheets                                        20

 Consolidating Statements of Operations                              22










WIPFLI
CPAs and Consultants


          REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors and Stockholders
Oakridge Holdings, Inc. and Subsidiaries
Chicago, Illinois


We have audited the accompanying consolidated balance sheets of Oakridge Holdings, Inc. and Subsidiaries as of June 30, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oakridge Holdings, Inc. and Subsidiaries as of June 30, 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.



/s/ WIPFLI LLP

WIPFLI LLP



September 29, 2009
St. Paul, Minnesota








                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS


                                             June 30,2009    June 30,2008
                 ASSETS


Current assets:
Cash and cash equivalents                        $345,153        $278,202
 doubtful accounts of $15,000 in 2008 and 2007  2,295,234       2,204,311
Current portion of net investment in
 sales-type lease                                       -         460,200
Inventories:
 Production                                     6,315,017       5,656,996
 Cemetery, mausoleum space, and markers           630,746         645,941
Deferred income tax assets                        232,000         178,000
Other current assets                              119,864         100,873
                                              -----------     -----------
Total current assets                            9,938,014       9,524,523
                                              -----------     -----------
Property and equipment:
 Property and equipment                         6,342,170       6,226,836
 Less accumulated depreciation                  4,093,125       3,862,029
                                              -----------     -----------
Property and equipment, net                     2,249,045       2,364,807
                                              -----------     -----------
Other assets:
 Cemetery perpetual care trusts                 4,687,816       4,918,067
 Preneed trust investments                      2,059,056       1,926,120
 Debt issuance costs, less accumulated
  amortization of $8,388 and $645 in 2009
  and 2008                                         69,042          76,785
 Deferred income tax assets                       265,000          82,000
 Other                                             11,431          19,800
                                              -----------     -----------
Total other assets                              7,092,345       7,022,772
                                              -----------     -----------
Total Assets                                  $19,279,404     $18,912,102
                                              -----------     -----------






                                             June 30,2009    June 30,2008
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable - bank                             $979,840        $520,000
Accounts payable - trade                        1,274,591       1,060,562
Due to finance company                          1,724,900         980,544
Accrued liabilities                               875,396         814,356
Deferred revenue                                1,615,936       2,372,525
Note payable - others                             330,000          80,000
Current maturities of long-term debt              227,012         212,575
                                              -----------     -----------
Total current liabilities                       7,027,675       6,040,562
                                              -----------     -----------

Long-term liabilities:
Non-controlling interest in pre-need
 trust investments                              2,059,056       1,926,120
Long term debt                                  4,173,231       4,415,274
                                              -----------     -----------
                                                6,232,287       6,341,394
                                              -----------     -----------
Total liabilities                              13,259,962      12,381,956
                                              -----------     -----------


Non-controlling interest in perpetual
 care trust investments                         4,687,816       4,918,067
                                              -----------     -----------

Stockholders' equity:
Preferred stock, $.10 par value, 1,000,000
 shares authorized; none issued                         -               -
Common stock, $.10 par value, 5,000,000
 shares authorized; shares issued and
 outstanding 1,431,503 in 2008 and 2007           143,151         143,151
Additional paid-in capital                      2,028,975       2,028,975
Accumulated deficit                              (840,500)       (560,047)
                                              -----------     -----------
Total stockholders' equity                      1,331,626       1,612,079
                                              -----------     -----------
Total Liabilities and Stockholders' Equity    $19,279,404     $18,912,102
                                              ===========     ===========


              See Notes to Consolidated Financial Statements








                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS


                                               Year Ended      Year Ended
                                            June 30, 2009   June 30, 2008
                                               ----------      ----------
Revenue                                       $12,044,532     $11,240,378
Cost of good sold                              10,070,105       9,131,028
                                               ----------      ----------
Gross margin                                    1,974,427       2,109,350
                                               ----------      ----------
Operating expenses:
Selling                                           404,829         517,002
General and administrative                      1,178,142       1,109,136
Research and development                          551,698          43,774
                                               ----------      ----------
                                                2,134,669       1,669,912
                                               ----------      ----------
Income (loss) from operations                    (160,242)        439,438
                                               ----------      ----------
Other income (expense):
Interest income                                    27,435         120,185
Interest expense                                 (384,646)       (369,972)
                                               ----------      ----------
Total other expense                              (357,211)       (249,787)
                                               ----------      ----------
Net income (loss) before income taxes            (517,453)        189,651

(Benefit) provision for income taxes             (237,000)         74,000
                                               ----------      ----------
Net income (loss)                               $(280,453)       $115,651
                                               ==========      ==========
Earnings per share:
Basic income (loss) per share                       $(.20)           $.08
                                               ==========      ==========
Diluted net income (loss) per share                 $(.20)           $.07
                                               ==========      ==========



              See Notes to Consolidated Financial Statements







                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED JUNE 30, 2009 AND 2008



                     Common Stock
                 Number of     Common   Additional    Retained        Total
                    Shares      Stock      Paid-In    Earnings
                                           Capital   (Deficit)

BALANCE,
June 30, 2007    1,431,503   $143,151   $2,028,975   $(675,698)  $1,496,428

Net loss                 -          -            -     115,651      115,651
                 ---------   --------   ----------    --------   ----------
BALANCE,
June 30, 2008    1,431,503   $143,151   $2,028,975   $(560,047)  $1,612,079

Net income               -          -            -    (280,453)    (280,453)
                 ---------   --------   ----------    --------   ----------
BALANCE,
June 30, 2009    1,431,503   $143,151   $2,028,975    (840,500)  $1,331,626
                 =========   ========   ==========   =========   ==========


              See Notes to Consolidated Financial Statements










                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

             Increase (Decrease) In Cash and Cash Equivalents


                                                  Year Ended     Year Ended
                                                June 30,2009   June 30,2008

Cash flows from operating activities:
Net income (loss)                                  $(280,453)      $115,651
Adjustments to reconcile net income (loss) to
net cash flows from operating activities:
 Depreciation and amortization                       238,839        250,502
 Deferred income taxes                              (237,000)        72,000
 Accounts receivables                                (90,923)    (1,201,291)
 Inventories                                        (642,826)    (1,675,968)
 Other assets                                        (10,622)       (18,687)
 Accounts payable and due to finance company         958,385      1,093,249
 Realized and unrealized gains (losses) of
  non-controlling trust                              326,922       (100,716)
 Change in non-controlling trust investments        (510,348)        56,665
 Change in pre-need trust investments                 86,111         78,238
 Deferred revenue                                   (756,589)    (1,153,504)
 Accrued liabilities                                  61,040        101,281
                                                  ----------     ----------
Net cash flows from operating activities            (857,464)    (2,382,580)
                                                  ----------     ----------
Cash flows from investing activities:
 Purchases of property and equipment                (115,334)      (256,579)
 Debt issuance costs                                       -         (3,000)
 Payments on net investment in sales-type lease      460,200      1,002,309
 Sales of non-controlling investments in trusts      450,491      1,229,718
 Purchases of non-controlling investments
  in trusts                                         (353,176)    (1,263,905)
                                                  ----------     ----------
Net cash flows from investing activities             442,181        708,543
                                                  ----------     ----------
Cash flows from financing activities:
 Change in notes payable - bank                      459,840     (1,341,000)
 Proceeds from issuance of debt                      250,000      4,260,570
 Principal payments on long-term debt               (227,606)    (1,821,826)
                                                  ----------     ----------
Net cash flows from financing activities             482,234      1,097,744
                                                  ----------     ----------
Net change in cash and cash equivalents               66,951       (576,293)
Cash and cash equivalents, beginning of year         278,202        854,495
                                                  ----------     ----------
Cash and cash equivalents, end of year              $345,153       $278,202
                                                  ==========     ==========

Supplemental Disclosure of Cash Flow Information:

Cash paid during the years for:
Interest                                            $369,173       $367,498
                                                  ==========     ==========
Income taxes                                          $2,000         $2,000
                                                  ==========     ==========


Noncash investing and financing activity:
-The Company re-financed debt during 2008, resulting in debt issuance costs of $74,430 being paid directly by new bank at closing of transaction.



              See Notes to Consolidated Financial Statements







                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 2009 AND 2008




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

                        COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) includes net income (loss) and items defined as other comprehensive income (loss). Items defined as other comprehensive income (loss) include items such as foreign currency translation adjustments and unrealized gains and losses on certain marketable securities. For the years ended June 30, 2009 and 2008, there were no adjustments to net income (loss) to arrive at comprehensive income (loss).

                   FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments at June 30, 2009, and the methods and assumptions used to estimate such fair values, were as follows:

- Cash and cash equivalents - Fair value approximates the carrying amount because of the short maturity of those financial instruments.

- Net investment in sales-type lease - Fair value is estimated using the discounted cash flow analysis. At June 30, 2008, the fair value approximated the carrying value.

- Long term debt and other notes payable - Fair value is estimated using discounted cash flow analysis, based on the interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities. At June 30, 2009 and 2008, the fair value approximated the carrying value.

- Cemetery perpetual care trusts - Market value is the amount on the trust reports reported by the trustee.

- Pre-need trust investments - Market value is the amount on the trust reports reported by the trustee.


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

                             CONCENTRATIONS
Credit Risk

The Company's cash deposits from time to time exceed federally insured limits. The Company has not experienced any losses on its cash deposits in the past. At June 30, 2009 the Company exceeded the insured limit by $87,153.

Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of accounts receivable. The Company generally does not require collateral for its trade accounts receivable. One United States customer accounted for 26% at June 30, 2009 and two international customers accounted for 59% of Stinar's accounts receivable at June 30, 2008. Additionally, the U.S. Government accounted for approximately 69% of Stinar's accounts receivable at June 30, 2009.


Customers

A significant portion of the Company's customers are concentrated in the airline industry. A downturn in the airline industry related to the world recession, September 11, 2001, acts of terrorism and increases in fuel costs have had a negative impact on the Company's continuing operations.

Net sales to international customers are 30%, United States government
45% and North American are 25% of Stinar's net sales in 2009. Net sales in 2008 to international customers were 44% and 35% to the United States government.

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

                   NET INVESTMENT IN SALES-TYPE LEASE

During 2007 the Company began leasing aviation ground support equipment. The lease was classified as sales-type lease and expired in September 2008.

                                INVENTORIES

Finished goods, component parts and work in process inventories are stated at the lower of cost (first in, first out [FIFO]) or market. The cemetery and mausoleum space available for sale is stated at the lower of cost (determined by an allocation of the total purchase and development costs of each of the properties to the number of spaces available) or market.

                          PROPERTY AND EQUIPMENT

Property and equipment are carried at cost. Depreciation is computed using the straight line method over the estimated useful lives of the related assets and are generally depreciated over a 3 to 15 year period. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to operations as incurred and significant renewals and betterments are capitalized.

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

                     PRODUCT WARRANTY LIABILITY

The Company's aviation ground equipment segment warrants its products against certain defects based on contract terms. Generally, warranty periods are five years for workmanship and manufacturing defects and seven years for painting defects. The Company has recourse provisions for certain items that would enable recovery from third parties for amounts paid under the warranties. At June 30, 2009 and 2008 the Company's estimated product warranty liability based on historical activity was $15,000.

                            REVENUE RECOGNITION

Cemetery and Mausoleum Space Revenue

Sales of cemetery merchandise and services and at need cemetery interment rights are recorded as revenue when the merchandise is delivered or service is performed.

Sales of pre need cemetery grave plot rights are recognized in accordance with the retail land sales provisions of Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate" ("FAS No. 66"). Accordingly, provided certain collectible criteria are met, pre-need cemetery interment right sales are deferred until a specified minimum percentage of the sales price has been collected. A portion of the proceeds from cemetery sales for interment rights is generally required by law to be paid into perpetual care trusts. Earnings of perpetual care trusts are recognized in current cemetery revenue and are used to defray the maintenance costs of cemeteries, which are expensed as incurred.

Pursuant to various state and provincial laws, a portion of the proceeds from the sale of pre-need merchandise and services are required to be paid into trusts, which are included in pre-need trust investments in the Company's consolidated financial statements. The un-trusted proceeds are included in deferred revenue. Sales of preneed merchandise including grave boxes and interment are recorded as revenue when the risk of loss has been transferred to the customer. Upon transfer of the asset and the risks and rewards of ownership to the customer, the company recognizes the sales amount in revenue.

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

The Company files consolidated income tax returns in the U.S. federal jurisdiction and various state jurisdictions. Based on the company's evaluation, the company has concluded that there are no significant unrecognized tax implications. The Company's evaluation was performed for the tax years ended June 30, 2004 through June 30, 2009, the tax years that remain subject to examination by major tax jurisdictions as of June 30, 2009. The Company does not believe there will be any material changes in unrecognized tax positions over the next twelve months.

The Company may from time to time be assessed interest or penalties by major tax jurisdictions, although any such assessments historically have been minimal and immaterial to financial results. In accordance with FIN 48, paragraph 19, the Company has decided to classify interest and penalties as a component of income tax expense.

                            ENVIRONMENTAL COSTS

Environmental expenditures that pertain to current operations or relate to future revenue are expensed or capitalized consistent with the Company's capitalization policy. Expenditures that result from the remediation of an existing condition caused by past operations that do not contribute to current or future revenue are expensed. Liabilities are recognized for remedial activities when the clean up is probable and the cost can be reasonably estimated.

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

                 BASIC AND DILUTED NET EARNINGS PER SHARE

Basic net earnings (loss) per common share is computed by dividing net earnings (loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net earnings (loss) per common share is determined using the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options and conversion of subordinated debenture and adjusting the net earnings (loss) applicable to common stockholders resulting from the assumed conversions. In periods where losses are reported, the weighted average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

                     RECENT ACCOUNTING PRONOUNCEMENTS

The Company adopted SFAS No. 157, Fair Value Measurements as of
July 1, 2008. SFAS No. 157 clarifies how organizations are required to use a fair value measure for recognition and disclosure by establishing a common definition of fair value, creating a framework for measuring fair value, and expanding disclosures about fair value measurements. SFAS
No. 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The adoption of SFAS No. 157 did not have a material impact on the Company's results of operations or financial position.

In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165, Subsequent Events ("SFAS 165"). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 applies prospectively to both interim and annual financial periods ending after June 15, 2009. The adoption of SFAS 165 did not result in any material change to our polices.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with GAAP for non-governmental entities. We adopted SFAS NO. 162 on its effective date, November 15, 2008, and it did not have a material impact on the preparation of our consolidated financial statements

In June 2009, the Financial Accounting Standards Board ("FASB") issued SFAS No. 168, the "FASB Accounting Standards Codification" and the Hierarchy of Generally Accepted Accounting Principles. This standard replaces SFAS NO. 162, the Hierarchy of Generally Accepted Accounting Principles and establishes only two levels of U.S. generally accepted accounting principles ("GAAP"), authoritative and nonauthoritative. The FASB Accounting Standards Codification (the "Codification") will become the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the Securities and Exchange Commission ("SEC"), which are sources of authoritative GAAP for SEC registrants. All other nongrandfathered, non-SEC accounting literature not included in the Codification will become nonauthoritative. This standard is effective for financial statements for interim or annual reporting periods ending after September 15, 2009. We will begin to use the new guidelines and numbering system prescribed by the Codification when referring to GAAP in the first quarter of fiscal year 2010. As Codification was not intended to change or alter existing GAAP, it will not have any impact on our consolidated financial statements.


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


Trust Investments:

Trust investments represent trust assets for contracts sold in advance of when the merchandise or services are needed. The trust investments in the consolidated balance sheet was $2,059,056 and $1,926,120 at June 30, 2009 and 2008, respectively.

The market value associated with the preneed cemetery merchandise and service trust assets as of June 30, 2009 and 2008 are detailed below.


Year  Beginning   Interest  Distributions  Contributions  Ending
      Market      Income                                  Market
      Value                                               Value

2008  $1,783,664  $64,218     $(31,474)     $109,712      $1,926,120
2009  $1,926,120  $46,825     $      -       $86,111      $2,059,056

All funds are invested in fixed equities.


Deferred Cemetery Revenue:

As of June 30, 2009 and 2008, deferred cemetery revenue represents future preneed cemetery revenues to be recognized upon delivery of merchandise or performance of services. It includes amounts not required to be trusted, this includes distributed and distributable trust investment earnings associated with unperformed preneed cemetery services or undelivered preneed cemetery merchandise where the related cash or investments are not held in trust accounts (generally because the Company was not required to deposit the cash in the trust). Future contract revenues and non-distributable net trust investment earnings where the related cash or investments are held in trust accounts are included in non-controlling interest in cemetery trusts.


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


Year Beginning   Realized  Unrealized Distributions Contributions Change     Ending
     Market      Gain      Gain (loss)                            in         Market
     Value                                                        Cash       Value
2009 $4,918,067  $98,260   $181,837    $(112,524)   $93,379       $(491,203) $4,687,816
2008 $5,026,336  $161,927  $(326,861)  $(123,698)   $90,675       $89,688    $4,918,067

The cost of the trust investments held by the cemetery are $5,073,694 and $5,026,753 as of June 30, 2009 and 2008, respectively.


6. NET INVESTMENT IN SALES-TYPE LEASE

The Company entered into a 24 month sales-type lease with a customer for six High Deck Patient Loading Platform Vehicles, maturing in September 2008. The following lists the components of the net investment in the sales-type lease outstanding as of June 30:

                                                 2009        2008

Total minimum lease payments to be received         -    $466,594
Less: Amounts representing executory costs          -           -
                                           ----------  ----------
Minimum lease payments receivable                   -     466,594
Less:  Allowance for uncollectibles                 -           -
                                           ----------  ----------
Net minimum lease payments receivable               -     466,594

Less:  Unearned income                              -       6,394
                                           ----------  ----------
Net investment in sales-type lease                $ -    $460,200
                                           ==========  ==========


7. INVENTORIES

Production inventories consisted of the following:

                                                 2009        2008

Finished goods                                    $ -  $1,130,988
Work-in-process                             3,851,562   2,399,936
Raw materials and trucks                    2,463,455   2,126,072
                                           ----------  ----------
                                           $6,315,017  $5,656,996
                                           ==========  ==========

Inventories of cemetery and mausoleum space available for sale consisted of the following:

                                                 2009        2008

Cemetery space                               $428,227    $436,117
Mausoleum space and other                     202,519     209,824
                                             --------    --------
                                             $630,746    $645,941
                                             ========   =========


8. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                                2009        2008

Land and improvements                     $1,366,000  $1,366,000
Building and improvements                  2,355,552   2,355,552
Vehicles                                     581,710     520,465
Equipment                                  2,038,908   1,984,819
                                          ----------  ----------
                                          $6,342,170  $6,226,836
                                          ==========  ==========

Depreciation charged to operations was $231,096 in 2009 and $249,857 in 2008.


9. ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

                                                2009        2008

Salaries and payroll taxes                  $613,679    $574,146
Due trust funds                              155,520     148,926
Interest                                      30,097      14,624
Other                                         76,100      76,660
                                            --------    --------
                                            $875,396    $814,356
                                            ========    ========


10.  DEBT

Due to Finance Company

A finance company finances a subsidiary's inventory chassis purchases, which are used in the production of aviation ground support equipment.
At June 30, 2009 and 2008, $1,724,900 and $980,544 was outstanding with interest ranging from 5.88% to 7.66%, beginning 90 days after purchase. The financing is secured by chassis inventory and personally guaranteed by the assets of the chief executive officer/key stockholder.

Note Payable - Bank

The Company had a $2,500,000 line of credit of which was paid off from the proceeds of financing secured with a new bank in May 2008. The new line of credit facility is $1,000,000, of which $979,840 was in use at June 30, 2009 and $520,000 at June 30, 2008, with interest at 1% over the reference rate (6.0% at June 30, 2009 and 2008), maturing October 31, 2009. The reference rate is the rate announced by U.S. Bank National Association. The note is secured by the assets of the Company's wholly owned subsidiary, Stinar HG, Inc., continuing commercial guarantees from both the Company and the chief executive officer/key stockholder, and by the assignment of a life insurance policy on the chief executive officer/key stockholder. See loan covenants below.

Note Payable - Others

The Company had $330,000 and $80,000 in unsecured notes payable at June 30, 2009 and 2008, respectively, including $250,000 due to key officers/shareholders at June 30, 2009. These notes are due on demand and bear interest at 9%.


Long Term Debt

Long-term debt consisted of the following:

                                                     2009        2008


Note payable bank payable in monthly
installments of $781, including interest
at 5.75%. The note is secured by the
equipment and matures January 2011.               $12,524     $17,123

Note payable finance company, payable
in monthly installments of $615, including
interest at 8.25%. The note is secured by
the equipment and matures April 2011.              13,444      21,785

Note payable - bank, payable in monthly
installments of $17,060, including interest
at 7.5%, with balloon payment in May 2013.
The note is secured by the assets of Stinar
including accounts receivable of $2,088,098
at June 30, 2009, continuing commercial
guarantees from both the Company and the
chief executive officer/key stockholder,
and by the assignment of a life insurance
policy on the chief executive officer/key
stockholder. Additionally, the note is
secured by a first mortgage on property
owned by Stinar. See loan covenants below.      2,049,223   2,096,065

Note payable - bank, payable in monthly
installments of $22,457 including interest
at the prime rate plus 1%, adjusted every
calendar quarter (4.25% at June 30, 2009),
maturing in May 2018. The note is secured
by the assets of Stinar including accounts
receivable of $2,088,098 at June 30, 2009,
and the unconditional guarantee of the
chief executive officer/key stockholder,
and by the assignment of a life insurance
policy on the chief executive officer/key
stockholder. See loan covenants below.          1,820,052   1,987,876
                                               ----------  ----------
Long-term debt before debentures                3,895,243   4,122,849


Convertible subordinated debentures -
unsecured with 9% interest due annually
each January 1, convertible into one
common share for each $.90 of principal,
maturing on July 1, 2010. The debentures
are issued to shareholder/officers and
shareholder/board members of the Company.         505,000     505,000
                                               ----------  ----------
                                                4,400,243   4,627,849
Less current maturities                           227,012     212,575
                                               ----------  ----------
                                               $4,173,231  $4,415,274
                                               ==========  ==========



Future maturities of long-term debt are as follows:


2010                                             $227,012
2011                                              742,467
2012                                              241,754
2013                                            2,069,366
2014                                              204,136
Thereafter                                        915,508
                                               ----------
                                               $4,400,243
                                               ==========

Loan Covenants

Stinar's bank loan agreements stipulate certain affirmative and negative covenants, including financial covenants for cash flow and debt to equity measured on a stand-alone basis. As of and for the year ended
June 30, 2009, the actual cash flow to current maturity ratio was (.61) to
1.00 while the allowed minimum was 1.20 to 1.00, and the debt to equity ratio was 4.23 to 1.00 while the maximum allowed was 4.50 to 1.00.
The bank subsequently issued a waiver for these loan covenants.


11.  INCOME TAXES

The income tax provision (benefit) is comprised of the following:

                                               2009         2008

Current tax expense (benefit):
 Federal                                  $       -    $       -
 State                                        2,000        2,000
                                         ----------   ----------
Total current                                 2,000        2,000
                                         ----------   ----------
Deferred tax (benefit):
 Federal                                   (183,000)      80,000
 State                                      (54,000)      (8,000)
                                         ----------   ----------
Total deferred                             (237,000)      72,000
                                         ----------   ----------
Benefits of operating loss carryforwards     (2,000)

Total expense (credit) for income taxes   $(237,000)     $74,000
                                         ==========   ==========


Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The major temporary differences that give rise to the deferred tax liabilities and assets are as follows:

                                               2009         2008

Deferred tax assets:
   Inventory                                $70,000      $67,000
   Vacation                                  43,000       43,000
   Tax credit carryforwards                  29,000       34,000
   Net operating loss carryforwards         271,000       92,000
   Other                                    124,000       81,000
                                            -------      -------
Gross deferred tax asset                    537,000      317,000
                                            -------      -------
Deferred tax liabilities:
   Property and equipment                   (40,000)     (57,000)
                                           --------     --------
Gross deferred tax liability                (40,000)     (57,000)
                                           --------     --------
Net deferred tax asset                     $497,000     $260,000
                                           ========     ========


The provision for income taxes varies from the amount of income tax determined by applying the applicable federal statutory income taxes to pretax income as a result of the following differences:

                                                 2009        2008

Statutory U.S. federal tax rate                 34.0%       34.0%
State taxes, net of federal benefit             (3.2)%      (3.2)%
Net operating loss and credit adjustments       19.8%       11.2%
Permanent differences and other                  3.6%        3.0%
                                                -----       -----
                                                47.0%       39.0%
                                                =====       =====

The Company has federal and state net operating loss carryforwards of approximately $657,000 and $710,000, respectively, which begin to expire in 2017.


12.  OTHER RELATED PARTY TRANSACTIONS

Amounts expensed for compliance services to entities related to the chief executive officer's spouse were $25,493 accrued in 2009 and $17,742 in 2008. Interest expense on the related party convertible debentures totaled $45,450 and $31,435 in 2009 and 2008, respectively. The Company has a month-to-month operating lease from one of the officers. Total rent expense was $24,600 in 2009 and 2008.


13.     BENEFIT PLANS

Certain subsidiaries of the Company participate in a multi employer union administered defined benefit pension plan that covers the cemetery employees. The current union agreement expires on February 28, 2010. Pension expense under this plan was $18,849 in 2009 and $17,407 in 2008.


14.  STOCK OPTIONS

On September 1, 1998, the Board of Directors approved a Stock Incentive Awards Plan to attract and retain individuals to contribute to the achievement of the Company's economic objectives. Under the Plan, individuals are eligible based on the judgment of a committee of Board members (committee). At the discretion of the committee, eligible recipients may be granted options to purchase shares of the Company's common stock at an exercise price per share equal to the market price at the grant date. The stock options are exercisable at such times and in s uch installments as determined by the committee, limited to a maximum of ten years from the date of the grant. The Plan has authorized the issuance of 175,000 shares of common stock under the Plan, there were no grants for shares issued in 2009 and 2008, and at June 30, 2009, 165,000 shares were available for future grants.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company's Statements of Operations. The Company recorded $0 of related compensation expense for the year ended June 30, 2009 as no options were granted and no additional options vested during the period.

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

Shares subject to option are summarized as follows:

                                    Employee Stock       Weighted
                                           Options        Average
                                                         Exercise
                                                            Price

Balance, June 30, 2008                      10,000          $1.63

Balance, June 30, 2009                      10,000          $1.63
                                            ======

Options exercisable at:
June 30, 2008                               10,000          $1.63
June 30, 2009                               10,000          $1.63


Information regarding options outstanding at June 30, 2006, is as follows:

Type of Option   Number   Exercise     Weighted    Weighted   Agggregate
                   of    Price Range   Average     Average    Intrinsic
                Options                Exercise   Remaining     Value
                                        Price    Contractual
                                                     Life

Employee Stock
Options         10,000   $1.25-$2.00     $1.63     1 Year       $-

The aggregate intrinsic value in the table represents the difference between the closing stock price on June 30, 2009 and the exercise price, multiplied by the number of in-the-money options that would have been received by the option holders had all option holders exercised their options on June 30, 2009. There were no options exercised during fiscal years ending 2009 and 2008.


15.  EARNINGS PER SHARE OF COMMON STOCK DISCLOSURES

The following table reconciles the income (loss) and shares of the basic and diluted earnings per share computations:

                                       2009                                2008
                       Net Income                          Net Income
                         (Loss)       Shares     Per-Share   (Loss)      Shares      Per-Share
                       ----------  ------------   -------  ---------- ------------    -------
                       (Numerator)(Denominator)   Amount   (Numerator)(Denominator)   Amount
                       ----------  ------------   -------  ---------- ------------    -------
BASIC EPS
Net income (loss)
available to common
shareholders             $(280,453)  1,431,503    $(.20)    $115,651     1,431,503      $.08

EFFECT OF DILUTIVE
SECURITIES
Employee stock options
and convertible
debentures           Anti-dilutive  Anti-dilutive             29,588       561,111
                         ---------  ----------             ---------     ---------
DILUTED EPS
Net income (loss)
available to common
shareholders plus
assumed conversions      $(280,453)  1,431,503    $(.20)    $145,239     1,992,614      $.07
                         =========  ==========   =======   =========     ==========    =====


ANTIDILUTIVE SECURITIES
Employee stock options
and convertible
debentures                             571,111                            10,000
                                       =======                            ======


 16.  SEGMENT INFORMATION

The Company's operations are classified into two principal industry segments: cemeteries and aviation ground support equipment. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes. Financial information by industry segment as of and for the years ended June 30, 2009 and 2008 is summarized as follows:

                                                   Aviation
                                                     Ground
                                                    Support
                                    Cemeteries    Equipment         Total
2009                               ----------- ------------   -----------

Net sales - external                $2,752,973   $9,291,559   $12,044,532
Depreciation                           150,142       78,954       229,096
Interest expense                         5,964      325,530       331,494
Segment operating profit (loss)        219,011      (82,203)      136,808
Segment assets                      12,618,986   10,178,908    22,797,894
Expenditures for segment fixed
 assets                                 80,209       35,125       115,334
Income tax expense (benefit)           107,000     (184,000)      (77,000)


                                                   Aviation
                                                     Ground
                                                    Support
                                    Cemeteries    Equipment         Total
2008                               ----------- ------------   -----------

Net sales - external                $3,007,274   $8,233,104   $11,240,378
Depreciation                           151,165       96,692       247,857
Interest expense                        15,456      299,685       315,141
Segment operating profit               487,578      318,223       805,801
Segment assets                      12,475,624    9,710,776    22,186,400
Expenditures for segment fixed
 assets                                241,812       22,846       264,658
Income tax expense                     193,000       46,000       239,000






Reconciliation of segment profit to consolidated income before income taxes is as follows:

	                                            2009          2008
                                              ----------    ----------
Total profit (loss) for reportable segments    $(167,251)     $610,732
Unallocated amounts:
 Interest expense                                (53,152)      (54,831)
 Other corporate expenses                       (297,050)     (366,250)
 Other corporate income	                               -             -
                                              ----------    ----------
                                               $(517,453)     $189,651
                                              ==========    ==========


Reconciliation of segment assets to consolidated assets is as follows:

                                                    2009          2008
                                              ----------    ----------
Total segment assets                         $22,797,894   $22,186,400
Other assets                                      74,658       105,934
Elimination of receivable from holding
 company                                      (3,966,148)   (3,519,232)
Deferred tax asset                               373,000       139,000
                                              ----------    ----------
Total assets                                 $19,279,404   $18,912,102
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


17.  RESEARCH AND DEVELOPMENT

Research and development expenses charged to operations were $551,698 and $43,774 in 2009 and 2008, respectively.


18.  SUBSEQUENT EVENTS

We have evaluated events occurring subsequent to the date of our financial statements through September 28, 2009, which is the date our financial statements were issued. We have recognized the effects of all subsequent events that provide additional evidence about conditions that exist at our balance sheet date of June 30, 2009, including estimates inherent in the process of preparing our financial statements. There were no nonrecognized subsequent events to be disclosed in our financial statements.


19.  RECLASSIFICATIONS

Certain 2008 information has been reclassified to conform to the 2009 presentation.


20.  FAIR VALUE MEASUREMENTS

As discussed in Note 1, effective July 1, 2008, the Company adopted the provisions of FASB Statement No. 157, Fair Value Measurements
(SFAS No. 157), which defines fair value as the price that would be received to sell an asset or paid to transfer a liability between market participants at a measurement date. SFAS No. 157 did not materially affect the Company's results of operations or financial position; however, additional disclosures are now required. This statement describes a fair value hierarchy that includes three levels of inputs to be used to measure fair value. The three levels are defined as follows as interpreted for use by the Company:

Level 1 - Inputs into the fair value methodology are based on quoted market prices in active markets.

Level 2 - Inputs into the fair value methodology are based on quoted prices for similar items, broker/dealer quotes, or models using market interest rates or yield curves. The inputs are generally seen as observable in active markets for similar items for the asset or liability, either directly or indirectly, for substantially the same term of the financial instrument.

Level 3 - Inputs into the fair value methodology are unobservable and significant to the fair value measurement (primarily consisting of alternative type investments, which include but are not limited to limited partnership interests, hedges, private equity, real estate, and natural resource funds). Often these types of investments are valued based on historical cost and then adjusted by shared earnings of a partnership or cooperative, which can require some varying degree of judgment.

Information regarding assets (principally cash and investments) and liabilities measured at fair value on a recurring basis as of June 30, 2009, is as follows:

                    Recurring Fair Value Measurement Using   Total Fair
                             Level 1     Level 2   Level 3      Value
                             --------  ----------  -------   ----------
Assets at fair value:
 Cash and cash equivalents   $345,153         $ -    $ -       $345,153

Fixed income and debt
securities - Cemetery
perpetual care and pre-need
trust investments                   -   6,746,872      -      6,746,872
                             --------  ----------    ---     ----------
Total assets at fair value   $345,153  $6,746,872    $ -     $7,092,025
                             ========  ==========    ===     ==========

Liabilities at fair value:
Non-controlling interest in
pre-need trust investments        $ -  $2,059,056    $ -     $2,059,056
                             ========  ==========    ===     ==========


The methods described above and shown above for fair value calculations may produce a fair value calculation that may be different from the net realizable value or not reflective of future values expected to be received. The Company believes that its valuation methods are appropriate and consistent with other market participants; however, the use of these various methodologies and assumptions may produce results that differ in the estimates of fair value at the financial reporting date.








WIPFLI
CPAs and Consultants


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON CONSOLIDATING INFORMATION


Board of Directors and Stockholders
Oakridge Holdings, Inc. and Subsidiaries
Chicago, Illinois


Our report on our audits of the consolidated financial statements of Oakridge Holdings, Inc. and Subsidiaries for the years ended June 30, 2009 and 2008 appears before page 1. Those audits were made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information on pages 21 and 22 is presented for the purposes of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of the individual companies. Such information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.


/s/ WIPFLI LLP

WIPFLI LLP



September 29, 2009
St. Paul, Minnesota






OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEETS
June 30, 2009 (with Comparative Totals for 2008)

                                        Oakridge         Oakridge       Stinar                         Consolidated
	                                Holdings, Inc.   Cemeteries     HG, Inc.  Eliminations        2009        2008
                                        -------------    ----------  -----------  ------------  ----------  ----------
ASSETS
Current assets:
Cash and cash equivalents                   $5,392        $314,308     $25,453            $ -      345,153    $278,202
Trade receivables                                -         207,136   2,088,098              -    2,295,234   2,204,311
Current portion of net investment
 in sales-type lease                             -               -           -              -            -     460,200
Intercompany receivables                   243,002       3,776,148     190,000     (4,209,150)           -           -
Inventories:
Production                                       -               -   6,315,017              -    6,315,017   5,656,996
Cemetery, mausoleum space, markers               -         630,746           -              -      630,746     645,941
Deferred income tax assets                 108,000          21,000     103,000              -      232,000     178,000
Other current assets                        57,350           9,633      52,881              -      119,864     100,873
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total current assets                       413,744       4,958,971   8,774,449     (4,209,150)   9,938,014   9,524,523
                                        ----------      ----------   ---------   ------------  -----------  ----------

Property and equipment                      15,376       3,459,300   2,867,494              -    6,342,170   6,226,836
Less accumulated depreciation               14,891       2,546,157   1,532,077              -    4,093,125   3,862,029
                                        ----------      ----------   ---------   ------------  -----------  ----------
Property and equipment, net                    485         913,143   1,335,417              -    2,249,045   2,364,807
                                        ----------      ----------   ---------   ------------  -----------  ----------

Other assets:
Investment in subsidiaries               6,007,126               -           -     (6,007,126)           -           -
Preneed trust Investments                        -       2,059,056           -              -    2,059,056   1,926,120
Cemetery perpetual care trusts                   -       4,687,816           -              -    4,687,816   4,918,067
Debt issuance costs                              -               -      69,042              -       69,042      76,785
Deferred income tax assets                 304,000               -           -        (39,000)     265,000      82,000
Other                                       11,431               -           -              -       11,431      19,800
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total other assets                       6,322,557       6,746,872      69,042     (6,046,126)   7,092,345   7,022,772
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total Assets                            $6,736,786     $12,618,986 $10,178,908   $(10,255,276) $19,279,404 $18,912,102
                                        ==========      ==========   =========   ============  ===========  ==========




                                        Oakridge         Oakridge       Stinar                         Consolidated
	                                Holdings, Inc.   Cemeteries     HG, Inc.  Eliminations        2009        2008
                                        -------------    ----------  -----------  ------------  ----------  ----------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable - bank                           $ -             $ -    $979,840           $  -     $979,840    $520,000
Accounts payable - trade                    70,988          83,334   1,120,269              -    1,274,591   1,060,562
Due to finance company                           -               -   1,724,900              -    1,724,900     980,544
Intercompany payables                    4,209,150               -           -     (4,209,150)           -           -
Deferred revenue                                 -       1,392,887     223,049              -    1,615,936   2,372,525
Accrued liabilities                        290,022         283,739     301,635              -      875,396     814,356
Notes payable - others                     330,000               -           -              -      330,000      80,000
Current maturities of long term debt             -          14,930     212,082              -      227,012     212,575
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total current liabilities                4,900,160       1,774,890   4,561,775     (4,209,150)   7,027,675   6,040,562
                                        ----------      ----------   ---------   ------------  -----------  ----------
Long-term liabilities:
Long term debt                             505,000          11,038   3,657,193              -    4,173,231   4,415,274
Non-controlling interest in pre-need
 investments	                         -               2,059,056           -              -    2,059,056   1,926,120
Deferred income tax liabilities                  -          25,000      14,000        (39,000)           -           -
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total long-term liabilities                505,000       2,095,094   3,671,193        (39,000)   6,232,287   6,541,394
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total Liabilities                        5,405,160       3,869,984   8,232,968     (4,248,150)	13,259,962  10,455,836
                                        ----------      ----------   ---------   ------------  -----------  ----------
Non-controlling interest in
 perpetual care trust investments               -        4,687,816           -              -    4,687,816   4,918,067
                                        ----------      ----------   ---------   ------------  -----------  ----------
Stockholders' equity:
Common stock                               143,151          20,000      10,000        (30,000)     143,151     143,151
Additional paid in capital               2,028,975               -   2,328,629     (2,328,629)   2,028,975   2,028,975
Retained earnings (deficit)               (840,500)      4,041,186    (828,093)    (3,213,093)    (840,500)   (560,047)
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total Stockholders Equity                1,331,626       4,061,186   1,945,940     (6,007,126)   1,331,626   1,612,079
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total Liabilities and
  Stockholders' Equity                  $6,736,786     $12,618,986 $10,178,908   $(10,255,276) $19,279,404 $18,912,102
                                        ==========      ==========   =========   ============  ===========  ==========



OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS
Year Ended June 30, 2009 (with Comparative Totals for 2008)

                                        Oakridge         Oakridge       Stinar                         Consolidated
	                                Holdings, Inc.   Cemeteries     HG, Inc.  Eliminations        2009        2008
                                        -------------    ----------  -----------  ------------  ----------  ----------
Revenue                                        $ -      $2,752,973  $9,291,559            $ -  $12,044,532 $11,240,378

Cost of goods sold                               -       1,795,127   8,274,978              -   10,070,105   9,131,028
                                        ----------      ----------   ---------   ------------  -----------  ----------
Gross margin                                     -         957,846   1,016,581              -    1,974,427   2,109,350
                                        ----------      ----------   ---------   ------------  -----------  ----------
Selling, general & administrative expenses:
   Selling                                       -         238,723     166,106              -      404,829     517,002
   Research and development                      -               -     551,698              -      551,698      43,774
   General and administrative              297,050         500,112     380,980              -    1,178,142   1,109,136
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total operating expenses                   297,050         738,835   1,098,784              -    2,134,669   1,669,912
                                        ----------      ----------   ---------   ------------  -----------  ----------
Income (loss) from operations             (297,050)        219,011     (82,203)             -     (160,242)    439,438
                                        ----------      ----------   ---------   ------------  -----------  ----------
Other income (expense):
Equity in subsidiary earnings (losses)     (90,251)              -           -         90,251            -           -
Interest expense                           (53,152)         (5,964)   (325,530)	            -     (384,646)   (369,972)
Interest income                                  -          20,580       6,855              -       27,435     120,185
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total other income (expense)              (143,403)         14,616    (318,675)        90,251     (357,211)   (249,787)
                                        ----------      ----------   ---------   ------------  -----------  ----------
Net income (loss) before income taxes     (440,453)        233,627    (400,878)        90,251     (517,453)    189,651

Income taxes (benefit)                    (160,000)        107,000    (184,000)             -     (237,000)     74,000
                                        ----------      ----------   ---------   ------------  -----------  ----------
Net income (loss)                        $(280,453)       $126,627   $(216,878)       $90,251    $(280,453)   $115,651
                                        ==========      ==========   =========   ============  ===========  ==========

See Report of Independent Registered Public Accounting Firm on Consolidating Information.