Form 10-K, Exhibit 13
period 2010-06-30
OAKRIDGE HOLDINGS INC
filed 2010-10-01
CIK 73605

EXHIBIT 13



                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED FINANCIAL STATEMENTS
                       WITH CONSOLIDATING INFORMATION

                    YEARS ENDED JUNE 30, 2010 AND 2009



                             TABLE OF CONTENTS

                                                                   Page

Report of Independent Registered Public Accounting Firm

Report of Former Independent Registered Public Accounting Firm

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







Moquist Thorvilson Kaufmann Kennedy & Pieper LLC
Certified Public Accountants & Consultants


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Oakridge Holdings, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Oakridge Holdings, Inc. and Subsidiaries as of June 30, 2010, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. Oakridge Holdings, Inc. and Subsidiaries' management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Oakridge Holdings, Inc. and Subsidiaries as of June 30, 2009, were audited by other auditors whose report dated September 29, 2009, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oakridge Holdings, Inc. and Subsidiaries as of June 30, 2010, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Moquist Thorvilson Kaufmann Kennedy & Pieper LLC

Moquist Thorvilson Kaufmann Kennedy & Pieper LLC
Edina, Minnesota

September 29, 2010









WIPFLI
CPAs and Consultants


          REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors and Stockholders
Oakridge Holdings, Inc. and Subsidiaries
Chicago, Illinois


We have audited the accompanying consolidated balance sheet of Oakridge Holdings, Inc. and Subsidiaries as of June 30, 2009 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oakridge Holdings, Inc. and Subsidiaries as of June 30, 2009, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.




/s/ WIPFLI LLP

WIPFLI LLP



September 29, 2009
St. Paul, Minnesota








                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS


                                             June 30,2010    June 30,2009
                 ASSETS


Current assets:
Cash and cash equivalents                        $372,797        $345,153
Restricted cash	                                   89,320               -
Accounts receivable, less allowance for
 doubtful accounts of $15,000 in 2010 and 2009  2,236,804       2,295,234

Inventories:
 Production, net                                6,647,308       6,315,017
 Cemetery, mausoleum space, and markers           607,435         630,746
Deferred income tax assets                        312,000         232,000
Other current assets                              104,942         119,864
                                              -----------     -----------
Total current assets                           10,370,606       9,938,014
                                              -----------     -----------
Property and equipment:
 Property and equipment                         6,506,136       6,342,170
 Less accumulated depreciation                  4,312,179       4,093,125
                                              -----------     -----------
Property and equipment, net                     2,193,957       2,249,045
                                              -----------     -----------
Other assets:
 Cemetery perpetual care trusts                 4,962,756       4,687,816
 Preneed trust investments                      2,023,358       2,059,056
 Debt issuance costs, less accumulated
  amortization of $16,131 and $8,388 in 2010
  and 2009, respectively                           61,299          69,042
 Deferred income tax assets                        78,000         265,000
 Other                                             11,033          11,431
                                              -----------     -----------
Total other assets                              7,136,446       7,092,345
                                              -----------     -----------
Total Assets                                  $19,701,009     $19,279,404
                                              -----------     -----------






                                             June 30,2010    June 30,2009
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Lines of credit - bank                         $1,331,443        $979,840
Trade accounts payable                          1,249,716       1,274,591
Due to finance company                          1,227,231       1,724,900
Accrued liabilities                               979,818         875,396
Deferred revenue                                1,886,908       1,615,936
Short term notes payable - others                 380,000         330,000
Current maturities of long-term debt              696,321         227,012
                                              -----------     -----------
Total current liabilities                       7,751,437       7,027,675
                                              -----------     -----------

Long-term liabilities:
Non-controlling interest in pre-need
 trust investments                              2,023,358       2,059,056
Long term debt, less current maturities         3,496,865       4,173,231
                                              -----------     -----------
                                                5,520,223       6,232,287
                                              -----------     -----------
Total liabilities                              13,271,660      13,259,962
                                              -----------     -----------


Non-controlling interest in perpetual
 care trust investments                         4,962,756       4,687,816
                                              -----------     -----------

Stockholders' equity:
Preferred stock, $.10 par value, 1,000,000
 shares authorized; none issued                         -               -
Common stock, $.10 par value, 5,000,000
 shares authorized; 1,431,503 shares issued
 and outstanding in 2010 and 2009                 143,151         143,151
Additional paid-in capital                      2,028,975       2,028,975
Accumulated deficit                              (705,533)       (840,500)
                                              -----------     -----------
Total stockholders' equity                      1,466,593       1,331,626
                                              -----------     -----------
Total Liabilities and Stockholders' Equity    $19,701,009     $19,279,404
                                              ===========     ===========


              See Notes to Consolidated Financial Statements








                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS


                                               Year Ended      Year Ended
                                            June 30, 2010   June 30, 2009
                                               ----------      ----------
Revenue                                       $14,134,028     $12,044,532
Cost of good sold                              11,865,348      10,070,105
                                               ----------      ----------
Gross margin                                    2,268,680       1,974,427
                                               ----------      ----------
Operating expenses:
Selling                                           493,602         404,829
General and administrative                      1,087,910       1,178,142
Research and development                                -         551,698
                                               ----------      ----------
Total operating expenses                        1,581,512       2,134,669
                                               ----------      ----------
Income (loss) from operations                     687,168        (160,242)
                                               ----------      ----------
Other income (expense):
Interest income                                    23,022          27,435
Interest expense                                 (464,123)       (384,646)
                                               ----------      ----------
Total other expense                              (441,101)       (357,211)
                                               ----------      ----------
Net income (loss) before income taxes             246,067        (517,453)

(Benefit) provision for income taxes              111,100        (237,000)
                                               ----------      ----------
Net income (loss)                                $134,967       $(280,453)
                                               ==========      ==========
Earnings per share:
Basic income (loss) per share                        $.09           $(.20)
                                               ==========      ==========
Diluted net income (loss) per share                  $.09           $(.20)
                                               ==========      ==========



              See Notes to Consolidated Financial Statements







                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED JUNE 30, 2010 AND 2009



                     Common Stock
                 Number of     Common   Additional                    Total
                    Shares      Stock      Paid-In  Accumulated
                                           Capital    (Deficit)


BALANCE,
June 30, 2008    1,431,503   $143,151   $2,028,975   $(560,047)  $1,612,079

Net income               -          -            -    (280,453)    (280,453)
                 ---------   --------   ----------    --------   ----------
BALANCE,
June 30, 2009    1,431,503   $143,151   $2,028,975    (840,500)  $1,331,626

Net income               -          -            -     134,967      134,967

BALANCE,
June 30, 2010    1,431,503   $143,151   $2,028,975   $(705,533)  $1,466,593
                 =========   ========   ==========   =========   ==========


              See Notes to Consolidated Financial Statements










                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

             Increase (Decrease) In Cash and Cash Equivalents


                                                  Year Ended     Year Ended
                                                June 30,2010   June 30,2009

Cash flows from operating activities:
Net income (loss)                                   $134,967      $(280,453)
Adjustments to reconcile net income (loss) to
net cash flows from operating activities:
 Depreciation and amortization                       226,797        238,839
 Deferred income taxes                               107,000       (237,000)
 Accounts receivables                                 58,430        (90,923)
 Inventories                                        (308,980)      (642,826)
 Other assets                                         15,320        (10,622)
 Accounts payable and due to finance company        (522,544)       958,385
 (Gains) losses on trust investments                   3,872        (97,315)
 Deferred revenue                                    270,972       (756,589)
 Accrued liabilities                                 104,422         61,040
                                                  ----------     ----------
Net cash flows from operating activities              90,256       (857,464)
                                                  ----------     ----------
Cash flows from investing activities:
 Restricted cash                                     (89,320)             -
 Purchases of property and equipment                (163,966)      (115,334)
 Payments on net investment in sales-type lease            -        460,200
 Sales of non-controlling investments in trusts      172,266        450,491
 Purchases of non-controlling investments
  in trusts                                         (176,138)      (353,176)
                                                  ----------     ----------
Net cash flows from investing activities            (257,158)       442,181
                                                  ----------     ----------
Cash flows from financing activities:
 Net borrowings (repayments) on lines of
  credit - bank                                       (9,242)       459,840
 Proceeds from issuance of notes payable             410,845        250,000
 Proceeds from issuance of debt                       50,000              -
 Principal payments on long-term debt               (257,057)      (227,606)
                                                  ----------     ----------
Net cash flows from financing activities             194,546        482,234
                                                  ----------     ----------
Net change in cash and cash equivalents               27,644         66,951
Cash and cash equivalents, beginning of year         345,153        278,202
                                                  ----------     ----------
Cash and cash equivalents, end of year              $372,797       $345,153
                                                  ==========     ==========

Supplemental Disclosure of Cash Flow Information:

Cash paid during the years for:
Interest                                            $448,114       $369,173
                                                  ==========     ==========
Income taxes                                          $4,100         $2,000
                                                  ==========     ==========






              See Notes to Consolidated Financial Statements







                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 2010 AND 2009




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

                        COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) includes net income (loss) and items defined as other comprehensive income (loss). Items defined as other comprehensive income (loss) include items such as foreign currency translation adjustments and unrealized gains and losses on certain marketable securities. For the years ended June 30, 2010 and 2009, there were no adjustments to net income (loss) to arrive at comprehensive income (loss).

                   FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments at June 30, 2010, and the methods and assumptions used to estimate such fair values, were as follows:

- Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses - Fair value approximates the carrying amount because of the short maturity of those financial instruments.

Long term debt and other notes payable - Fair value is estimated using discounted cash flow analysis, based on the interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities. At June 30, 2010 and 2009, the fair value approximated the carrying value.

Cemetery perpetual care trusts - Fair market value is the amount on the trust reports reported by the trustee.

Pre-need trust investments - Fair market value is the amount on the trust reports reported by the trustee.

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

Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of accounts receivable. The Company generally does not require collateral for its trade accounts receivable. One International customer accounted for 10% of Stinar's accounts receivable at June 30, 2010, and one United States customer accounted for 26% at June 30, 2009. Additionally, the U.S. Government accounted for approximately 69% of Stinar's accounts receivable at June 30, 2010 and 2009.

Customers

A significant portion of Stinar's customers are concentrated in the airline industry. A downturn in the airline industry related to the world recession, acts of terrorism and increases in fuel costs have had a negative impact on the Company's continuing operations.

In 2010, net sales of Stinar to international customers, United States government and North American customers were 16%, 68% and 16%, respectively.

In 2009, net sales of Stinar to international customers, United States government and North American customers were 30%, 45% and 25%, respectively.

                         CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows and balance sheets, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

                               RESTRICTED CASH

Restricted cash represents amounts required to be held in escrow by certain customers until project completion.

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

                                INVENTORIES

Finished goods, component parts and work in process inventories are stated at the lower of cost (first in, first out [FIFO]) or market. The cemetery and mausoleum space available for sale is stated at the lower of cost (determined by an allocation of the total purchase and development costs of each of the properties to the number of spaces available) or market. The Company reviews inventory on a yearly basis and provides an inventory reserve for slow-moving, obsolete or unusable inventory.

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

                     PRODUCT WARRANTY LIABILITY

The Company's aviation ground equipment segment warrants its products against certain defects based on contract terms. Generally, warranty periods are two years for workmanship and manufacturing defects and one year for painting defects. The Company has recourse provisions for certain items that would enable recovery from third parties for amounts paid under the warranties.
At June 30, 2010 and 2009, the Company's estimated product warranty liability based on historical activity was $15,000.

                            REVENUE RECOGNITION

Cemetery and Mausoleum Space Revenue

Sales of cemetery merchandise and services and at need cemetery interment rights are recorded as revenue when the merchandise is delivered or service is performed.

Sales of pre need cemetery grave plots rights are recognized in accordance with the retail land sales provisions of Financial Accounting Standards Board
(FASB) Accounting Standard Codification (ASC) 976-10 "Accounting for Sales of Real Estate. Accordingly, provided certain collectible criteria are met, pre-need cemetery interment right sales are deferred until a specified minimum percentage of the sales price has been collected. A portion of the proceeds from cemetery sales for interment rights is generally required by law to be paid into perpetual care trusts. Earnings of perpetual care trusts are recognized in current cemetery revenue and are used to defray the maintenance costs of cemeteries, which are expensed as incurred.

Pursuant to various state and provincial laws, a portion of the proceeds from the sale of pre need merchandise and services are required to be paid into trusts, which are included in pre-need trust investments in the Company's consolidated financial statements. The un-trusted proceeds are included in deferred revenue. Sales of preneed merchandise including grave boxes and interment are recorded as revenue when products and services have been delivered and collection of the resulting receivable is reasonably assured.

Selling costs related to the sale of pre-need cemetery contract revenues are expensed in the period incurred.

Aviation Ground Support Equipment

Revenue is recognized when all significant contractual obligations have been satisfied and collection of the resulting receivable is reasonably assured.

The Company has a contract to supply equipment to the U.S. Government which includes specific phases to which dollar amounts were assigned. The Company will recognize revenue on the completed-contract method because the Company is not able to make reasonable dependable estimates of the percentage of work completed on the contract due to unique nature of the contract; the U.S. Government does not have the right to take possession of the work in process; the deliverables resulting from specific phases provide no value to the U.S. Government without delivery of the specific piece of equipment; and the Company does not have the ability to require progress payments for the work in process.

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

The Company has adopted the provisions of FASB ASC 740-10-25 which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements, and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB ASC 740-10-25 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company files consolidated income tax returns in the U.S. federal jurisdiction and various state jurisdictions. Based on the Company's evaluation, the Company has concluded that there are no significant unrecognized tax implications. The Company's evaluation was performed for the tax years ended June 30, 2005 through June 30, 2010, the tax years that remain subject to examination by major tax jurisdictions as of June 30, 2010. The Company does not believe there will be any material changes in unrecognized tax positions over the next twelve months.

The Company may from time to time be assessed interest or penalties by major tax jurisdictions, although any such assessments historically have been minimal and immaterial to financial results. In accordance with FASB ASC 740-10-25, the Company has decided to classify interest and penalties as a component of income tax expense.

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

                          SHARE-BASED PAYMENTS

The Company records as an expense in its consolidated statement of operations the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair market value of the award.

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

                     RECENT ACCOUNTING PRONOUNCEMENTS

In October 2009, the FASB issued ASC 605 "Revenue Recognition - Multiple - Deliverable Revenue Arrangments a consensus of the FASB Emerging Issues Task Force". This guidance establishes a selling price hierarchy for determining the selling price of a deliverable; eliminates the residual method of allocation and requires arrangement consideration to be allocated at the inception of the arrangement to all deliverables using the relative selling price method; and requires a vendor to determine its best estimate of selling price in a manner consistent with that used to determine the selling price of the deliverable on a stand-alone basis. This guidance also expands the required disclosures related to a vendor's multiple-deliverable revenue arrangements. The guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not believe the adoption of this standard will have a material impact on our consolidated results of operations, financial condition, cash flows, or disclosures.

In January 2010, the FASB issued ASU No. 2010-06, "Fair Value Measurements and Disclosures (Topic 820) - Improving Disclosures about Fair Value Measurements" ("ASU No. 2010-06"). ASU No. 2010-06 requires new disclosures regarding significant transfers in and out of Levels 1 and 2, as well as information about activity in Level 3 fair value measurements, including presenting information about purchases, sales, issuances and settlements on a gross versus a net basis in the Level 3 activity roll forward. In addition, ASU No. 2010-06 clarifies existing disclosures regarding input and valuation techniques, as well as the level of disaggregation for each class of assets and liabilities. ASU No. 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures pertaining to purchases, sales, issuances and settlements in the roll forward of Level 3 activity; those disclosures are effective for interim and annual periods beginning after December 15, 2010. Our adoption of ASU No. 2010-06 effective January 1, 2010 had no current impact on our consolidated financial position, results of operations or cash flows.


3. CONSOLIDATION OF VARIABLE INTEREST ENTITY

The Company identifies variable interest entities (VIEs) and determines when they should include the assets, liabilities, non-controlling interests and results of activities of a VIE in its consolidated financial statements.

In general, a VIE is a corporation, partnership, limited liability company, trust, or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

The Company has determined they are required to consolidate the preneed cemetery merchandise and service trusts and the cemetery perpetual care trust (the trusts) as variable interest entities in its consolidated statement of operations due to the equity investors not having the characteristics of a controlling financial interest or do not have a insufficient amount of equity to carry out its principal activities without additional subordinated financial support. The consolidation affected certain line items in the consolidated balance sheet, but had no impact on net earnings. Also, the consolidation does not result in any net changes to the Company's consolidated statement of cash flows, but does require disclosure of certain financing and investing activities.

See further discussion of the trusts in Notes 4 and 5.


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


Trust Investments:

Trust investments represent trust assets for contracts sold in advance of when the merchandise or services are needed. The trust investments in the consolidated balance sheet were $2,023,358 and $2,059,056 at June 30, 2010 and 2009, respectively.


The market value associated with the preneed cemetery merchandise and service trust assets as of June 30, 2010 and 2009 are detailed below.


Year  Beginning   Interest  Distributions  Contributions  Ending
      Market      Income                                  Market
      Value                                               Value

2010  $2,059,056  $88,826     $(224,280)      $99,756   $2,023,358
2009  $1,926,120  $46,825     $       -       $86,111   $2,059,056

All funds are invested in fixed equities.


Deferred Cemetery Revenue:

As of June 30, 2010 and 2009, deferred cemetery revenue represents future preneed cemetery revenues to be recognized upon delivery of merchandise or performance of services. It includes amounts not required to be trusted, this includes distributed and distributable trust investment earnings associated with unperformed preneed cemetery services or undelivered preneed cemetery merchandise where the related cash or investments are not held in trust accounts (generally because the Company was not required to deposit the cash in the trust). Future contract revenues and non-distributable net trust investment earnings where the related cash or investments are held in trust accounts are included in non-controlling interest in cemetery trusts.


5. CEMETERY PERPETUAL CARE TRUSTS

The Company sells price-guaranteed preneed cemetery contracts providing for property interment rights. For preneed sales of interment rights (cemetery property), the associated revenue and all costs to acquire the sale are recognized in accordance with FASB ASC 976-10, "Accounting For Sales of Real Estate." Under FASB ASC 976-10, recognition of revenue and costs must be deferred until 10 percent of the property sale price has been collected. The Company is required by state law to pay into the cemetery perpetual care trusts a portion of the proceeds from the sale of cemetery property interment rights. The Company recognizes realized earnings of these trusts within investment and other income, net (with a corresponding debit to cemetery perpetual care trust investments). The Company recognizes a corresponding expense within investment and other income, net for the amount of realized earnings of the trusts attributable to the non-controlling interest holders (with a corresponding credit to non-controlling interest in perpetual care trusts). The net effect is an increase by the amount of the realized earnings of the trusts in both the trust asset and the related non-controlling interest.

Earnings from these cemetery perpetual care trust investments that the Company is legally permitted to withdraw are recognized in current cemetery revenues and are used to defray cemetery maintenance costs which are expensed as incurred.


Year Beginning   Realized  Unrealized Distributions Contributions Change     Ending
     Market      Gain      Gain (loss)                            in         Market
     Value                                                        Cash       Value
2010 $4,687,816 $132,606   $(69,829)   $(104,166)   $98,974        $217,355  $4,962,756
2009 $4,918,067  $98,260   $181,837    $(112,524)   $93,379       $(491,203) $4,687,816


The cost of the trust investments held by the cemetery are $5,201,797 and $5,073,694 as of June 30, 2010 and 2009, respectively.


6. INVENTORIES

Production inventories consisted of the following:

                                                 2010        2009

Finished goods                                 $6,574        $  -
Work-in-process                             3,686,827   3,851,562
Raw materials and trucks                    2,983,907   2,463,455
Reserve for obsolescence                      (30,000)          -
                                           ----------  ----------
                                           $6,647,308  $6,315,017
                                           ==========  ==========

Inventories of cemetery and mausoleum space available for sale consisted of the following:

                                                 2010        2009

Cemetery space                               $420,992    $428,227
Mausoleum space and other                     186,443     202,519
                                             --------    --------
                                             $607,435    $630,746
                                             ========   =========


7. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                                2010        2009

Land and improvements                     $1,366,000  $1,366,000
Building and improvements                  2,376,374   2,355,552
Vehicles                                     581,710     581,710
Equipment and other                        2,182,052   2,038,908
                                          ----------  ----------
                                          $6,506,136  $6,342,170
                                          ==========  ==========

Depreciation charged to operations was $219,054 in 2010 and $231,096 in 2009.


8. ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

                                                2010        2009

Salaries and payroll taxes                  $677,009    $613,679
Due trust funds                              188,413     155,520
Interest                                      46,106      30,097
Other                                         68,290      76,100
                                            --------    --------
                                            $979,818    $875,396
                                            ========    ========


9.  DEBT

Due to Finance Company

A finance company finances a subsidiary's inventory chassis purchases, which are used in the production of aviation ground support equipment. At
June 30, 2010 and 2009, $1,227,231 and $1,724,900 was outstanding with interest ranging from 5.88% to 8.25%. Amounts financed are generally due 90 days after chassis purchase. The financing is secured by chassis inventory and personally guaranteed by the assets of the chief executive officer/key stockholder.


Lines of Credit - Bank

The Company has a line of credit agreement with a bank allowing borrowings up to $1,000,000, subject to certain borrowing base limitations, with interest at 2% over the reference rate with a floor of 7% (7% at June 30, 2010), maturing October 31, 2010. The reference rate is the rate announced by U.S. Bank National Association referred to as the "U.S. Bancorp Prime Lending Rate". As of June 30, 2010 and 2009, the outstanding borrowings under this line of credit was $970,598 and $979,840 respectively. The line of credit is secured by the assets of the Company's wholly owned subsidiary, Stinar HG, Inc., continuing commercial guarantees from the Company, the chief executive officer and VP of marketing and sales, and by the assignment of a life insurance policy on the chief executive officer/key stockholder.

In January 2010, the Company entered into a second line of credit with the same bank initially allowing borrowings up to $350,000 (increased to $750,000 in April 2010), subject to certain borrowing base limitations, with interest at 2% over the reference rate with a floor of 7% (7% at June 30, 2010), maturing April 26, 2011. As of June 30, 2010, the outstanding borrowings under this line of credit was $360,845. The line of credit is secured by the assets of the Company's wholly owned subsidiary, Stinar HG, Inc., continuing commercial guarantees from the Company, the chief executive officer and VP of marketing and sales.


Note Payable - Others

The Company had $380,000 and $330,000 in unsecured notes payable at June 30, 2010 and 2009, respectively, including $300,000 and $250,000 due to key officers/stockholders at June 30, 2010 and 2009, respectively. These notes are due on demand and bear interest at 9%.


Long Term Debt

Long-term debt consisted of the following:

                                                     2010        2009


Note payable bank payable in monthly
installments of $781, including interest
at 5.75%. The note is secured by the
equipment and matures January 2011.                $4,610     $12,524

Note payable - finance company, payable
in monthly installments of $615, including
interest at 8.25%. The note is secured by
the equipment and matures April 2011.               5,938      13,444

Note payable - bank, payable in monthly
installments of $17,060, including interest
at 7.5%, with balloon payment in May 2013.
The note is secured by the assets of Stinar,
continuing commercial
guarantees from both the Company and the
chief executive officer/key stockholder,
and by the assignment of a life insurance
policy on the chief executive officer/key
stockholder.Additionally, the note is secured
by a first mortgage on real property owned by
Stinar and the assignment of all rents to
Stinar on real property owned by Stinar.        1,998,661   2,049,223

U.S. Small Business Administration term loan,
payable in monthly installments of $22,457
including interest at the prime rate plus 1%,
adjusted every calendar quarter (4.25% at
June 30, 2010), maturing in May 2018. The note
is secured by the assets of Stinar and the
unconditional guarantee of the chief executive
officer/key stockholder.                        1,648,977   1,820,052
                                               ----------  ----------
Long-term debt before debentures                3,658,186   3,895,243


Convertible subordinated debentures -
unsecured with 9% interest due annually each
January 1, convertible into one common share
for each $.90 of principal, maturing on
July 1, 2010.  The debentures are issued to
shareholder/officers and shareholder/board
member of the Company. On July 1, 2010, the
Company modified these debentures, whereby
the conversion rate was decreased to $.50 of
principal, maturity date was extended to
July 1, 2012 and interest is payable quarterly.
Due to the significance of this modification,
GAAP considers the modification to be a debt
extinguishment, which will require the Company
to record a loss on debt extinguishment of
approximately $180,000 in fiscal year 2011.       485,000     505,000

Convertible subordinated debenture - unsecured
with 9% interest due quarterly, convertible
into one common share for each $.50 of principal,
maturing on July 1, 2012. The debenture was
issued to an unrelated individual.                 50,000           -
                                               ----------  ----------
                                                4,193,186   4,400,243
Less current maturities                           696,321     227,012
                                               ----------  ----------
                                               $3,496,865  $4,173,231
                                               ==========  ==========



Future maturities of long-term debt are as follows:


2011                                             $696,321
2012                                              294,973
2013                                            2,063,811
2014                                              204,135
2015                                              217,266
Thereafter                                        716,680
                                               ----------
                                               $4,193,186
                                               ==========

Loan Covenants

Stinar's bank loan agreements stipulate certain affirmative and negative covenants, including financial covenants for cash flow and debt to equity measured on a stand-alone basis. As of and for the year ended June 30, 2010, the actual cash flow to current maturity ratio was (.60) to 1.00 while the allowed minimum was 1.20 to 1.00, and the debt to equity ratio was 3.49 to 1.00 which meets the maximum ratio allowed of 4.50 to 1.00. The negative covenants include a restriction on capital expenditures of $50,000 annually. In 2010, the Company incurred approximately $114,000 of capital expenditures. The bank subsequently issued a waiver for the violated cash flow to current maturity ratio covenant and the capital expenditure covenant.


10.  INCOME TAXES

The income tax provision (benefit) is comprised of the following:

                                               2010         2009

Current tax expense (benefit):
 Federal                                  $       -    $       -
 State                                        4,000        2,000
                                         ----------   ----------
Total current                                 4,000        2,000
                                         ----------   ----------
Deferred tax (benefit):
 Federal                                    121,000     (185,000)
 State                                      (14,000)     (54,000)
                                         ----------   ----------
Total deferred                              107,000     (239,000)
                                         ----------   ----------

Total expense (benefit) for income taxes   $111,100    $(237,000)
                                         ==========   ==========

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The major temporary differences that give rise to the deferred tax liabilities and assets are as follows:

                                               2010         2009

Deferred tax assets:
   Inventory                               $133,000      $70,000
   Accrued compensation                     154,000      163,000
   Tax credit carryforwards                  53,000       29,000
   Net operating loss carryforwards          84,000      271,000
   Other                                     11,000        4,000
                                            -------      -------
Gross deferred tax assets                   435,000      537,000
                                            -------      -------
Deferred tax liabilities:
   Property and equipment                   (45,000)     (40,000)
                                           --------     --------
Gross deferred tax liabilities              (45,000)     (40,000)
                                           --------     --------
Net deferred tax assets                    $390,000     $497,000
                                           ========     ========


The Company has recorded its deferred tax assets (liabilities) in the accompanying consolidated balance sheets as follows:

June 30,                                       2010         2009

Current assets:
   Deferred income taxes                   $312,000     $232,000
Non-current assets:
   Deferred income taxes                     78,000      265,000
                                           --------     --------
Net deferred tax asset                     $390,000     $497,000
                                           ========     ========


The provision for income taxes varies from the amount of income tax determined by applying the applicable federal statutory income taxes to pretax income as a result of the following differences:

                                                 2010        2009

Statutory U.S. federal tax rate                 34.0%       34.0%
State taxes, net of federal benefit              4.0%        4.0%
Permanent differences and other                  7.2%        7.8%
                                                -----       -----
Effective tax rate                               45.2%       45.8%
                                                =====       =====

The Company has federal and state net operating loss carryforwards of approximately $111,000 and $837,000, respectively, which begin to expire in 2017.


11.  OTHER RELATED PARTY TRANSACTIONS

Amounts expensed for tax and SEC compliance services to the chief executive officer's spouse were $23,329 in 2010 and $25,493 in 2009. Interest expense on the related party convertible debentures and notes payable to the officers/stockholders totaled $72,450 and $45,450 in 2010 and 2009, respectively. The Company has a month-to-month operating lease from one of the officers. Total rent expense was $24,600 in 2010 and 2009.


12.     BENEFIT PLANS

Certain subsidiaries of the Company participate in a multi employer union administered defined benefit pension plan that covers the cemetery employees. The current union agreement expires on February 28, 2013. Pension expense under this plan was $28,619 in 2010 and $18,849 in 2009.


13.  STOCK OPTIONS

On September 1, 1998, the Board of Directors approved a Stock Incentive Awards Plan to attract and retain individuals to contribute to the achievement of the Company's economic objectives. Under the Plan, individuals are eligible based on the judgment of a committee of Board members (committee). At the discretion of the committee, eligible recipients may be granted options to purchase shares of the Company's common stock at an exercise price per share equal to the market price at the grant date. The stock options are exercisable at such times and in such installments as determined by the committee, limited to a maximum of ten years from the date of the grant. The Plan has authorized the issuance of 175,000 shares of common stock under the Plan. There were no grants for shares issued in 2010 and 2009, and at June 30, 2010, 165,000 shares were available for future grants.

FASB ASC 718 requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The fair value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company's consolidated statements of operations. The Company recorded $0 of related compensation expense for the year ended June 30, 2010 as no options were granted and no additional options vested during the period. There were no options exercised during fiscal years ended 2010 and 2009. During 2010, 5,000 options expired.

The Company uses the Black-Scholes-Merton ("Black Scholes") option-pricing model as a method for determining the estimated fair market value for employee stock awards.

As of June 30, 2009, there were 10,000 options outstanding and exercisable with an average exercise price of $1.63, a weighted average remaining contractual life of 1.5 years and an aggregate intrinsic value of $0.

As of June 30, 2010, there were 5,000 options outstanding and exercisable with an average exercise price of $2.00, a weighted average remaining contractual life of 0.5 years and an aggregate intrinsic value of $0.

The aggregate intrinsic value represents the difference between the closing stock price on June 30, 2010 and the exercise price, multiplied by the number of in-the-money options that would have been received by the option holders had all option holders exercised their options on June 30, 2010.


14.  EARNINGS PER SHARE OF COMMON STOCK DISCLOSURES

The following table reconciles the income (loss) and shares of the basic and diluted earnings per share computations:

                                       2010                                2009

                        Net Income    Shares     Per-Share  Net(Loss)    Shares     Per-Share
                       ----------  ------------   -------  ---------- ------------    -------
                       (Numerator)(Denominator)   Amount   (Numerator)(Denominator)   Amount
                       ----------  ------------   -------  ---------- ------------    -------
BASIC EPS
Net income (loss)
available to common
shareholders              $134,967   1,431,503      $.09   $(280,453)     1,431,503    $(.20)

EFFECT OF DILUTIVE
SECURITIES
Employee stock options
and convertible
debentures                  45,450     542,998          Anti-dilutive  Anti-dilutive
                         ---------  ----------             ---------     ---------
DILUTED EPS
Net income (loss)
available to common
shareholders plus
assumed conversions       $180,417   1,974,501      $.09   $(280,453)     1,431,503    $(.20)
                         =========  ==========   =======   =========     ==========    =====


ANTIDILUTIVE SECURITIES
Employee stock options
and convertible
debentures                               5,000                              571,111
                                       =======                              =======


15.  SEGMENT INFORMATION

The Company's operations are classified into two principal industry segments: cemeteries and aviation ground support equipment. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes. Financial information by industry segment as of and for the years ended June 30, 2010 and 2009 is summarized as follows:

                                                   Aviation
                                                     Ground
                                                    Support
                                    Cemeteries    Equipment         Total
2010                               ----------- ------------   -----------

Net sales - external                $3,405,276  $10,728,752   $14,134,028
Depreciation                           145,769       72,800       218,569
Interest expense                         2,911      379,762       382,673
Segment operating profit               517,987      449,785       967,772
Segment assets                      13,229,128   10,527,945    23,757,073
Expenditures for segment fixed
 assets                                 45,761      114,305       160,066
Income tax expense                     238,000       31,000       269,000


                                                   Aviation
                                                     Ground
                                                    Support
                                    Cemeteries    Equipment         Total
2009                               ----------- ------------   -----------

Net sales - external                $2,752,973   $9,291,559   $12,044,532
Depreciation                           150,142       78,954       229,096
Interest expense                         5,964      325,530       331,494
Segment operating profit (loss)        219,011      (82,203)      136,808
Segment assets                      12,618,986   10,178,908    22,797,894
Expenditures for segment fixed
 assets                                 80,209       35,125       115,334
Income tax expense (benefit)           107,000     (184,000)      (77,000)



Reconciliation of segment profit to consolidated net income before income taxes is as follows:

	                                            2010          2009
                                              ----------    ----------
Total profit (loss) for reportable segments $608,121 $(167,251) Unallocated amounts:
 Interest expense                                (81,450)      (53,152)
 Other corporate expenses                       (280,604)     (297,050)
 Other corporate income	                               -             -
                                              ----------    ----------
                                                $246,067     $(517,453)
                                              ==========    ==========


Reconciliation of segment assets to consolidated assets is as follows:

June 30,                                            2010          2009
                                              ----------    ----------
Total segment assets                         $23,757,073   $22,797,894
Other assets                                      58,996        74,658
Elimination of receivable from holding
 company                                      (4,318,060)   (3,966,148)
Deferred tax asset                               203,000       373,000
                                              ----------    ----------
Total assets                                 $19,701,009   $19,279,404
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


16.  RECLASSIFICATIONS

Certain 2009 information has been reclassified to conform to the 2010 presentation. The reclassifications did not affect cash flows, financial position or net income.


17.  FAIR VALUE MEASUREMENTS

As discussed in Note 1, effective July 1, 2009, the Company adopted the provisions of FASB ASC 820-10, Fair Value Measurements (ASC 820-10), which defines fair value as the price that would be received to sell an asset or paid to transfer a liability between market participants at a measurement date.
ASC 820-10 did not materially affect the Company's results of operations or financial position; however, additional disclosures are now required. This statement describes a fair value hierarchy that includes three levels of inputs to be used to measure fair value. The three levels are defined as follows as interpreted for use by the Company: Level 1 - Inputs into the fair value methodology are based on quoted market prices in active markets. Level 2 - Inputs into the fair value methodology are based on quoted prices for similar items, broker/dealer quotes, or models using market interest rates or yield curves. The inputs are generally seen as observable in active markets for similar items for the asset or liability, either directly or indirectly, for substantially the same term of the financial instrument. Level 3 - Inputs into the fair value methodology are unobservable and significant to the fair value measurement (primarily consisting of alternative type investments, which include but are not limited to limited partnership interests, hedges, private equity, real estate, and natural resource funds). Often these types of investments are valued based on historical cost and then adjusted by shared earnings of a partnership or cooperative, which can require some varying degree of judgment. Information regarding assets (principally cash and investments) and liabilities measured at fair value on a recurring basis as of June 30, 2010 and 2009, respectively, is as follows:


                    Recurring Fair Value Measurement Using   Total Fair
                             Level 1     Level 2   Level 3      Value
                             --------  ----------  -------   ----------
June 30, 2010

Assets at fair value:
 Cash and cash equivalents   $372,797         $ -    $ -       $372,797

Fixed income and debt
securities - Cemetery
perpetual care and pre-need
trust investments                   -   6,986,114      -      6,986,114
                             --------  ----------    ---     ----------
Total assets at fair value   $372,797  $6,986,114    $ -     $7,358,911
                             ========  ==========    ===     ==========

Liabilities at fair value:
Non-controlling interest in
pre-need trust investments        $ -  $2,023,358    $ -     $2,023,358
                             ========  ==========    ===     ==========


June 30, 2009

Assets at fair value:
 Cash and cash equivalents   $345,153         $ -    $ -       $345,153

Fixed income and debt
securities - Cemetery
perpetual care and pre-need
trust investments                   -   6,746,872      -      6,746,872
                             --------  ----------    ---     ----------
Total assets at fair value   $345,153  $6,746,872    $ -     $7,092,025
                             ========  ==========    ===     ==========

Liabilities at fair value:
Non-controlling interest in
pre-need trust investments        $ -  $2,059,056    $ -     $2,059,056
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









Moquist Thorvilson Kaufmann Kennedy & Pieper LLC
Certified Public Accountants & Consultants


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and
Stockholders of Oakridge Holdings, Inc. and Subsidiaries

Our report on our audits of the consolidated financial statements of Oakridge Holdings, Inc. and Subsidiaries for the year ended June 30, 2010 appears before page 1. That audit was made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information in pages 20 through 22 is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations, and cash flows of the individual companies. Such information has been subject to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole. The 2009 consolidating information on pages 20 through 22 was subject to auditing procedures applied in the 2009 audit of the consolidated financial statements by other auditors, whose report on such information stated that it was fairly stated in all material respects in relation to the 2009 consolidated financial statements taken as a whole.


/s/ Moquist Thorvilson Kaufmann Kennedy & Pieper LLC

Moquist Thorvilson Kaufmann Kennedy & Pieper LLC
Edina, Minnesota

September 29, 2010







WIPFLI
CPAs and Consultants


          REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
                    ON CONSOLIDATING INFORMATION


Board of Directors and Stockholders
Oakridge Holdings, Inc. and Subsidiaries
Chicago, Illinois

Our report on our audit of the consolidated financial statements of Oakridge Holdings, Inc. and Subsidiaries for the year ended June 30, 2009 appears before page 1. That audit was made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information 0n pages 20 through 22 is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of the individual companies. The 2009 consolidated totals have been subject to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.


/s/ WIPFLI LLP

WIPFLI LLP


September 29, 2009
St. Paul, Minnesota







OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEETS
June 30, 2010 (with Comparative Totals for 2009)

                                        Oakridge         Oakridge       Stinar                         Consolidated
	                                Holdings, Inc.   Cemeteries     HG, Inc.  Eliminations        2010        2009
                                        -------------    ----------  -----------  ------------  ----------  ----------
ASSETS
Current assets:
Cash and cash equivalents                   $4,188        $274,657     $93,952            $ -      372,797     345,153
Restricted cash                                  -               -      89,320              -       89,320           -
Trade accounts receivable                        -         222,164   2,014,640              -    2,236,804   2,295,234
Intercompany receivables                   371,310       4,318,060                 (4,689,370)           -           -
Inventories:
Production, net                                  -               -   6,647,308              -    6,647,308   6,315,017
Cemetery, mausoleum space, and markers           -         607,435           -              -      607,435     630,746
Deferred income taxes                      125,000           4,000     183,000              -       312,00     232,000
Other current assets                        39,875           3,563      61,504              -      104,942     119,864
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total current assets                       540,373       5,429,879   9,089,724     (4,689,370)  10,370,606   9,938,014
                                        ----------      ----------   ---------   ------------  -----------  ----------

Property and equipment
 Land and improvements                           -         954,347     411,653              -    1,366,000   1,366,000
 Building and improvements                       -         878,873   1,497,501              -    2,376,374   2,355,552
 Vehicles                                        -         517,690      64,020              -      581,710     581,710
 Equipment                                  19,276       1,154,151   1,008,625              -    2,182,052   2,038,908
                                        ----------      ----------   ---------   ------------  -----------  ----------
                                            19,276       3,505,061   2,981,799              -    6,506,136   6,342,170
Less accumulated depreciation               15,376       2,691,926   1,604,877              -    4,312,179   4,093,125
                                        ----------      ----------   ---------   ------------  -----------  ----------
Property and equipment, net                  3,900         813,135   1,376,922              -    2,193,957   2,249,045
                                        ----------      ----------   ---------   ------------  -----------  ----------

Other assets:
Investments in subsidiaries              6,754,255               -           -     (6,754,255)           -           -
Cemetery perpetual care trusts                   -       4,962,756           -              -    4,962,756   4,687,816
Preneed trust Investments                        -       2,023,358           -              -    2,023,358   2,059,056
Debt issuance costs                              -               -      61,299              -       61,299      69,042
Deferred income taxes                      102,000               -           -        (24,000)      78,000     265,000
Other                                       11,033               -           -              -       11,033      11,431
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total other assets                       6,867,288       6,986,114      61,299     (6,778,255)   7,136,446   7,092,345
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total Assets                            $7,411,561     $13,229,128 $10,527,945   $(11,467,625) $19,701,009 $19,279,404
                                        ==========      ==========   =========   ============  ===========  ==========




                                        Oakridge         Oakridge       Stinar                         Consolidated
	                                Holdings, Inc.   Cemeteries     HG, Inc.  Eliminations        2010        2009
                                        -------------    ----------  -----------  ------------  ----------  ----------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Lines of credit - bank                         $ -             $ -  $1,331,443           $  -   $1,331,443    $979,840
Trade accounts payable                      78,325         132,484   1,038,907              -    1,249,716   1,274,591
Due to finance company                           -               -   1,227,231              -    1,227,231   1,724,900
Intercompany payables                    4,547,850               -     141,520     (4,689,370)           -           -
Accrued liabilities
 Salaries and payroll taxes                357,687         119,258     200,064              -      677,009     613,679
 Due to trust funds                              -         188,413           -              -      188,413     155,520
 Interest                                   46,106               -           -              -       46,106      30,097
 Other                                           -               -      68,290              -       68,290      76,100
Deferred revenue                                 -       1,416,027     470,881              -    1,886,908   1,615,936
Notes payable - other                      380,000               -           -              -      380,000     330,000
Current maturities of long-term debt       485,000          10,548     200,773              -      696,321     227,012
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total current liabilities                5,894,968       1,866,730   4,679,109     (4,689,370)   7,751,437   7,027,675
                                        ----------      ----------   ---------   ------------  -----------  ----------
Long-term liabilities:

Non-controlling interest in pre-need
 investments	                                 -       2,023,358           -              -    2,023,358   2,059,056
Long-term debt                              50,000          -        3,446,865              -    3,496,865   4,173,231
Deferred income tax liabilities                  -          15,000       9,000        (24,000)           -           -
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total long-term liabilities                 50,000       2,038,358   3,455,865        (24,000)   5,520,223   6,232,287
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total Liabilities                        5,944,968       3,905,088   8,134,974     (4,713,370)  13,271,660  13,259,962
                                        ----------      ----------   ---------   ------------  -----------  ----------
Non-controlling interest in
 perpetual care trust investments                -       4,962,756           -              -    4,962,756   4,687,816
                                        ----------      ----------   ---------   ------------  -----------  ----------
Stockholders' equity:
Common stock                               143,151          20,000      10,000        (30,000)     143,151     143,151
Additional paid in capital               2,028,975               -   3,172,041     (3,172,041)   2,028,975   2,028,975
Accumulated deficit                       (705,533)      4,341,284    (789,070)    (3,552,214)    (705,533)   (840,500)
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total Stockholders Equity                1,466,593       4,361,284   2,392,971     (6,754,255)   1,466,593   1,331,626
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total Liabilities and
  Stockholders' Equity                  $7,411,561     $13,229,128 $10,527,945   $(11,467,625) $19,701,009 $19,279,404
                                        ==========      ==========   =========   ============  ===========  ==========



OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS
Year Ended June 30, 2010 (with Comparative Totals for 2009)

                                        Oakridge         Oakridge       Stinar                         Consolidated
	                                Holdings, Inc.   Cemeteries     HG, Inc.  Eliminations        2010        2009
                                        -------------    ----------  -----------  ------------  ----------  ----------
Revenue                                        $ -      $3,405,276 $10,728,752            $ -  $14,134,028 $12,044,532

Cost of goods sold                               -       2,064,180   9,801,168              -   11,865,348  10,070,105
                                        ----------      ----------   ---------   ------------  -----------  ----------
Gross margin                                     -       1,341,096     927,584              -    2,268,680   1,974,427
                                        ----------      ----------   ---------   ------------  -----------  ----------
Operating expenses:
   Selling                                       -         256,902     236,700              -      493,602     404,829
   General and administrative              280,604         566,207     241,099              -    1,087,910   1,178,142
   Research and development                      -               -           -              -            -     551,698
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total operating expenses                   280,604         823,109     477,799              -    1,581,512   2,134,669
                                        ----------      ----------   ---------   ------------  -----------  ----------
Income (loss) from operations             (280,604)        517,987     449,785              -      687,168    (160,242)
                                        ----------      ----------   ---------   ------------  -----------  ----------
Other income (expense):
Equity in subsidiary earnings (losses)     339,121               -           -       (339,121)           -           -
Interest expense                           (81,450)         (2,911)   (379,762)	            -     (464,123)   (384,646)
Interest income                                  -          23,022           -              -       23,022      27,435
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total other income (expense)               257,671          20,111    (379,762)      (339,121)    (441,101)   (357,211)
                                        ----------      ----------   ---------   ------------  -----------  ----------
Net income (loss) before income taxes      (22,933)        538,098      70,023       (339,121)     246,067    (517,453)

Income taxes (benefit)                    (157,900)        238,000      31,000              -      111,100    (237,000)
                                        ----------      ----------   ---------   ------------  -----------  ----------
Net income (loss)                         $134,967        $300,098     $39,023      $(339,121)    $134,967   $(280,453)
                                        ==========      ==========   =========   ============  ===========  ==========

See Report of Independent Registered Public Accounting Firm on Consolidating Information.