Form 10-K, Exhibit 13
period 2011-06-30
OAKRIDGE HOLDINGS INC
filed 2011-10-13
CIK 73605

EXHIBIT 13



                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED FINANCIAL STATEMENTS
                       WITH CONSOLIDATING INFORMATION

                    YEARS ENDED JUNE 30, 2011 AND 2010



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

We have audited the accompanying consolidated balance sheets of Oakridge Holdings, Inc. and Subsidiaries as of June 30, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. Oakridge Holdings, Inc. and Subsidiaries' management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oakridge Holdings, Inc. and Subsidiaries as of June 30, 2011 and 2010, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Moquist Thorvilson Kaufmann Kennedy & Pieper LLC

MOQUIST THORVILSON KAUFMANN KENNEDY & PIEPER LLC
Edina, Minnesota

October 12, 2011























                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS


                                             June 30,2011    June 30,2010
                 ASSETS


Current assets:
Cash and cash equivalents                        $416,997        $372,797
Restricted cash	                                   89,857          89,320
Accounts receivable, less allowance for
 doubtful accounts of $15,000 in 2011 and 2010  2,128,663       2,236,804
Inventories:
 Production, net                                7,535,252       6,647,308
 Cemetery, mausoleum space, and markers           599,445         607,435
Deferred income tax assets                        167,000         312,000
Other current assets                               44,835         104,942
                                              -----------     -----------
Total current assets                           10,982,049      10,370,606
                                              -----------     -----------
Property and equipment:
 Property and equipment                         6,822,008       6,506,136
 Less accumulated depreciation                 (4,519,040)     (4,312,179)
                                              -----------     -----------
Property and equipment, net                     2,302,968       2,193,957
                                              -----------     -----------
Other assets:
 Cemetery perpetual care trusts                 5,345,922       4,962,756
 Preneed trust investments                      2,075,713       2,023,358
 Debt issuance costs, less accumulated
  amortization of $23,874 and $16,131
  in 2011 and 2010                                 53,556          61,299
 Deferred income tax assets                       303,000          78,000
 Other                                              4,238          11,033
                                              -----------     -----------
Total other assets                              7,782,429       7,136,446
                                              -----------     -----------
Total Assets                                  $21,067,446     $19,701,009
                                              -----------     -----------






                                             June 30,2011    June 30,2010
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Lines of credit - bank                         $1,710,845      $1,331,443
Trade accounts payable                          1,456,555       1,249,716
Due to finance company                          2,088,037       1,227,231
Accrued liabilities                               785,566         979,818
Deferred revenue                                1,697,935       1,886,908
Short term notes payable - others                 330,000         380,000
Current maturities of long-term debt              244,800         696,321
                                              -----------     -----------
Total current liabilities                       8,313,738       7,751,437
                                              -----------     -----------

Long-term liabilities:
Non-controlling interest in pre-need
 trust investments                              2,075,713       2,023,358
Long term debt, less current maturities         3,809,746       3,496,865
                                              -----------     -----------
Total long-term liabilities                     5,885,459       5,520,223
                                              -----------     -----------
Total liabilities                              14,199,197      13,271,660
                                              -----------     -----------


Non-controlling interest in perpetual
 care trust investments                         5,345,922       4,962,756
                                              -----------     -----------

Stockholders' equity:
Preferred stock, $.10 par value, 1,000,000
 shares authorized; none issued                         -               -
Common stock, $.10 par value, 5,000,000
 shares authorized; shares issued and
 outstanding 1,431,503 in 2011 and 2010           143,151         143,151
Additional paid-in capital                      2,028,975       2,028,975
Accumulated deficit                              (649,799)       (705,533)
                                              -----------     -----------
Total stockholders' equity                      1,522,327       1,466,593
                                              -----------     -----------
Total Liabilities and Stockholders' Equity    $21,067,446     $19,701,009
                                              ===========     ===========


              See Notes to Consolidated Financial Statements








                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS


                                               Year Ended      Year Ended
                                            June 30, 2011   June 30, 2010
                                               ----------      ----------
Revenue                                       $16,499,691     $14,134,028
Cost of goods sold                             14,483,970      11,865,348
                                               ----------      ----------
Gross margin                                    2,015,721       2,268,680
                                               ----------      ----------
Operating expenses:
Selling                                           451,719         493,602
General and administrative                      1,135,542       1,087,910
                                               ----------      ----------
Total operating expenses                        1,587,261       1,581,512
                                               ----------      ----------
Income from operations                            428,460         687,168
                                               ----------      ----------
Other income (expense):
Interest income                                    13,342          23,397
Interest expense                                 (467,767)       (464,123)
Other                                               1,699            (375)
                                               ----------      ----------
Total other expense                              (452,726)       (441,101)
                                               ----------      ----------
Net income (loss) before income taxes             (24,266)        246,067

(Benefit) provision for income taxes              (80,000)        111,100
                                               ----------      ----------
Net income                                        $55,734        $134,967
                                               ==========      ==========
Earnings per share:
Basic net income per share                           $.04            $.09
                                               ==========      ==========
Diluted net income per share                         $.04            $.09
                                               ==========      ==========



              See Notes to Consolidated Financial Statements







                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED JUNE 30, 2011 AND 2010



                     Common Stock
                 Number of     Amount   Additional                    Total
                    Shares                 Paid-In  Accumulated
                                           Capital    (Deficit)


BALANCE,
June 30, 2009    1,431,503   $143,151   $2,028,975    (840,500)  $1,331,626

Net income               -          -            -     134,967      134,967
                 ---------   --------   ----------    --------   ----------
BALANCE,
June 30, 2010    1,431,503   $143,151   $2,028,975   $(705,533)  $1,466,593

Net income               -          -            -      55,734       55,734
                 ---------   --------   ----------    --------   ----------
BALANCE,
June 30, 2011    1,431,503   $143,151   $2,028,975   $(649,799)  $1,522,327
                 =========   ========   ==========   =========   ==========


              See Notes to Consolidated Financial Statements










                 OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                  Year Ended     Year Ended
                                                June 30,2011   June 30,2010

Cash flows from operating activities:
Net income                                           $55,734       $134,967
Adjustments to reconcile net income to
net cash flows from operating activities:
 Depreciation and amortization                       223,651        226,797
 Deferred income taxes                               (80,000)       107,000
 Accounts receivables                                108,141         58,430
 Inventories                                        (879,954)      (308,980)
 Other assets                                         66,902         15,320
 Accounts payable and due to finance company       1,067,645       (522,544)
 (Gains) losses on trust investments                 (90,461)         3,872
 Deferred revenue                                   (188,973)       270,972
 Accrued liabilities                                (194,252)       104,422
                                                  ----------     ----------
Net cash flows from operating activities              88,433         90,256
                                                  ----------     ----------
Cash flows from investing activities:
 Restricted cash                                        (537)       (89,320)
 Purchases of property and equipment                (324,919)      (163,966)
 Sales of non-controlling investments in trusts    7,252,494        172,266
 Purchases of non-controlling investments
  in trusts                                       (7,162,033)      (176,138)
                                                  ----------     ----------
Net cash flows from investing activities            (234,995)      (257,158)
                                                  ----------     ----------
Cash flows from financing activities:
 Net borrowings (repayments) on lines of
  credit - bank                                      379,402         (9,242)
 Proceeds from issuance of long-term debt            105,000        410,845
 Proceeds from issuance of short-term note payable         -         50,000
 Principal payments on short-term debt               (50,000)             -
 Principal payments on long-term debt               (243,640)      (257,057)
                                                  ----------     ----------
Net cash flows from financing activities             190,762        194,546
                                                  ----------     ----------
Net change in cash and cash equivalents               44,200         27,644

Cash and cash equivalents, beginning of year         372,797        345,153
                                                  ----------     ----------
Cash and cash equivalents, end of year              $416,997       $372,797
                                                  ==========     ==========

Supplemental Disclosures of Cash Flow Information

Cash paid during the years for:
Interest                                            $467,909       $448,114
                                                  ==========     ==========
Income taxes                                          $2,000         $4,100
                                                  ==========     ==========






              See Notes to Consolidated Financial Statements







                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 2011 AND 2010




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

                        COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) includes net income (loss) and items defined as other comprehensive income (loss). Items defined as other comprehensive income (loss) include items such as foreign currency translation adjustments and unrealized gains and losses on certain marketable securities. For the years ended June 30, 2011 and 2010, there were no adjustments to net income (loss) to arrive at comprehensive income (loss).

                   FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments at June 30, 2011, and the methods and assumptions used to estimate such fair values, were as follows:

Cash and cash equivalents - Fair value approximates the carrying amount because of the short maturity of those financial instruments.

Long term debt and other notes payable - Fair value is estimated using discounted cash flow analysis, based on the interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities as of June 30, 2011 and 2010, the fair value approximated the carrying value.

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

Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of accounts receivable. The Company generally does not require collateral for its trade accounts receivable.
Two United States customers accounted for 66% of Stinar's accounts receivable at June 30, 2011, and one international customer accounted for 10% at June 30, 2010. Additionally, the U.S. Government accounted for approximately 25% and 69% of Stinar's accounts receivable at June 30, 2011 and 2010, respectively.

Customers

A significant portion of the Company's customers are concentrated in the airline industry. A downturn in the airline industry related to the world recession, September 11, 2001, acts of terrorism, decrease in government sales and increases in fuel costs have had a negative impact on the Company's continuing operations.

Stinar's net sales were concentrated as follows in 2011; international customers (11%), U.S. Government (70%) and North American are (19%). Stinar's net sales were concentrated as follows in 2010; international customers (16%), U.S. Government (68%) and North American (16%)

                         CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows and balance sheets, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

                               RESTRICTED CASH

Restricted cash represents amounts required to be held in escrow by certain customers until completion of certain projects.

                             ACCOUNTS RECEIVABLES

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company's estimate is based on historical collection experience and a review of the current status of accounts receivable. It is reasonably possible that the Company's estimate of the allowance for doubtful accounts will change.

                                INVENTORIES

Finished goods, component parts and work in process inventories are stated at the lower of cost (first in, first out [FIFO]) or market. The cemetery and mausoleum space available for sale is stated at the lower of cost (determined by an allocation of the total purchase and development costs of each of the properties to the number of spaces available) or market. The Company reviews inventory on an annual basis and provides an inventory reserve for slow-moving, obsolete or unusable inventory.

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

                     PRODUCT WARRANTY LIABILITY

The Company's aviation ground equipment segment warrants its products against certain defects based on contract terms. Generally, warranty periods are five years for workmanship and manufacturing defects and seven years for painting defects. The Company has recourse provisions for certain items that would enable recovery from third parties for amounts paid under the warranties.
At June 30, 2011 and 2010, the Company's estimated product warranty liability based on historical activity was $15,000.

                            REVENUE RECOGNITION

Cemetery and Mausoleum Space Revenue

Sales of cemetery merchandise and services and at-need cemetery interment rights are recorded as revenue when the merchandise is delivered or service is performed.

Sales of pre-need cemetery grave plots rights are recognized in accordance with the retail land sales provisions of Financial Accounting Standards Board
(FASB) Accounting Standard Codification (ASC) 976-10 "Accounting for Sales of Real Estate". Accordingly, provided certain collectible criteria are met, pre-need cemetery interment right sales are deferred until a specified minimum percentage of the sales price has been collected. A portion of the proceeds from cemetery sales for interment rights is generally required by law to be paid into perpetual care trusts. Earnings of perpetual care trusts are recognized in current cemetery revenue and are used to defray the maintenance costs of cemeteries, which are expensed as incurred.

Pursuant to various state and provincial laws, a portion of the proceeds from the sale of pre-need merchandise and services are required to be paid into trusts, which are included in pre-need trust investments in the Company's consolidated financial statements. The un-trusted proceeds are included in deferred revenue. Sales of pre-need merchandise including grave boxes and interment are recorded as revenue when products and services have been delivered and collection of the resulting receivable is reasonably assured.

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

The Company files consolidated income tax returns in the U.S. federal jurisdiction and various state jurisdictions. Based on the Company's evaluation, the Company has concluded that there are no significant unrecognized tax implications. The Company's evaluation was performed for the tax years ended June 30, 2005 through June 30, 2011, the tax years that remain subject to examination by major tax jurisdictions as of June 30, 2011. The Company does not believe there will be any material changes in unrecognized tax positions over the next twelve months.

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

                     RECENT ACCOUNTING PRONOUNCEMENTS

In January 2010, the FASB issued ASC 820 "Fair Value Measurements and Disclosures - Improving Disclosures about Fair Value Measurements." This update requires additional disclosure within the roll forward of activity for assets and liabilities measured at fair value on a recurring basis, including transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy and the separate presentation of purchase, sales, issuances and settlements of assets and liabilities within Level 3 of the fair value hierarchy. In addition, the update requires enhanced disclosures of the valuation techniques and inputs used in the fair value measurements within Levels 2 and 3. The new disclosure requirements are effective for interim and annual periods beginning after December 15, 2009 except for the disclosure of purchases, sales, issuances and settlements of Level 3 measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010. As ASC 820 only requires enhanced disclosures, the Company does not expect that the adoption of this update will have a material effect on its financial statements.


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


Trust Investments:

Trust investments represent trust assets for contracts sold in advance of when the merchandise or services are needed. The trust investments in the consolidated balance sheet were $2,075,713 and $2,023,358 at June 30, 2011 and 2010, respectively.


The market value associated with the preneed cemetery merchandise and service trust assets as of June 30, 2010 and 2009 are detailed below.


Year  Beginning   Interest  Distributions  Contributions  Ending
      Market      Income                                  Market
      Value                                               Value

2011  $2,023,358  $18,581      $(65,105)      $98,876   $2,075,713
2010  $2,059,056  $88,826     $(224,280)      $99,756   $2,023,358

All funds are invested in fixed equities.


Deferred Cemetery Revenue:

As of June 30, 2011 and 2010, deferred cemetery revenue represents future preneed cemetery revenues to be recognized upon delivery of merchandise or performance of services. It includes amounts not required to be trusted, this includes distributed and distributable trust investment earnings associated with unperformed preneed cemetery services or undelivered preneed cemetery merchandise where the related cash or investments are not held in trust accounts (generally because the Company was not required to deposit the cash in the trust). Future contract revenues and non-distributable net trust investment earnings where the related cash or investments are held in trust accounts are included in non-controlling interest in cemetery trusts.


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


Year Beginning   Realized  Unrealized Distributions Contributions Change     Ending
     Market      Gain      Gain (loss)                            in         Market
     Value                                                        Cash       Value
2011 $4,962,756 $339,428    $20,719     $(89,273)   $108,405         $3,887  $5,345,922
2010 $4,687,816 $132,606   $(69,829)   $(104,166)   $98,974       ($217,355) $4,962,756


The cost of the trust investments held by the cemetery are $5,339,652 and $5,201,797 as of June 30, 2011 and 2010, respectively.


6. INVENTORIES

Production inventories consisted of the following at June 30:

                                                 2011        2010

Finished goods                                   $  -      $6,574
Work-in-process                             3,693,658   3,686,827
Raw materials and trucks                    3,841,594   2,983,907
Reserve for obsolescence                            -     (30,000)
                                           ----------  ----------
                                           $7,535,252  $6,647,308
                                           ==========  ==========

Inventories of cemetery and mausoleum space available for sale consisted of the following at June 30:

                                                 2011        2010

Cemetery space                               $408,705    $420,992
Mausoleum space and other                     190,740     186,443
                                             --------    --------
                                             $599,445    $607,435
                                             ========   =========


7. PROPERTY AND EQUIPMENT

Property and equipment, at cost consisted of the following at June 30:

                                                2011        2010

Land and improvements                     $1,366,000  $1,366,000
Building and improvements                  2,426,005   2,376,374
Vehicles                                     581,890     581,710
Equipment                                  2,448,113   2,182,052
                                          ----------  ----------
                                          $6,822,008  $6,506,136
                                          ==========  ==========

Depreciation charged to operations was $215,908 in 2011 and $219,054 in 2010.


8. ACCRUED LIABILITIES

Accrued liabilities consisted of the following at June 30:

                                                2011        2010

Compensation and payroll taxes              $594,317    $677,009
Due to trust funds                            77,000     188,413
Interest                                      45,964      46,106
Other                                         68,285      68,290
                                            --------    --------
                                            $785,566    $979,818
                                            ========    ========


9.  DEBT

Due to Finance Company

A finance company finances a subsidiary's inventory chassis purchases, which are used in the production of aviation ground support equipment. At
June 30, 2011 and 2010, $2,088,037 and $1,227,231 was outstanding with interest ranging from 5.88% to 8.25%, beginning 90 days after purchase. Principal payments on chassis purchases are due in full, six months after purchase. The financing is secured by chassis inventory and personally guaranteed by the assets of the chief executive officer/key stockholder.


Lines of Credit - Bank

The Company has a line of credit agreement with a bank allowing borrowings up to $1,000,000, subject to certain borrowing base limitations with interest at 2% over the reference rate with a floor of 7% (7% at June 30, 2011), maturing October 31, 2011. The reference rate is the rate announced by U.S. Bank National Association. As of June 30, 2011 and 2010, the outstanding borrowings under this line of credit were $1,000,000 and $970,598, respectively. The line of credit is secured by the assets of the Company's wholly owned subsidiary, Stinar HG, Inc., continuing commercial guarantees from both the Company and the chief executive officer and VP of marketing and sales, and by the assignment of a life insurance policy on the chief executive officer/key stockholder. See loan covenants below.

The Company has a second line of credit agreement with the same bank allowing borrowings up to $750,000, subject to certain borrowing base limitations, with interest at 2% over the reference rate with a floor of 7% (7% at J une 30, 2011), maturing July, 2011 . The reference rate is the rate announced by U.S. Bank National Association referred to as the "U.S. Bancorp Prime Lending Rate". As of June 30, 2011 and 2010, the outstanding borrowings under this line of credit were $710,845 and $360,845, respectively. The proceeds can only be used to finance inventory destined for export outside the United States and to support performance bonds associated with related contract down payments. The note is secured by the assets of the Company's wholly-owned subsidiary, Stinar HG, Inc., continuing commercial guarantees from the Company, the Chief Executive Officer and VP of Marketing and Sales and the assignment of a life insurance policy on the Chief Executive Officer. Subsequent to June 30, 2011, the Company extended this line of credit with similar terms, except that the allowed borrowings were increased to $1,000,000. The extended agreement matures August 2012.


Short Term Notes Payable - Others

The Company had $330,000 and $380,000 in unsecured notes payable at June 30, 2011 and 2010, respectively, including $300,000 due to key officers/shareholders at June 30, 2011 and 2010. These notes are due on demand and bear interest at 9%.


Long Term Debt

Long-term debt consisted of the following at June 30:

                                                     2011        2010


Note payable - bank payable in monthly
installments of $781, including interest
at 5.75%. The note is secured by the
equipment and matured in January 2011.                  $-     $4,610

Note payable - finance company, payable
in monthly installments of $615, including
interest at 8.25%. The note is secured by
the equipment and matured in April 2011.                -       5,938

Note payable - bank, payable in monthly
installments of $17,060, including interest
at 7.5%, with a balloon payment in May 2013.
The note is secured by the assets of Stinar
including accounts receivable of $1,883,772
at June 30, 2011, continuing commercial
guarantees from both the Company and the
chief executive officer/key stockholder,
and by the assignment of a life insurance
policy on the chief executive officer/key
stockholder.Additionally, the note is secured
by a first mortgage on property owned by
Stinar.  See loan covenants below.              1,944,139   1,998,661

Note payable - bank, payable in monthly
installments of $22,457 including interest
at the prime rate plus 1%, adjusted every
calendar quarter (4.25% at June 30, 2011),
maturing in May 2018. The note is secured
by the assets of Stinar including accounts
receivable of $1,883,772 at June 30, 2011,
and the unconditional guarantee of the chief
executive officer/key stockholder, and by
the assignment of a life insurance policy on
the chief executive officer/key stockholder.
See loan covenants below.                       1,470,407   1,648,977
                                               ----------  ----------
Long-term debt before debentures                3,414,546   3,658,186

Convertible subordinated debentures -
unsecured with 9% interest due annually each
January 1, convertible into one common share
for each $0.50 of principal, maturing on
July 1, 2012.  The debentures are issued to
shareholders/officers  of the Company
($560,000) and an outside investor ($80,000).
On July 1, 2010, the Company refinanced
existing subordinated convertible debentures
which had a maturity date of July 1, 2010 and
a conversion rate of $0.90 per share.
All other terms remained the same.                640,000     535,000
                                               ----------  ----------
                                                4,054,546   4,193,186
Less current maturities                           244,800     696,321
                                               ----------  ----------
                                               $3,809,746  $3,496,865
                                               ==========  ==========



Future maturities of long-term debt are as follows at June 30,2011:


2011                                             $244,800
2012                                            2,711,344
2013                                              204,136
2014                                              217,266
2015                                              231,241
Thereafter                                        445,759
                                               ----------
                                               $4,054,546
                                               ==========

Loan Covenants

Stinar's bank loan agreements stipulate certain affirmative and negative covenants, including financial covenants for cash flow and debt to equity measured on a stand-alone basis. As of and for the year ended June 30, 2011, the actual cash flow to current maturity ratio was 0.63 to 1.00 while the allowed minimum was 1.20 to 1.00, and the debt to equity ratio was 3.92 to 1.00 while the maximum allowed was 4.50 to 1.00. The negative covenant includes a restriction on Stinar capital expenditures of $50,000 annually. n 2011, Stinar incurred capital expenditures of approximately $232,000. The bank subsequently issued a waiver for the cash flow covenant which was not met and the negative covenant. The next covenant calculation date will be June 30, 2012.


10.  INCOME TAXES

The income tax provision (benefit) is comprised of the following at June 30:

                                               2011         2010

Current tax expense (benefit):
 Federal                                  $       -    $       -
 State                                            -        4,000
                                         ----------   ----------
Total current                                     -        4,000
                                         ----------   ----------
Deferred tax (benefit):
 Federal                                    (78,000)     121,000
 State                                       (2,000)     (14,000)
                                         ----------   ----------
Total deferred                              (80,000)     107,000
                                         ----------   ----------

Total expense (benefit) for income taxes   $(80,000)    $111,100
                                         ==========   ==========

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The major temporary differences that give rise to the deferred tax liabilities and assets are as follows at June 30:

                                               2011         2010

Deferred tax assets:
   Inventory                                $38,000      $35,000
   Accrued compensation                     141,000      176,000
   Tax credit carryforwards                 143,000       53,000
   Net operating loss carryforwards         204,000      224,000
   Other                                      9,000       11,000
                                            -------      -------
Gross deferred tax assets                   535,000      499,000
                                            -------      -------
Deferred tax liabilities:
   Property and equipment                   (65,000)    (109,000)
                                           --------     --------
Gross deferred tax liabilities              (65,000)    (109,000)
                                           --------     --------
Net deferred tax assets                    $470,000     $390,000
                                           ========     ========


The Company has recorded its deferred tax assets (liabilities) in the accompanying consolidated balance sheets as follows at June 30:

                                               2011         2010

Current assets:
   Deferred income taxes                   $167,000     $312,000
Non-current assets:
   Deferred income taxes                    303,000       78,000
                                           --------     --------
Net deferred tax asset                     $470,000     $390,000
                                           ========     ========


The provision for income taxes varies from the amount of income tax determined by applying the applicable federal statutory income taxes to pretax income as a result of the following differences:

                                                 2011        2010

Statutory U.S. federal tax rate                 (34.0)%      34.0%
State taxes, net of federal benefit              (2.0)%       4.0%
Tax credit adjustment                          (294.0)%         -%
Permanent differences and other                      -%       7.2%
                                                -----       -----
Effective tax rate                             (330.0)%      45.2%
                                                =====       =====

The Company has federal and state net operating loss carryforwards of approximately $459,000 and $869,000, respectively, which begin to expire in 2017.


11.  OTHER RELATED PARTY TRANSACTIONS

Amounts expensed for tax compliance services to entities related to the chief executive officer's spouse were $17,510 in 2011 and $23,329 in 2010. Interest expense on the related party convertible debentures and notes payable totaled $73,313 and $72,450 in 2011 and 2010, respectively. The Company has a month-to-month operating lease for its corporate offices from one of the officers. Total rent expense for this lease was $24,600 in 2011 and 2010.


12.  BENEFIT PLANS

Certain subsidiaries of the Company participate in a multi employer union administered defined benefit pension plan that covers the cemetery employees. The current union agreement expires on February 28, 2013. Pension expense under this plan was $34,160 in 2011 and $28,619 in 2010.


13.  STOCK OPTIONS

On September 1, 1998, the Board of Directors approved a Stock Incentive Awards Plan to attract and retain individuals to contribute to the achievement of the Company's economic objectives. Under the Plan, individuals are eligible based on the judgment of a committee of Board members (committee). At the discretion of the committee, eligible recipients may be granted options to purchase shares of the Company's common stock at an exercise price per share equal to the market price at the grant date. The stock options are exercisable at such times and in such installments as determined by the committee, limited to a maximum of ten years from the date of the grant. The Plan has authorized the issuance of 175,000 shares of common stock under the Plan, there were no grants for shares issued in 2011 and 2010, and as of June 30, 2011, 175,000 shares were available for future grants. There are no outstanding options at June 30, 2011 and for the years ended June 30, 2011 an 2010 there was no stock option expense.


14.  EARNINGS PER SHARE OF COMMON STOCK DISCLOSURES

The following table reconciles the income and shares of the basic and diluted earnings per share computations:

                                       2011                                2010

                        Net Income    Shares     Per-Share Net Income    Shares     Per-Share
                       ----------  ------------   -------  ---------- ------------    -------
                       (Numerator)(Denominator)   Amount   (Numerator)(Denominator)   Amount
                       ----------  ------------   -------  ---------- ------------    -------
BASIC EPS
Net income available
to common shareholders     $55,737   1,431,503      $.04    $134,967     1,431,503      $.09

EFFECT OF DILUTIVE
SECURITIES
Convertible debentures      52,388   1,164,932                45,450       542,998
                         ---------  ----------             ---------     ---------
DILUTED EPS
Net income available
to common shareholders
plus assumed conversions  $108,122   2,596,435      $.04    $180,417      1,974,501     $.09
                         =========  ==========   =======   =========     ==========    =====

ANTIDILUTIVE SECURITIES
Employee stock options                                                        5,000
                                                                            =======


15.  SEGMENT INFORMATION

The Company's operations are classified into two principal industry segments: cemeteries and aviation ground support equipment. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes. Financial information by industry segment as of and for the years ended June 30, 2011 and 2010 is summarized as follows:

                                                       Aviation
                                                         Ground
                                                        Support
                                        Cemeteries    Equipment         Total
2011                                   ----------- ------------   -----------

Net sales - external                    $3,252,807  $13,246,884   $16,499,691
Depreciation                               126,812       85,023       211,835
Interest expense                             1,029      383,606       384,635
Segment operating profit                   377,914      351,112       729,026
Segment assets                          13,794,977   11,373,908    25,168,885
Expenditures for segment fixed assets       84,080      232,297       316,377
Income tax expense (benefit)               165,000      (93,000)       72,000


                                                       Aviation
                                                         Ground
                                                        Support
                                        Cemeteries    Equipment         Total
2010                                   ----------- ------------   -----------

Net sales - external                    $3,405,276  $10,728,752   $14,134,028
Depreciation                               145,769       72,800       218,569
Interest expense                             2,911      379,762       382,673
Segment operating profit                   517,987      449,785       967,772
Segment assets                          13,229,128   10,527,945    23,757,073
Expenditures for segment fixed assets       45,761      114,305       160,066
Income tax expense                         238,000       31,000       269,000






Reconciliation of segment profit to consolidated net income before income taxes is as follows:

	                                            2011          2010
                                              ----------    ----------
Total profit (loss) for reportable segments     $357,733      $608,121
Unallocated amounts:
 Interest expense                                (83,132)      (81,450)
 Other corporate expenses                       (298,867)     (280,604)
                                              ----------    ----------
Income (loss) before income taxes               $(24,266)     $246,067
                                              ==========    ==========


Reconciliation of segment assets to consolidated assets is as follows at June 30:

                                                    2011          2010
                                              ----------    ----------
Total segment assets                         $25,168,885   $23,757,073
Other assets                                      37,506        58,996
Elimination of receivable from holding
 company                                      (4,461,945)   (4,318,060)
Deferred tax asset                               323,000       203,000
                                              ----------    ----------
Total assets                                 $21,067,446   $19,701,009
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


16.  RESEARCH AND DEVELOPMENT COSTS

Research and development expenses charged to operations were $0 in 2011 and 2010, respectively.


17.  RECLASSIFICATIONS

Certain 2010 information has been reclassified to conform to the 2011 presentation. Total 2010 equity, net income and cash flows were unchanged due to these reclassifications.


17.  FAIR VALUE MEASUREMENTS

As discussed in Note 1, effective July 1, 2009, the Company adopted the provisions of FASB ASC 820-10, Fair Value Measurements, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability between market participants at a measurement date.
ASC 820-10 did not materially affect the Company's results of operations or financial position; however, additional disclosures are now required. This statement describes a fair value hierarchy that includes three levels of inputs to be used to measure fair value. The three levels are defined as follows as interpreted for use by the Company: Level 1 - Inputs into the fair value methodology are based on quoted market prices in active markets. Level 2 - Inputs into the fair value methodology are based on quoted prices for similar items, broker/dealer quotes, or models using market interest rates or yield curves. The inputs are generally seen as observable in active markets for similar items for the asset or liability, either directly or indirectly, for substantially the same term of the financial instrument. Level 3 - Inputs into the fair value methodology are unobservable and significant to the fair value measurement (primarily consisting of alternative type investments, which include but are not limited to limited partnership interests, hedges, private equity, real estate, and natural resource funds). Often these types of investments are valued based on historical cost and then adjusted by shared earnings of a partnership or cooperative, which can require some varying degree of judgment. Information regarding assets (principally cash and investments) and liabilities measured at fair value on a recurring basis as of June 30, 2011 and 2010, respectively, is as follows:


                    Recurring Fair Value Measurement Using   Total Fair
                             Level 1     Level 2   Level 3      Value
                             --------  ----------  -------   ----------
June 30, 2011

Assets at fair value:
 Cash and cash equivalents   $416,997         $ -    $ -       $416,997
Fixed income and debt
securities - Cemetery
perpetual care and pre-need
trust investments                   -   7,421,635      -      7,421,635
                             --------  ----------    ---     ----------
Total assets at fair value   $416,997  $7,421,635    $ -     $7,838,632
                             ========  ==========    ===     ==========

Liabilities at fair value:
Non-controlling interest in
pre-need trust investments        $ -  $2,075,713    $ -     $2,075,713
                             ========  ==========    ===     ==========


June 30, 2010

Assets at fair value:
 Cash and cash equivalents   $372,797         $ -    $ -       $372,797

Fixed income and debt
securities - Cemetery
perpetual care and pre-need
trust investments                   -   6,986,114      -      6,986,114
                             --------  ----------    ---     ----------
Total assets at fair value   $372,797  $6,986,114    $ -     $7,358,911
                             ========  ==========    ===     ==========

Liabilities at fair value:
Non-controlling interest in
pre-need trust investments        $ -  $2,023,358    $ -     $2,023,358
                             ========  ==========    ===     ==========


The methods described in Note 1 for fair value calculations may produce a fair value calculation that may be different from the net realizable value or not reflective of future values expected to be received. The Company believes that its valuation methods are appropriate and consistent with other market participants; however, the use of these various methodologies and assumptions may produce results that differ in the estimates of fair value at the financial reporting date.










REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and
Stockholders of Oakridge Holdings, Inc. and Subsidiaries

Our report on our audits of the consolidated financial statements of Oakridge Holdings, Inc. and Subsidiaries for the years ended June 30, 2011 and 2010 appears before page 1. Those audits were made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information on pages 20 through 22 is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations, and cash flows of the individual companies. Such information has been subject to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.


/s/ Moquist Thorvilson Kaufmann Kennedy & Pieper LLC


MOQUIST THORVILSON KAUFMANN KENNEDY & PIEPER LLC
Edina, Minnesota

October 12, 2011
















OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEETS
June 30, 2011 (with Comparative Totals for 2010)

                                        Oakridge         Oakridge       Stinar                         Consolidated
	                                Holdings, Inc.   Cemeteries     HG, Inc.  Eliminations        2011        2010
                                        -------------    ----------  -----------  ------------  ----------  ----------
ASSETS
Current assets:
Cash                                          $349        $299,192    $117,456            $ -     $416,997    $372,797
Restricted cash                                  -               -      89,857              -       89,857      89,320
Trade accounts receivable                    9,000         235,891   1,883,772              -    2,128,663   2,236,804
Intercompany receivable                    390,738       4,461,945           -     (4,852,683)           -           -
Inventories:
 Production                                      -               -   7,535,252              -    7,535,252   6,647,308
 Cemetery, mausoleum space,
  markers and related                            -         599,445           -              -      599,445     607,435
Other current assets                        15,663           6,466      22,706              -       44,835     104,942
Deferred income taxes                      125,000               -      42,000              -      167,000      312,00
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total current assets                       540,750       5,602,939   9,691,043     (4,852,683)  10,982,049  10,370,606
                                        ----------      ----------   ---------   ------------  -----------  ----------

Property and equipment
 Land and improvements                           -         954,347     411,653              -    1,366,000   1,366,000
 Building and improvements                       -         920,973   1,505,032              -    2,426,005   2,376,374
 Vehicles                                        -         517,690      64,200              -      581,890     581,710
 Equipment                                  18,771       1,196,131   1,233,211              -    2,448,113   2,182,052
                                        ----------      ----------   ---------   ------------  -----------  ----------
                                            18,771       3,589,141   3,214,096              -    6,822,008   6,506,136
Less accumulated depreciation              (10,515)     (2,818,738) (1,689,787)             -   (4,519,040) (4,312,179)
                                        ----------      ----------   ---------   ------------  -----------  ----------
Property and equipment, net                  8,256         770,403   1,524,309              -    2,302,968   2,193,957
                                        ----------      ----------   ---------   ------------  -----------  ----------

Other assets:
Investments in subsidiaries             70,039,988               -           -     (7,039,988)           -           -
Cemetery perpetual care trusts                   -       5,345,922           -              -    5,345,922   4,962,756
Preneed trust Investments                        -       2,075,713           -              -    2,075,713   2,023,358
Deferred income taxes                      204,000               -     105,000         (6,000)     303,000      78,000
Deferred financing costs                         -               -      53,556              -       53,556      61,299
Other                                        4,238               -           -              -        4,238      11,033
                                        ----------      ----------  ----------   ------------  -----------  ----------
Total other assets                       7,248,226       7,421,635     158,556     (7,045,988)   7,782,429   7,136,446
                                        ----------      ----------  ----------   ------------  -----------  ----------
Total Assets                            $7,797,232     $13,794,977 $11,373,908   $(11,898,671) $21,607,446 $19,701,009
                                        ==========      ==========  ==========   ============  ===========  ==========




                                        Oakridge         Oakridge       Stinar                         Consolidated
	                                Holdings, Inc.   Cemeteries     HG, Inc.  Eliminations        2011        2010
                                        -------------    ----------  -----------  ------------  ----------  ----------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Lines of credit - bank                          $-              $-  $1,710,845           $  -   $1,710,845  $1,331,443
Trade accounts payable                     127,641         126,606   1,202,308              -    1,456,555   1,249,716
Due to finance company                           -               -   2,088,037              -    2,088,037   1,227,231
Intercompany payables                    4,746,735               -     105,948     (4,852,683)           -           -
Accrued liabilities
 Salaries and payroll taxes                384,565         113,247      96,505              -      594,317     677,009
 Due to trust funds                              -          77,000           -              -       77,000     188,413
 Interest                                   45,964               -           -              -       45,964      46,106
 Other                                           -               -      68,285              -       68,285      68,290
Deferred revenue                                 -       1,464,330     233,605              -    1,697,935   1,886,908
Short term notes payable - other           330,000               -           -              -      330,000     380,000
Current maturities of long-term debt             -               -     244,800              -      244,800     696,321
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total current liabilities                5,634,905       1,781,183   5,750,333     (4,852,683)   8,313,738   7,751,437
                                        ----------      ----------   ---------   ------------  -----------  ----------
Long-term liabilities:

Long-term debt, net of current maturities  640,000               -   3,169,746               -   3,809,746   3,496,865
Non-controlling interest in pre-need
 investments	                                 -       2,075,713           -              -    2,075,713   2,023,358
Deferred income tax liabilities                  -           6,000           -         (6,000)           -           -
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total long-term liabilities                640,000       2,081,713   3,169,746         (6,000)   5,885,459   5,520,223
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total Liabilities                        6,274,905       3,862,896   8,920,079     (4,858,683)  14,199,197  13,271,660
                                        ----------      ----------   ---------   ------------  -----------  ----------
Non-controlling interest in
 perpetual care trust investments                -       5,345,922           -              -    5,345,922   4,962,756
                                        ----------      ----------   ---------   ------------  -----------  ----------
Stockholders' equity:
Common stock                               143,151          20,000      10,000        (30,000)     143,151     143,151
Paid in capital                          2,028,975               -   3,172,041     (3,172,041)   2,028,975   2,028,975
Retained earnings (deficit)               (649,799)      4,566,159    (728,212)    (3,837,947)    (649,799)   (705,533)
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total Stockholders Equity                1,522,327       4,586,159   2,453,829     (7,039,988)   1,522,327   1,466,593
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total Liabilities and
  Stockholders' Equity                  $7,797,232     $13,794,977 $11,373,908   $(11,898,671) $21,067,446 $19,701,009
                                        ==========      ==========   =========   ============  ===========  ==========



OAKRIDGE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS
Year Ended June 30, 2011 (with Comparative Totals for 2010)

                                        Oakridge         Oakridge       Stinar                         Consolidated
	                                Holdings, Inc.   Cemeteries     HG, Inc.  Eliminations        2011        2010
                                        -------------    ----------  -----------  ------------  ----------  ----------
Revenue                                        $ -       3,252,807  13,246,884            $ -  $16,499,691 $14,134,028

Cost of goods sold                               -       1,999,847  12,484,123              -   14,483,970  11,865,348
                                        ----------      ----------   ---------   ------------  -----------  ----------
Gross profit                                     -       1,252,960    762,7691              -    2,015,721   2,268,680
                                        ----------      ----------   ---------   ------------  -----------  ----------
Selling, General & Administrative:
   Selling                                       -         295,065     156,654              -      451,719     493,602
   General and administrative              300,566         579,981     254,995              -    1,135,542   1,087,910
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total Selling, General & Administrative    300,566         875,046     411,649              -    1,587,261   1,581,512
                                        ----------      ----------   ---------   ------------  -----------  ----------
Operating income (loss)                   (300,566)        377,914     351,112              -      428,460     687,168
                                        ----------      ----------   ---------   ------------  -----------  ----------
Other income (expense):
Equity in subsidiary earnings (losses)     285,733               -           -       (285,733)           -           -
Interest expense                           (83,132)	    (1,029)   (383,606)             -     (467,767)   (464,123)
Interest income                                  -          12,990         352              -       13,342      23,397
Other                                        1,699               -           -              -        1,699        (375)
                                        ----------      ----------   ---------   ------------  -----------  ----------
Total other income (expense)               204,300          11,961    (383,254)      (285,733)    (452,726)   (441,101)
                                        ----------      ----------   ---------   ------------  -----------  ----------
Income (loss) from operations
before taxes                               (96,266)        389,875     (32,142)      (285,733)     (24,266)    246,067

Income tax provision (benefit)            (152,000)        165,000     (93,000)                    (80,000)    111,100
                                        ----------      ----------   ---------   ------------  -----------  ----------
Net income                                 $55,734        $224,875     $60,858      $(285,733)     $55,734    $134,967
                                        ==========      ==========   =========   ============  ===========  ==========

See Report of Independent Registered Public Accounting Firm on Consolidating Information.